As filed with the Securities and Exchange Commission on August 7, 2003

Registration No.        -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Investors Real Estate Trust

(Exact name of issuer as specified in its charter)

North Dakota (State or other jurisdiction of incorporation or organization)	45-0311232 (I.R.S. Employer Identification No.)

12 South Main Street, Suite 100

Minot, ND 58701
(701) 837-4738
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thomas A. Wentz, Jr.

Senior Vice President and General Counsel
12 South Main Street
Minot, ND 58701
(701) 837-4738
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joseph T. Kinning, Esq.

Amy E. Dahl, Esq.
Gray, Plant, Mooty, Mooty & Bennett, P.A.
33 South Sixth Street
3400 City Center
Minneapolis, Minnesota 55402
(612) 343-2800

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering.     ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering.     ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

			Proposed maximum
Title of securities to be	Amount to be	Proposed maximum	aggregate	Amount of
registered	registered	Offering price	offering price	registration fee

Shares of Beneficial Interest, no par value	4,500,000 shares	$10.05(1)	$45,225,000(1)	$3,659

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C under the Securities Act of 1933 as of the close of the market on August 4, 2003.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
The Offering
Price Range of Common Shares and Distributions
RISK FACTORS
DETERMINATION OF OFFERING PRICE
EFFECTIVE DATE OF OFFERING
DILUTION
USE OF PROCEEDS
PRICE RANGE OF SHARES AND DISTRIBUTIONS
SELECTED CONSOLIDATED FINANCIAL DATA INCLUDING DISCONTINUED OPERATIONS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MEMBERS OF THE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF MEMBERS OF THE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
THIRD RESTATED DECLARATION OF TRUST
CERTAIN TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITOR’S REPORT ON ADDITIONAL INFORMATION
Schedule III
Schedule IV
PART II
SIGNATURES
INVESTORS REAL ESTATE TRUST FORM S-3 REGISTRATION STATEMENT
INDEX TO EXHIBITS
EX-5 Opinion of Pringle & Herigstad, P.C.
EX-8 Opinion of Pringle & Herigstad, P.C.
EX-23.1 Consent of Independent Auditors
EX-23.2 Consent of Pringle & Herigstad, P.C.

Subject to Completion, Dated August 7, 2003

PROSPECTUS

Investors Real Estate Trust

4,500,000 Shares of Beneficial Interest

      Investors Real Estate Trust is a self-advised real estate investment trust that is engaged in acquiring, owning and leasing multi-family and commercial real estate. This prospectus relates to the public offering, which is not being underwritten, of up to 4,500,000 shares of beneficial interest, no par value, at an offering price of $     .      per share and an aggregate public offering price of $     ,       ,       . Our shares of beneficial interest (“Shares”) are the functional equivalent of common stock, having the rights and preferences normally associated with common stock. Our Shares are traded on the NASDAQ National Market under the symbol “IRETS.” On August      , 2003, the last reported sale price of our Shares, as reported on the NASDAQ National Market, was $     .      per share.

       See “Risk Factors” Beginning on Page 8 of this Prospectus for a Description of the Risks that Should be Considered by Purchasers of the Shares.

      The Shares are being offered on a best-efforts basis by broker-dealers who have signed a sales agreement with us and who are registered with the National Association of Securities Dealers. The broker-dealers are not required to sell a specific number or dollar amount of Shares. The broker-dealers will be paid a            percent commission per share sold. Any money received from purchasers of Shares, less selling commissions, will go immediately to us and will not be placed in escrow or trust. This offering will end when all of the Shares have been sold or when we elect to terminate the offering, whichever occurs first.

Total if all
	Per Share		shares sold		Percentage

Public Offering Price	$	.	$	, ,	%

Less Selling Commission	$	.	$	, ,	%

Proceeds to Us Before Expenses	$	.	$	, ,	%

      After the payment of all sales commissions, fees and expenses associated with this offering, and assuming all Shares are sold, we will receive approximately $     ,       ,       or      .     % of the sale proceeds.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August      , 2003.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements included in this prospectus and the documents incorporated into this prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements about our intention to invest in properties that we believe will increase in income and value; our belief that the real estate markets in which we invest will continue to perform well; our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional real estate acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “will,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

      Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include:

•	the economic health of the markets in which we hold investments, specifically the states of Minnesota and North Dakota, or other markets in which we may invest in the future;

•	the economic health of our commercial tenants;

•	our ability to identify and secure additional multi-family residential and commercial properties that meet our criteria for investment;

•	the level and volatility of prevailing market interest rates and the pricing of our Shares;

•	financing risks, such as the inability to obtain debt or equity financing on favorable terms, or at all;

•	timely completion and lease-up of properties under construction;

•	compliance with applicable laws, including those concerning the environment and access by persons with disabilities; and

•	our inability to secure casualty insurance for losses caused by terrorist acts.

      In light of these uncertainties, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, and in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s web site at http://www.sec.gov and our web site at http://www.irets.com. Information on our website does not constitute part of this prospectus. The Exchange Act filing number for IRET is 0-14851.

      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later

ii

information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed.

•	The Company’s Annual Report on Form 10-K for the year ended April 30, 2003; and

•	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2003.

•	The Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 24, 2003.

•	The description of the Company’s shares of beneficial interest is contained in the Company’s Registration Statement on Form 10 (File No. 0-14851), dated July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Timothy P. Mihalick

Investors Real Estate Trust
12 South Main Street
Minot, N.D. 58701
(701) 837-4738

iii

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before deciding to invest in our share of beneficial interest. You should read this summary together with the more detailed information appearing elsewhere in this prospectus or incorporated by reference into this prospects, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. Please note that certain statements included in this summary constitute “forward-looking statements,” as described above. Unless the context otherwise requires, references to the terms “we,” “our,” “us,” “the Company” and “IRET” refer to Investors Real Estate Trust and its consolidated subsidiaries.

IRET

      Investors Real Estate Trust is a self-administered, self-managed equity real estate investment trust (“REIT”). Our business consists of owning and operating income-producing real properties. We are structured as an umbrella partnership real estate investment trust (“UPREIT”) and we conduct our day-to-day business operations though our operating partnership, IRET Properties, a North Dakota Limited Partnership. Our fundamental strategies involve making accretive real estate investments in the upper Midwest, primarily in Minnesota, North Dakota, South Dakota, Montana and Nebraska, and of diversifying our investments between multi-family residential and commercial properties. For the fiscal year ended April 30, 2003, our real estate investments in the states listed above accounted for 83% of our total gross revenue.

      We seek to increase shareholder value by employing a disciplined investment strategy. This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, adhering to targeted returns in acquiring properties and regularly increasing funds from operations and dividend rates. We have increased our dividend every year since our inception 33 years ago and every quarter since 1988.

      Our investments are diversified between multi-family residential and commercial properties. As of April 30, 2003, our real estate portfolio consisted of:

•	64 multi-family residential properties, containing 8,227 apartment units and having a total asset value (less accumulated depreciation) of $348.3 million; and

•	125 commercial properties, containing 6.1 million square feet of leasable space and having a total asset value (less accumulated depreciation) of $495.8 million.

      Typically, we attempt to concentrate our multi-family residential properties in communities with populations of approximately 35,000 to 500,000 and we attempt to concentrate our commercial holdings in metropolitan areas with populations of approximately 100,000 to 3.0 million. Our multi-family residential properties include apartment buildings, complexes and communities. Our commercial properties include office buildings, warehouse and industrial facilities, medical office and health care facilities and retail stores and centers. As of April 30, 2003, no single tenant accounted for more than 10.0% of our total commercial rental revenues. At April 30, 2003, the economic occupancy rates on our multi-family residential properties and our commercial properties were 91.2% and 95.4%, respectively. Our average economic occupancy rates for stabilized properties for the fiscal year ended April 30, 2003, were 92.2% for multi-family residential properties and 95.3% for commercial properties. Economic occupancy rates are calculated by dividing the rent collected by the rent scheduled.

      During the past fiscal year ended April 30, 2003, we acquired two multi-family residential properties, consisting of 132 units, for a total cost of $3.9 million; 62 commercial properties, with 2.4 million square feet of space, for a total cost of $163.5 million, and invested $7.1 million in expanding our Southdale Medical Center. Within the past twenty-four months, approximately 90.4% of our property acquisitions have been commercial properties due to the greater availability of these properties on terms that meet our financial and strategic objectives. Based on current market conditions, we anticipate that the percentage of commercial properties that we may acquire will continue to significantly exceed the number of multi-family residential properties that we may acquire during fiscal 2004. This may not be indicative of a long-term trend, however, as in future periods we may purchase a greater percentage of multi-family residential properties depending on market conditions.

      We generally use available cash or short-term floating rate debt to acquire real estate. We then replace such cash or short-term floating rate debt with fixed-rate secured debt, typically in an amount equal to 65.0% to 70.0% of the acquisition cost. In appropriate circumstances, we also may acquire one or more properties in exchange for equity securities or limited partnership units of IRET Properties, which are convertible into our shares of beneficial interest (“Shares”) on a one-to-one basis after the expiration of a minimum one-year holding period. Subject to our continued ability to raise equity capital and exchange limited partnership units, we anticipate acquiring $100.0 million to $200.0 million of real estate assets on an annual basis.

      We contract with locally based third-party management companies to handle all onsite management duties necessary for the proper operation of our properties. Generally, all of our management contracts provide for compensation ranging from 2.5% to 5.0% of gross rent collections and, in all but two contracts, we may terminate these contracts in 60 days or less. The two management contracts that may not be terminated in 60 days or less may be terminated if the manager fails to meet certain financial performance goals. The use of locally-based management companies allows us to enjoy the benefits of local knowledge of the applicable real estate market, while avoiding the cost and difficulty associated with maintaining management personnel in every location in which we operate.

      We operate in a manner intended to enable us to qualify as a REIT under the Internal Revenue Code. In accordance with the Code, a REIT that distributes its capital gain and at least 90.0% of its taxable income to its shareholders each year, and meets certain other conditions, will not be taxed on the portion of taxable income that is distributed to shareholders.

Our Principal Executive Office

      Our principal executive office is located at 12 South Main, Minot, North Dakota, 58701. Our telephone number is (701) 837-4738. We maintain a website at www.irets.com. Information on our website does not constitute part of this prospectus.

Summary Operating Data — Fiscal Years Ended April 20, 2003, 2002 and 2001.

      In the table below, we are providing our summary financial and operating data for the fiscal years ended April 30, 2003, 2002 and 2001. The financial information for each of these years has been derived from our audited financial statements. You should read the following financial information in conjunction with our consolidated financial statements, and the related notes thereto, that are included in this prospectus on pages F-1 through F-56 and the financial information incorporated by reference in this prospectus.

	Fiscal Year Ended April 30

	2003	2002	2001

	(amounts in thousands,
	except per share data)

Consolidated income statement data

Revenue	$119,135	$90,943	$74,130

Income before gain/loss on properties and minority interest	15,859	14,260	10,755

Gain on repossession/sale of properties	315	547	602

Minority interest of portion of operating partnership income	(4,613)	(3,913)	(2,210)

Net income	$12,248	$10,600	$8,694

Consolidated balance sheet data

Total real estate investments	$845,325	$685,347	$548,580

Total assets	885,681	730,209	570,322

Shareholders’ equity	214,761	145,578	118,945

Per share data

Net Income	.38	$.42	$.38

Dividends	.63	$.59	$.55

	Tax Year Ended December 31

	2002	2001	2000

Tax Status of Distribution:

Capital gain	0.00%	0.00%	0.72%

Ordinary income	68.30%	65.98%	86.76%

Return of capital	31.70%	34.02%	12.52%

Recent Developments

Fiscal 2003 Results

      Our total revenues for the fiscal year ended April 30, 2003, were $119.1 million, as compared to $90.9 million for the fiscal year ended April 30, 2002. This represents an increase of $28.2 million or approximately 31.0%. This increase is primarily attributable to the addition of new properties to our investment portfolio.

      We consider “funds from operations” (“FFO”) to be a useful measure of performance for an equity REIT. FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. We use the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO. FFO is defined as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. A reconciliation of FFO to GAAP net income is included in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 21. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies, as not all real estate companies use the same definition. FFO should not be considered as an alternative to net income, as determined in accordance with GAAP, or as a measure of our liquidity. FFO is not necessarily indicative of sufficient cash flow to fund all of our needs or our ability to service indebtedness or make distributions.

      Our FFO for the fiscal year ended April 30, 2003, increased to $34.2 million, as compared to $29.1 million for the fiscal year ended April 30, 2002. This represents an increase of approximately 17.3%. On a per share and unit basis FFO was $0.8020 per share compared to $0.8627 per share, a decrease of 7.0%.

Recent Acquisitions

      Since January 31, 2003, we have acquired the following properties:

      Plaza VII Office Building — Boise, Idaho. On January 31, 2003, we acquired the Plaza VII office building, a 27,297 square foot, multi-tenant commercial office building that was constructed in 1974. The property is located at 5257 Fairview Avenue, Boise, Idaho. The purchase price for the property was approximately $3.4 million. In addition to the purchase price, we incurred acquisition costs of $42,662 for closing costs, commissions, environmental reports and legal fees. As of April 30, 2003, the building is 80.4% leased to eleven tenants, with remaining lease terms ranging from one months to seven years. All rents paid by the current tenants are at market rates, and no single tenant occupies more than 39.0% of the total leasable space.

      Westgate Plaza — Boise, Idaho. On January 31, 2003, we acquired Westgate Plaza, which consists of two buildings; a 73,403 square foot single story building that was constructed in 1970 and a 29,939 square foot single story building constructed in 1998. Both buildings are located at 1700 Westgate Drive, Boise, Idaho. The purchase price was $11.5 million. The purchase price was paid in cash. In addition to the purchase price, we incurred acquisition costs of $117,750 for commissions, legal fees, environmental reports and closing costs. The property is 100.0% leased to the Health and Welfare Department of the State of Idaho through July 31, 2007. The annual base rental amount is approximately $1.4 million. In addition to the base rent, the tenant is obligated to pay that portion of the operating costs that exceed an agreed base amount. We expect to receive approximately $302,591 in additional rent from the State of Idaho as reimbursement of operating expenses and improvements under the terms of the lease. Operating expenses to be paid by us are estimated to be $685,000 annually resulting in annual net income to us before debt service of $996,666. Pursuant to the lease, the State of Idaho may elect to cancel the lease without penalty with 60 days written notice. We have entered into a non-binding loan agreement with GE Business Asset Funding for approximately $8.0 million at 5.9% annual interest fixed for 5 years and amortized over a 20-year term.

      T. F. James Company Merger. On February 1, 2003, we entered into a Merger Agreement with the T. F. James Company, a privately held Iowa corporation primarily engaged in the development and ownership of retail and commercial real estate in Minnesota and surrounding states. Under the terms of the Agreement and Plan of Reorganization, all of the assets and liabilities of the T. F. James Company, including the T. F. James Company office located at 21500 Highway 7, Greenwood, Minnesota, were merged into IRET, Inc., our wholly-owned subsidiary. As a result of the merger, we acquired approximately 52 retail and commercial real estate properties, containing approximately 807,154 square feet of rentable space, as well as eight underdeveloped or primarily vacant parcels of real estate. As of April 30, 2003, these properties were 95.0% leased to 133 tenants, with remaining lease terms ranging from one month to 17 years. All rents paid by the current tenants are at market rates, and no single tenant occupies more than 9.0% of the total leasable space. The merger increased our real estate portfolio by $70.2 million, and is expected to increase our annual gross rental revenues by $6.4 million. As part of the merger, we also acquired all of the outstanding debt and liabilities of the T. F. James Company, which totaled $37.7 million. We also acquired eight undeveloped and vacant properties that accounted for approximately $2.8 million of the total transaction. These eight properties will either require additional funds for redevelopment or must be sold before we will recognize any income or value.

      Benton Business Park (Phases I & II) — Sauk Rapids, Minnesota. On July 1, 2003, we acquired Benton Business Park (Phases I & II), a 30,464 square foot, multi-tenant office/warehouse building that was constructed in 1996-97. The property is located at 800 & 940 Industrial Drive, Sauk Rapids, Minnesota. The purchase price for the property was $1.6 million, of which $309,617 was contributed by the seller in exchange for 31,117 limited partnership units of IRET Properties. In addition to the purchase price, we incurred acquisition costs of $6,924 for closing fees. As of July 1, 2003, the building is 90.8% leased to seven tenants, with remaining lease terms ranging from six months to three years. All rents paid by the current tenants are at market rates, and no single tenant occupies more than 22.1% of the total leasable space.

      West River Business Park (Building A) — Waite Park, Minnesota. On July 1, 2003, we acquired West River Business Park (Building A), a 23,687 square foot, multi-tenant office/warehouse building that was constructed in 1997-98. The property is located at 420 Great Oak Drive, Waite Park, Minnesota. The purchase price for the property was $1.5 million, of which $540,830 was contributed by the seller in exchange for 54,355 limited partnership units of IRET Properties. In addition to the purchase price, we incurred acquisition costs of $5,470 for closing fees. As of July 1, 2003, the building is 100.0% leased to eight tenants, with remaining lease terms ranging from six months to three years. All rents paid by the current tenants are at market rates, and no single tenant occupies more than 12.5% of the total leasable space.

      Connelly Estates Apartment Complex — Burnsville, Minnesota. On July 29, 2003, we acquired the Connelly Estates Apartments, a 240 unit multi-family residential property located on 11.6 acres that was constructed in three phases from 1970 to 1973. The property is located at County Road 11 and 122nd Street East in Burnsville, Minnesota. The purchase price for the property was $13.9 million. The purchase price was paid with cash and cash equivalents in the amount of $7.4 million, with the balance of $6.1 million paid for with 624,256 limited partnership units of IRET Properties, having a value of $9.85 per unit. On July 30, 2003, we borrowed $10.0 million from Aetna Life Insurance Company, which is secured by the property, bearing interest at a fixed rate of 5.4% per year, payable in 240 monthly installments of $67,944. In addition to the purchase price, we incurred acquisition costs of $65,803 for closing fees, loan fees, environmental reports and legal fees.

      Remada Court Apartment Complex — Eagan, Minnesota. On July 29, 2003, we acquired the Remada Court Apartments, a 115 unit multi-family residential property located on 5.5 acres that was constructed in 1970. The property is located at 4150-4182 Rahn Road, Eagan, Minnesota. The purchase price for the property was $6.6 million. The purchase price was paid with cash and cash equivalents in the amount of $4.1 million, with the balance of $2.3 million paid for with 233,216 limited partnership units of IRET Properties, having a value of $9.85 per unit. On July 30, 2003, we borrowed $10.0 million from Aetna Life Insurance Company, which is secured by the property, bearing interest at a fixed rate of 5.4% per year, payable in 240 monthly installments of $67,944. In addition to the purchase price, we incurred acquisition costs of $37,146 for closing fees, loan fees, environmental reports and legal fees.

      Winchester and Village Green Apartment Complex — Rochester, Minnesota. On July 29, 2003, we acquired the Winchester and Village Green Apartments, a 151 unit multi-family residential property located on 8.7 acres that was constructed in the early 1970s. The property is located at 3980 19th Avenue NW and 1828-1898 41st Street NW, Rochester, Minnesota. The purchase price for the property was $8.9 million. The purchase price was paid with cash and cash equivalents in the amount of $4.7 million, with the balance of $3.9 million paid for with 391,102 limited partnership units of IRET Properties, having a value of $9.85 per unit. On July 30, 2003, we borrowed $10.0 million from Aetna Life Insurance Company, which is secured by the property, bearing interest at a fixed rate of 5.4% per year, payable in 240 monthly installments of $67,944. In addition to the purchase price, we incurred acquisition costs of $46,705 for closing fees, loan fees, environmental reports and legal fees.

Change of Accountants

      On July 23, 2003, our Board of Trustees, upon recommendation of our Audit Committee, terminated the engagement of Brady, Martz & Associates, P.C. our independent public accountants, and engaged Deloitte & Touche LLP to serve as our independent public accountants for the fiscal year ending April 30, 2004.

Third Restated Declaration of Trust

      At our Annual Meeting of Shareholders to be held on September 23, 2003, our shareholders may approve Articles of Amendment and a Third Restated Declaration of Trust. Our Board of Trustees has already unanimously approved the Third Restated Declaration of Trust. As the record date for the Annual Meeting is August 1, 2003, persons purchasing Shares pursuant to this prospectus will not be entitled to vote on such proposal. If approved, the Third Restated Declaration of Trust will, among other things, remove all references to a “sponsor” or “advisor;” simplify our corporate governance by removing provisions regarding our investment policies, borrowing and other limitations and compensation and fees; modifying provisions regarding transfer restrictions and ownership limitations of Shares; and modifying provisions regarding our capital structure by allowing our Board of Trustees to establish by resolution more than one class or series of Shares and to fix the relative rights and preferences of such different class or series of shares without the prior approval of the shareholders. For a more complete summary of the material differences between our Second Restated Declaration of Trust and our proposed Third Restated Declaration of Trust, see “Third Restated Declaration of Trust” on Page 60 of this prospectus.

The Offering

Shares offered by IRET	4,500,000 Shares

Shares outstanding after the Offering	41,002,960*

Use of proceeds	For general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing properties.

NASDAQ National Market Symbol	IRETS

*	Based on 36,502,960 Shares outstanding at July 31, 2003. The number of Shares outstanding after the offering does not include 11,482,631 Shares issuable upon conversion of limited partnership units. Limited partnership units are convertible into Shares on a one-to-one basis after the expiration of a minimum one-year holding period.

      The number of Shares outstanding after the offering assumes that all 4,500,000 Shares offered will be sold. Since the offering is being made on a best-efforts basis there is no guarantee that any Shares will be sold.

Price Range of Common Shares and Distributions

      The following sets forth the high and low sale prices for our Shares as reported by the NASDAQ SmallCap Market for the period of May 1, 2000, through April 8, 2002, and as reported by the NASDAQ National Market for the period of April 9, 2002, through July 31, 2003, and the distributions we paid with respect to each period.

			Distribution
	High	Low	per Share

Fiscal 2002

First Quarter ending July 31, 2001.	$10.49	$8.25	$0.1450

Second Quarter ending October 31, 2001	9.43	8.80	0.1475

Third Quarter ending January 31, 2002.	10.00	9.00	0.1500

Fourth Quarter ending April 30, 2003.	10.45	9.51	0.1520

Fiscal 2003

First Quarter ending July 31, 2002.	$11.90	$8.55	$0.1540

Second Quarter ending October 31, 2002	11.00	9.05	0.1560

Third Quarter ending January 31, 2003.	11.00	9.66	0.1570

Fourth Quarter ending April 30, 2003.	10.00	8.98	0.1580

Fiscal 2004

First Quarter ending July 31, 2003.	$10.81	$9.28	$0.1585

      We currently anticipate that our Board will declare a regular quarterly dividend payable on October 1, 2003. We also anticipate that the record date for such regular quarterly dividend will precede the closing of this offering and, as such, persons purchasing Shares pursuant to this prospectus will not be entitled to receive such dividend.

RISK FACTORS

      In addition to the other information contained or incorporated by reference in this prospectus, prospective investors should consider carefully the following factors when evaluating an investment in the Shares offered by this prospectus. Please note that certain statements included in this summary constitute “forward-looking statements,” as described above.

Risks Related to This Offering and the Purchase of Shares

      The price of the Shares may be higher than the NASDAQ price. The $                    .                    price is higher than the price paid by most of the current holders of our Shares. The $                    .                    price may be higher than the price at which our Shares trade on the NASDAQ National Market. As a result, before buying Shares pursuant to this offer, you should check to determine whether you might be able to buy the same number of Shares on the NASDAQ National Market for a lower price. See also “Determination of Offering Price” on Page 17 of this prospectus.

      The price of the Shares exceeds the book value of the Shares. The book value of our Shares is substantially less than the $                    .                    price. As of April 30, 2003, the book value of the 36,166,351 Shares then outstanding was $5.94 per share. Assuming all of the Shares registered under this offering are sold, the estimated resulting book value will be $                    .                    per share. Thus, a purchasing shareholder paying $                    .                    per share will incur an immediate book value dilution of $                    .                    per share.

      Our inability to complete this offering would adversely affect our operating results. This offering is being conducted on a “best efforts” basis. As such, we can give no assurance that there will be any demand for our securities, or that we will complete the offering in a timely fashion or at all. If we are unable to complete the offering, we would be unable to invest in real estate investment opportunities and our results would be negatively affected.

      Our inability to invest the proceeds of this offering in a timely fashion would adversely affect our operating results. The proceeds of this offering are targeted toward investment in income producing real estate. If real estate investment opportunities do not arise, we will invest the proceeds of this offering into short-term income producing securities or money market funds, either of which would result in returns significantly below our expectations. This would lower our net income and funds from operations or FFO per share.

      Payments of dividends on the Shares is not guaranteed. Our Board of Trustees must approve our payment of dividends and may elect at any time, or from time to time, and for an indefinite duration, to reduce the dividends payable on the Shares or to not pay dividends on the Shares. Our Board of Trustees may reduce dividends for a variety of reasons, including, but not limited to, the following:

•	Operating results below expectations that cannot support the current dividend payment;

•	Unanticipated cash requirements; or

•	Concluding that the payment of dividends would cause us to breach the terms of certain agreements or contracts, such as financial ratio covenants.

      Low trading volume on the NASDAQ National Market may prevent the timely resale of Shares. No assurance can be given that a purchaser of Shares in this offering will be able to resell such Shares when desired. Our Shares were traded on the NASDAQ SmallCap Market from October 17, 1997 to April 8, 2002, and are currently traded on the NASDAQ National Market. The average daily trading volume for the period of May 1, 2002, through April 30, 2003, was 42,878 Shares and the average monthly trading volume for the period of May 2002 through April 2003 was 900,434 Shares. As a result of this trading volume, an owner of our Shares may encounter difficulty in selling such Shares in a timely manner and may incur a substantial loss.

Risks Related to Our Properties and Business

      Our increasing ownership of commercial properties subjects us to different risks than our traditional base of multi-family residential properties. Historically, the assets in our investment portfolio consisted predominantly of multi-family residential properties, as compared to commercial properties. More recently, our investment activities have caused this balance to shift so that the percentage of commercial properties held in our portfolio has increased significantly. Within the past 24 months, approximately 90.4% of our property acquisitions have been commercial properties due to the greater availability of these properties on terms that meet our financial and strategic objectives. Commercial properties now comprise a majority of our real estate assets with the majority of our commercial assets being located in the Minneapolis, Minnesota area. Based on current market conditions, we anticipate that the percentage of commercial properties that we may acquire will continue to significantly exceed the number of multi-family residential properties that we may acquire during fiscal 2004. This may not, however, be a long-term trend as in future periods we may purchase a greater percentage of multi-family residential properties depending on market conditions.

      Our historical experience in acquiring multi-family residential properties may not be directly applicable to the acquisition of a greater percentage of commercial properties. Commercial properties involve different risks than multi-family residential properties, including: direct exposure to business and economic downturns; exposure to tenant lease terminations or bankruptcies; and competition from real estate investors with greater experience in developing and owning commercial properties. Our earnings may be negatively affected if we are not successful in acquiring or managing commercial properties.

      Current and future physical vacancies may negatively impact earnings. In the twelve months subsequent to April 30, 2003, leases covering approximately 16.1% of our total commercial square footage will expire. At April 30, 2003, approximately 7.6% of our total commercial square footage was vacant. Of that vacancy, approximately 16.4% is represented by a building in Rapid City, SD, formerly occupied by Conseco, which has been vacant since February 2003. As a result, if we are unable to rent or sell those properties that are vacant or affected by expiring leases, approximately 23.7% of our total commercial square footage will be vacant within the next 12 months. Even greater vacancies will be created to the extent that a number of tenants, or any one significant tenant, files for bankruptcy protection and rejects our lease. Such vacancies may negatively impact our earnings, may result in lower distributions to our shareholders and may cause a decline in the value of our real estate portfolio.

      While it is difficult to clearly identify those specific properties that may not produce sufficient returns, we currently have three commercial properties that potentially fall into such category. All three locations are currently leased to Fleming Companies, Inc. (“Fleming”). Fleming filed a Chapter 11 Bankruptcy Petition on April 1, 2003. Fleming has until September 30, 2003, to either accept or reject the current leases. The three locations include a 48,244 square foot grocery store at the Maplewood Square Mall in Rochester, Minnesota, with seven years left on the lease at an annual net rent of $361,824, a 47,621 square foot grocery store at the West Lake Center Mall in Forest Lake, Minnesota, with five years left on the lease at an annual net rent of $183,000, and a 21,184 square foot grocery store at the Pine City Center Mall in Pine City, Minnesota, with six years left on the lease at an annual net rent of $118,958. Fleming is still paying rent and its share of operating costs at all three locations and, with the exception of the Rochester location, the locations are open for business. The Forest Lake location has been purchased by Roundy’s Inc., a Wisconsin-based grocery company, and the lease at this location was assumed by Roundy’s.

      At April 30, 2003, approximately 6.5% of the units in our multi-family residential properties were physically vacant. Multi-family residential vacancies could increase from current levels due to general economic conditions, local economic or competitive conditions, unsatisfactory property management, the physical condition of our properties or other factors. An increase in vacancies in our multi-family residential properties may negatively impact our earnings, may result in lower distributions to our shareholders and may cause a decline in the value of our real estate portfolio.

      Our inability to effectively manage our rapid growth may adversely affect our operating results. Our total assets have increased from $570.3 million at April 30, 2001, to $885.7 million at April 30, 2003, principally through the acquisition of additional real estate properties. Subject to our continued ability to raise equity capital and exchange limited partnership units, we anticipate acquiring $100.0 million to $200.0 million of real estate assets on an annual basis. Effective management of growth presents various challenges, including: the expansion of our management team and staff, diverted management attention, the enhancement of internal operating systems and controls, increased reliance on outside advisors and property managers and the ability to consistently achieve targeted returns. If we are unable to effectively manage our growth, our operating results may be adversely affected.

      Our geographic concentration in North Dakota and Minnesota may result in losses. For the fiscal year ended April 30, 2003, we received 81.5% of our commercial gross revenue from commercial properties in Minnesota and 10.2% of our commercial gross revenue from commercial properties in North Dakota. Minnesota accounts for 66.9% of our commercial real estate portfolio by square footage, while North Dakota accounts for 13.1%. As a result of this concentration, we may be subject to substantially greater risk than if our investments were more geographically dispersed. Specifically, changes in local conditions, such as building by competitors or a decrease in employment, may adversely affect the performance of our investments much more severely.

      For the fiscal year ended April 30, 2003, we received 16.7% of our apartment gross revenue from multi-family residential properties in Minnesota and 30.2% of our apartment gross revenue from multi-family properties in North Dakota. As of that same date, we owned 1,309 apartment units, 15.9% of our total number of apartment units, in Minnesota, and 2,794 apartment units, 34.0% of our total number of apartment units, in North Dakota.

      The economic climate in Minnesota is highly dependent on the service, manufacturing and high technology industries. Economic weakening in any of these industries may adversely affect the performance of our real estate portfolio by decreasing demand for rental space. In contrast, the North Dakota economy is dependent on the agricultural and mineral development industries. Both of these industries have been depressed for most of the past decade and, in our opinion, there appears little prospect for improvement.

      Unlike Minnesota, 69.5% of our assets in North Dakota are multi-family residential properties, which are dependent on a stable or growing population. If North Dakota’s population declines, we may experience difficulty in renting our properties at acceptable rates. This would result in a decrease in net income and a corresponding decline in the level of distributions to our shareholders.

      Competition may negatively impact our earnings. We compete with many kinds of institutions, including other REITs, private partnerships, individuals, pension funds and banks, for tenants and investment opportunities. Many of these institutions are active in the markets in which we invest, and have greater financial and other resources that may be used to compete against us. With respect to tenants, such competition may affect our ability to lease our properties, the price at which we are able to lease our properties and the cost of required renovations or build-outs. With respect to acquisition and development investment opportunities, this competition may cause us to pay higher prices for new properties than we otherwise would have paid, or may prevent us from purchasing a desired property at all. Such events may have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt.

      There are also thousands of private limited partnerships organized to invest in real estate. As such, we must compete with these entities for investments. The yields available on mortgage and other real estate investments depend upon many factors, including, the supply of money available for such investments and the demand for mortgage money. The presence of these competitors increases the price for real estate assets and the available supply of funds to our prospective borrowers. All these factors, in turn, vary in relation to many other factors, such as: general and local economic conditions; conditions in the construction industry; opportunities for other types of investments; and international, national and local political affairs, legislation, governmental regulation, tax laws and other factors. We cannot predict the effect that such factors will have on our operations.

      Our inability to continue to make accretive property acquisitions may adversely affect our ability to increase our operating income. From Fiscal 2001 to Fiscal 2003, we increased our operating income from $10.8 million to $15.9 million. Most of this growth was attributable to the acquisition of additional real estate properties. If we are unable to continue to make real estate acquisitions on terms that meet our financial and strategic objectives, whether due to market conditions, a changed competitive environment, or unavailability of capital, our ability to increase our operating income may be materially and adversely affected.

      High leverage on individual properties or our overall portfolio may result in losses. We seek to borrow approximately 65.0% to 70.0% of the cost of real estate purchased or constructed. The 70.0% per property borrowing limitation is a policy that has been established by management and approved by our Board of Trustees and may be changed at any time, or from time to time, without notice to, or the approval of, our shareholders. For the past three years ended April 30, our total mortgage indebtedness, as it relates to our total real estate assets at book value before depreciation, has been as follows:

	Fiscal 2003	Fiscal 2002	Fiscal 2001

Real Estate Assets	$919,780,802	$740,319,436	$591,636,468

Mortgages Payable	$539,397,202	$459,568,905	$368,956,930

Leverage Percentage	58.6%	62.1%	62.4%

      In addition to the policy of not exceeding an overall 70.0% debt ratio on all real estate, our Second Restated Declaration of Trust provides that our total borrowings, secured and unsecured, must be reasonable in relation to our total net assets and reviewed by our Board of Trustees at least quarterly. The maximum borrowings in relation to the net assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, may not exceed 300.0% of net assets before depreciation in the aggregate. Currently, our ratio of total indebtedness, as it relates to our total net assets, is 186.3%. As a result, we may, without any additional approval, increase our total indebtedness, as compared to total net assets, by 113.7% or $351.8 million. There is no limitation on the increase that may be permitted if approved by a majority of the independent members of our Board of Trustees and disclosed to our shareholders in the next quarterly report, along with justification for such excess. In no event are we required to obtain the approval of our shareholders to increase our debt level.

      For the past three years ended April 30, our total indebtedness, as it relates to our total net assets, has been as follows:

	Fiscal 2003	Fiscal 2002	Fiscal 2001

Total Net Assets	$576,317,935	$495,351,764	$389,086,105

Total indebtedness	$309,362,586	$234,857,254	$181,236,019

Leverage percentage	186.3%	210.9%	214.7%

      This amount of leverage may expose us to cash flow problems if rental income decreases. Such a scenario may have an adverse effect on us to the extent that we must sell properties at a loss, we are unable to make distributions to our shareholders or we are unable to pay amounts due, which may result in a default on our obligations and the loss of the property through foreclosure.

      The cost of our indebtedness may increase and the market value of our Shares may decrease due to rising interest rates. We have incurred, and we expect to continue to incur, indebtedness that bears interest at a variable rate. Accordingly, increases in interest rates will increase our interest costs, which could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt.

      As of April 30, 2003, $23.2 million, or 4.3%, of the total mortgage indebtedness was subject to variable interest rate agreements. The range of interest rates on the variable rate mortgages are from 3.5% to 7.5%. An increase of one percent in our variable interest rate would collectively increase our interest payments by $2.3 million annually.

      In addition, an increase in market interest rates may cause shareholders to demand a higher yield on their Shares from distributions by us, which could adversely affect the market price for our Shares.

      We may not be able to renew, repay or refinance our debt. We are subject to the normal risks associated with debt financing, including: the risk that our cash flow will be insufficient to meet required payments of principal and interest; the risk that indebtedness on our properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due; or that the terms of any renewal or refinancing will not be available on terms as favorable as the terms of our current indebtedness. If we are unable to refinance our indebtedness on acceptable terms, or at all, we may be forced to dispose of one or more of the properties on disadvantageous terms, which may result in losses to us. Such losses could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt. Furthermore, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of our revenues and asset value. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering our ability to meet the REIT distribution requirements of the Code.

      The balance of our indebtedness in individual mortgage loans secured by individual commercial and residential properties totaled $539.4 million as of April 30, 2003. Of this amount, $23.2 million is subject to variable interest rate agreements and $516.2 million is in fixed rates mortgages. Of the outstanding mortgages, both fixed and variable, $15.1 million will come due during Fiscal 2004, $18.5 million will come due during Fiscal 2005 and the remaining balance will come due in later years.

      Our mortgage lending activities may result in losses. For the three years ended April 30, 2003, 2002 and 2001, we had mortgages outstanding, less unearned discounts, deferred gain from property dispositions and allowance for losses, in the aggregate amounts of $1.2 million, $3.9 million and $1.0 million, respectively. As of April 30, 2003, all of our mortgage loans were current and none of the loans were in default.

      All real estate investments are subject to some degree of risk that, in certain cases, vary according to the size of the investment as a percentage of the value of the real property. In the event of a default by a borrower on a mortgage loan, it may be necessary for us to foreclose our mortgage or engage in negotiations that may involve further outlays to protect our investment.

      The mortgages securing our loans may, in certain instances, be subordinate to mechanics’ liens, materialmen’s liens or government liens. In connection with junior mortgages, we may be required to make payments in order to maintain the status of the prior lien or to discharge it entirely. We may lose first priority of our lien to mechanics’ or materialmen’s liens due to wrongful acts of the borrower. It is possible that the total amount that may be recovered by us in such cases may be less than our total investment, which may result in losses to us. The loans that we make may, in certain cases, be subject to statutory restrictions that limit the maximum interest charges and impose penalties, which including the restitution of excess interest. Such statutory restrictions may also, in certain cases, affect enforceability of the debt. There can be no assurance that all, or a portion of, the charges and fees that we receive on our loans will not be held to exceed the statutory maximum, in which case we may be subjected to the penalties imposed by the statutes.

      We may change our policies relating to our mortgage lending at any time, and from time to time, without prior notice to, or the approval of, our shareholders.

      We do not carry insurance against all possible losses. We carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to our properties. No assurance can be given that such coverage will be available in the future or, if available, that such coverage will be at an acceptable cost or with acceptable terms. Furthermore, no assurance can be given that current or future policies will have limits that will cover the full cost of repair or replacement of covered properties.

      Additionally, there may be certain extraordinary losses, such as those resulting from civil unrest, terrorism or environmental contamination, that are not generally, or fully, insured against because they are either uninsurable or not economically insurable. We do not currently carry environmental insurance. Should an uninsured or underinsured loss occur to a property, we could be required to use our own funds for restoration or lose all or part of our investment in, and anticipated revenues from, the property. In any event, we would continue to be obligated on any mortgage indebtedness on the property. Any such loss could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt.

      Adverse changes in applicable laws may affect our potential liabilities relating to our properties and operations. Increases in real estate taxes and income, service and transfer taxes cannot always be passed through to all tenants in the form of higher rents. As a result, any such increases may adversely affect our cash available for distribution, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt. Similarly, changes in laws that increase the potential liability for environmental conditions existing on properties, that increase the restrictions on discharges or other conditions or that affect development, construction and safety requirements may result in significant unanticipated expenditures that could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multi-family residential properties may reduce rental revenues or increase operating costs.

      Complying with laws benefiting disabled persons may affect our costs and investment strategies. Certain federal, state and local laws and regulations, including the Americans with Disabilities Act, may require certain modifications to, or restrict certain renovations of, existing buildings to improve access to, or use of, such buildings by disabled persons. Additionally, such laws and regulations may require that certain structural features be added to buildings under construction, which may add to the cost of such buildings. Any legislation or regulations that may be adopted in the future may impose further burdens or restrictions on us with respect to improved access to, and use of such buildings by, disabled persons. The costs of complying with these laws and regulations may be substantial and limits or restrictions on construction, or the completion of required renovations, may limit the implementation of our investment strategy, in certain instances, or reduce overall returns on our investments. This could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt.

      We review our properties periodically to determine the level of compliance and, if necessary, take appropriate action to bring such properties into compliance. We believe, based on property reviews to date, that the costs of such compliance would not have a material adverse effect on us. Such conclusions are based upon currently available information and data and no assurance can be given that further review and analysis of our properties, or future legal interpretations or legislative changes, will not significantly increase the costs of compliance.

      We may be responsible for potential liabilities under certain environmental laws. Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal of, or remediation of, certain hazardous or toxic substances in, on, around or under property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate any property containing such substances, may adversely affect the owner’s or operator’s ability to sell or rent the affected property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal of, or remediation of, such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for the release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials, as well as other hazardous or toxic substances. The operation and subsequent removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the current or former ownership (direct or indirect), operation, management, development and/or control of real properties, we may be considered to be an owner or operator of such properties, or to have arranged for the disposal or treatment of hazardous or toxic substances. As such, we may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and claims for injuries to persons and property.

      It is currently our policy to obtain a Phase I environmental study on each property that we seek to acquire. If the Phase I indicates any possible environmental problems, it is our policy is to order a Phase II study, which involves testing the soil and ground water for actual hazardous substances. No assurance can be given that the Phase I or Phase II environmental studies, or any other environmental studies undertaken with respect to any of our current or future properties, will reveal the full extent of potential environmental liabilities, that any prior owner or operator of a property did not create any material environmental condition unknown to us, that a material environmental condition does not otherwise exist as to any one or more of such properties or that environmental matters will not have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt. We currently do not carry insurance for environmental liabilities.

      Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. As a result, in addition to any liability that we may have with respect to our current properties, we may also have liability with respect to properties previously sold by our predecessors or by us. To our knowledge, as of the date of this prospectus, we do not own and we have not sold any properties that contain known material environmental liabilities.

      We may be unable to retain or attract qualified management. We are dependent upon our officers for essentially all aspects of our business operations. Our officers have experience in the specialized business segments in which we operate and, therefore, the loss of any of our officers would likely have a material adverse effect on our operations. Our officers may terminate their relationship with us at any time, without providing advance notice. We currently rely on our senior officers, including Thomas A. Wentz, Sr., Timothy P. Mihalick, Thomas A. Wentz, Jr., Charles Wm. James, Diane K. Bryantt and Michael A. Bosh.

      We do not have employment contracts or agreements with any of our officers, members of our Board of Trustees or other employees. We would incur significant expense in order to recruit and relocate officers to our Minot, North Dakota location.

      Conflicts of interest may negatively impact our financial performance. The members of our Board of Trustees and our management are subject to certain conflicts of interest that could adversely impact our future performance. Potential conflicts of interest include competition by, or the purchase of services or goods from, members of our Board of Trustees or management.

      Certain of the members of our Board of Trustees and certain of our officers either directly, or though entities controlled by them, are currently engaged, and may engage in the future, in other real estate ownership, management or development activities for their own personal accounts that may compete with our activities. Accordingly, certain conflicts of interest may arise with respect to the activities of such entities and persons and our activities that may, in turn, adversely effect our financial performance.

      As of April 30, 2003, other than ownership of both our Shares and limited partnership units of IRET Properties, no employee or member of our Board of Trustees has any ownership interest in any of our subsidiaries, real estate projects or business activities. However, without notice to, or the approval of, our shareholders, we may enter into joint ventures with any member of our Board of Trustees or our officers.

      We are not precluded from purchasing assets or services from members of our Board of Trustees or our management, and such purchases do not require notice to, or the approval of, our shareholders, provided that all relationships are on terms no more favorable than those that could be obtained from third-party providers. For a discussion of our transactions with members of our Board of Trustees during our three most recent fiscal years, see “Certain Relationships and Related Transactions” on page 55 of this prospectus.

Risks Related to Our Structure and Organization

      We may incur tax liabilities as a consequence of failing to qualify as a REIT. Although management believes that we are organized and operating to qualify as a “real estate investment trust,” as that term is defined under the Code, no assurance can be given that we have in fact operated, or will be able to continue to operate, in a manner to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and further involves the determination of various factual matters and circumstances not entirely within our control. See “Certain Tax Considerations — Considerations Regarding IRET and its Shareholders” on Page 68 of this prospectus. For example, in order to qualify as a REIT, at least 95.0% of our gross income in any year must be derived from qualifying sources, and we must make distributions to shareholders aggregating annually at least 90.0% of our REIT taxable income (excluding net capital gains). Thus, to the extent revenues from non-qualifying sources, such as income from third-party management, represents more than five percent of our gross income in any taxable year, we will not satisfy the 95.0% income test and may fail to qualify as a REIT, unless certain relief provisions contained in the Code apply. Even if such relief provisions apply, however, a tax would be imposed with respect to excess net income. Additionally, if IRET Properties, our operating partnership, or one or more of our subsidiaries, is determined to be taxable as a corporation, we may fail to qualify as a REIT. Either the failure to qualify as a REIT, for any reason, or the imposition of taxes on excess net income from non-qualifying sources, could have a material adverse effect on us, our ability to make distributions to our shareholders and our ability to pay amounts due on our debt. Furthermore, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to our qualification as a REIT, or the federal income tax consequences of such qualification.

      If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate rates, which would likely have a material adverse effect on us, our ability to make distributions to you and our ability to pay amounts due on our debt. In addition, unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce funds available for investment or distributions to you because of the additional tax liability to us for the year or years involved. In addition, we would no longer be required to make distributions to you. To the extent that distributions to you would have been made in anticipation of qualifying as a REIT, we might be required to borrow funds or to liquidate certain investments to pay the applicable tax.

      Certain REIT qualifications may limit a change in control or deter a takeover. In order to maintain our qualification as a REIT, not more than 50.0% of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals. The term “individual” is defined in the Code and includes certain entities. In order to protect against the risk of losing our status as a REIT as a result of concentration of ownership among our shareholders, our Second Restated Declaration of Trust provides that if our Board of Trustees determines, in good faith, that direct or indirect ownership of our Shares has or may become concentrated to an extent that would prevent us from qualifying as a REIT, it may prevent the transfer of, or call for redemption (by lot or other means affecting one or more shareholders selected in the sole discretion of our Board of Trustees) of, a number of Shares sufficient in the opinion of the members of our Board of Trustees to maintain or bring the direct or indirect ownership of the Shares into conformity with the requirements for maintaining REIT status. These limitations may have the effect of preventing a change in control or takeover of us by a third-party without consent of our Board of Trustees, even if such an event would be in the best interests of our shareholders.

      Our Board of Trustees may make changes to our major policies without shareholder approval. Our major policies, including policies relating to development, acquisitions, financing, growth, debt capitalization and distributions, are determined by our Board of Trustees. Accordingly, our Board of Trustees may amend or revoke those policies, and certain other policies, without advance notice to, or the approval of, our shareholders.

      If adopted, our Third Restated Declaration of Trust would permit the issuance of securities with preferences and rights that are senior to the Shares. At our Annual Meeting of Shareholders to be held on September 23, 2003, our shareholders may approve Articles of Amendment and a Third Restated Declaration of Trust. Our Board of Trustees has already unanimously approved the Third Restated Declaration of Trust. As the record date for the Annual Meeting is August 1, 2003, persons purchasing Shares pursuant to this prospectus will not be entitled to vote on such proposal. If approved, the Third Restated Declaration of Trust will, among other things, allow our Board of Trustees to establish by resolution more than one class or series of Shares and to fix the relative rights and preferences of such different class or series of shares without the prior approval of the shareholders.

      Currently, the Company has one class of Shares. If the Board desires to establish another class or series of shares, it would have to amend the Second Restated Declaration of Trust and obtain shareholder approval in connection with such amendment. The Third Restated Declaration of Trust would give the Board the authority to establish by resolution more than one class or series of Shares and to fix the relative rights and preferences of such different class or series of shares without the prior approval of the shareholders. The Board, in its sole discretion, could establish different classes or series of shares that have rights and preferences that are superior to the rights and preferences of the Shares without further action by the shareholders. Although the Board does not have any current plans to establish different classes or series of shares with rights and preferences that are superior to those of the Shares, the Board believes that such authority is desirable because of the flexibility it offers in connection with future real estate transactions and capital raising activities.

      For a more complete summary of the material differences between our Second Restated Declaration of Trust and our proposed Third Restated Declaration of Trust, see “Third Restated Declaration of Trust” on Page 60 of this prospectus.

      If adopted, our Third Restated Declaration of Trust may cause certain Shares to be exchanged for “Excess Shares”. If approved, the Third Restated Declaration of Trust will create a new type of share called “Excess Shares.” Any transaction, other than a transaction entered into through the NASDAQ National Market or other similar exchange, that would result in the following: (i) a person owning Shares exceeding the ownership limit; (ii) less than 100 people owning Shares; (iii) us being “closely held” within the meaning of Section 856(h) of the Code; (iv) 50.0% or more of the fair market value of the Shares being held by persons other than United States Persons, as defined in Section 7701(a)(30) of the Code (“Non-U.S. Persons”); or (v) our disqualification as a REIT under Section 856 of the Code and is not void ab initio, then the Shares are in excess of the ownership limit, that cause us to be “closely held,” that result in 50.0% or more of the fair market value of the Shares to be held on Non-U.S. Persons or that result in our disqualification as a REIT, would automatically be exchanged for an equal number of Excess Shares, and such Excess Shares will be transferred to an “Excess Share Trustee” for the exclusive benefit of the charitable beneficiaries named by our Board.

      In such event any dividends on Excess Shares will be paid to the Excess Share Trust for the benefit of the charitable beneficiaries. The Excess Share Trustee will be entitled to vote the Excess Shares on any matter. The Excess Share Trustee may only transfer the Shares held in the Excess Share Trust as follows: (i) at the direction of our Board to a person whose ownership of the Shares would not violate the ownership limit; (ii) if Shares were transferred to the Excess Share Trustee due to a transaction or event that would have caused a violation of the ownership limit or would have caused us to be “closely held,” the Excess Share Trustee will transfer such shares to the person who makes the highest offer for the Shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be “closely held”; (iii) if Shares were transferred to the Excess Share Trustee due to a transaction or event that would have caused Non-U.S. Persons to own more than 50% of the value of the Shares, the Excess Share Trustee will transfer such shares to the United States Person who makes the highest offer for the Shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be “closely held.”

      For a more complete summary of the material differences between our Second Restated Declaration of Trust and our proposed Third Restated Declaration of Trust, see “Third Restated Declaration of Trust” on Page 60 of this prospectus.

      We have examined and are contemplating the issuance of certain senior securities, such as preferred stock. We may in the future issue shares of preferred stock , which would hold have certain rights and preferences which are senior to our shares of common stock. Dividends payable to preferred stock would have a priority over any dividends payable on our common shares, and in the event of a liquidation, shares of preferred stock would receive priority. [additional language]

      Holders of senior securities will be paid before holders of Shares. As of April 30, 2003, we had $9.0 million worth of investment certificates issued and outstanding. Such securities are senior to the Shares offered for sale in this prospectus. As a result, if we cease operations or liquidate and distribute all of our assets, the holders of such investment certificates would be paid in full before any money is distributed to the holders of our Shares. This preference may result in holders of our Shares receiving less money or no money. Currently, all of the investment certificates authorized by the Board of Trustees are issued and outstanding and no additional investment certificates are available for issuance. The Board of Trustees may, however, authorize the issuance of additional investment certificates at any time, or from time to time, without notice to, or the approval of, our shareholders.

      Certain restrictions on the transfer of Shares may result in losses. Certain provisions of our Second Restated Declaration of Trust, which are designed to enable us to maintain our status as a REIT, authorize us (i) to refuse to effect a transfer of any Shares to any person if such transfer would jeopardize our qualification as a REIT, and (ii) to repurchase any such Shares held by any such person. Specifically, our Second Restated Declaration of Trust provides that:

“To ensure compliance with the Internal Revenue Code provision that no more than 50.0% of the outstanding shares may be owned by five or fewer individuals, the trustees may at any time redeem shares from any shareholder at the fair market value thereof (as determined in good faith by the trustees based on an independent appraisal of trust assets made within six months of the redemption date). Also, the trustee may refuse to transfer shares to any person whose acquisition of additional shares might, in the opinion of the trustees, violate the above requirement.”

As a result of these provisions, an investor may be forced to redeem their Shares, which may result in a loss or adverse income tax consequences. Additionally, an investor may be prohibited from purchasing additional Shares.

DETERMINATION OF OFFERING PRICE

      In setting the price of the Shares available for sale under this offering at $          .     , we considered the following three factors:

•	The recent trading price of the Shares on the NASDAQ National Market from January 1, 2003, to August , 2003. From January 1, 2003, to August , 2003, the average high was $ . , the average low was $ . and the average closing price was $ . .

•	We attempt to achieve an annual distribution rate of approximately 6.5% based on the selling price of new Shares. As of August 1, 2003, our historical distribution rate over the prior 12 months of $0.6325 based on the goal of a 6.5% distribution yield suggests an offering price of $9.73.

•	We attempt to base the price for new Shares as a multiple of the prior 12 months of FFO at approximately 12 times the prior 12 months FFO. Based on an FFO per share for the prior 12 months of $0.80, this suggests an offering price of $9.60.

      Based on the above three factors, we determined that the offering price should be set at $          .      per share.

EFFECTIVE DATE OF OFFERING

      The offering of Shares pursuant to this prospectus will begin on the effective date, which is set forth on the front cover, and will end when all of the Shares have been sold or when we elect to terminate the offering, whichever occurs first.

DILUTION

      The book value of our Shares is substantially less than the $          .     offering price. As of April 30, 2003, the book value of the 36,166,350 Shares outstanding was $5.94 per share. Assuming all of the Shares registered under this offering are sold, the estimated resulting book value will be $          .      per share. Thus, an investor paying $          .      per share under this offering will incur an immediate book value dilution of $          .      per share.

USE OF PROCEEDS

      We estimate that the net proceeds from the sale of the Shares in this offering will be approximately $                    ,                    ,                    . “Net proceeds” is what we expect to receive after paying all sales commissions and expenses in connection with this offering, which we estimate will be approximately $                    ,                    ,                    . We currently plan to use the proceeds for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing real estate properties. Pending such use, the net proceeds may be invested in short-term income-producing investments, such as United States Treasury Bonds with terms of six months or less.

      Our Board of Trustees will have broad discretion with respect to how to use the net proceeds. Although our Board may change its investment criteria at any time without notice to, or the approval of, our shareholders, real estate properties acquired with the net proceeds of this offering will generally meet the following criteria:

•	They will be located in Minnesota, Nebraska, South Dakota, Montana or North Dakota.

•	They will be multi-family residential properties with historical occupancy for the previous 24 months of 85% or better, or commercial properties currently leased to tenants occupying at least 90% or more of the space.

•	The appraised value of the property will be equal to or greater than the purchase price.

PRICE RANGE OF SHARES AND DISTRIBUTIONS

      The following sets forth the high and low sale prices for our Shares as reported by the NASDAQ SmallCap Market for the period of May 1, 2000, through April 8, 2002, and as reported by the NASDAQ National Market for the period of April 9, 2002, through July 31, 2003, and the distributions we paid with respect to each period.

			Distribution
	High	Low	per Share

Fiscal 2002

First Quarter ending July 31, 2001.	$10.49	$8.25	$0.1450

Second Quarter ending October 31, 2001	9.43	8.80	0.1475

Third Quarter ending January 31, 2002.	10.00	9.00	0.1500

Fourth Quarter ending April 30, 2002.	10.45	9.51	0.1520

Fiscal 2003

First Quarter ending July 31, 2002.	$11.90	$8.55	$0.1540

Second Quarter ending October 31, 2002	11.00	9.05	0.1560

Third Quarter ending January 31, 2003.	11.00	9.66	0.1570

Fourth Quarter ending April 30, 2003.	10.00	8.98	0.1580

Fiscal 2004

First Quarter ending July 31, 2003.	$10.81	$9.28	$0.1585

      We have paid quarterly distributions since July 1, 1971. Distributions are generally paid in January, April, July and October of each year. Our last quarterly dividend of $.1580 per Share was paid on July 1, 2003. We currently anticipate that our Board will declare a regular quarterly dividend payable on October 1, 2003. We also anticipate that the record date for such regular quarterly dividend will precede the closing of this offering and, as such, persons purchasing Shares pursuant to this prospectus will not be entitled to receive such dividend.

      Over the past three calendar years ending December 31, the annual distributions have been treated as follows for federal and state income tax purposes:

	2002	2001	2000

Ordinary Income	68.30%	65.98%	86.76%

Capital Gain	0.00	0.00	0.72

Return of Capital	31.70	34.02	12.52

Total	100.00%	100.00%	100.00%

      Distribution Reinvestment Plan. We offer our shareholders the option of reinvesting all, or a portion of, their distributions in additional Shares through our dividend reinvestment plan. Our dividend reinvestment plan provides that we will repurchase Shares on the open market for the purpose of fulfilling our obligations under the plan or, if a sufficient number of our Shares are not available on the open market, we may issue additional Shares. In order to participate in our distribution reinvestment plan, a shareholder must affirmatively elect to do so by notifying the Transfer Agent and Registrar. We currently act as our own Transfer Agent and Registrar and can be contacted at 12 South Main, Minot, ND, 58701. Our telephone number is (701) 837-4738. A shareholder may terminate participation in the plan at any time by notifying the Transfer Agent. Distributions may be taxable to shareholders whether received in cash or Shares.

SELECTED CONSOLIDATED FINANCIAL DATA
INCLUDING DISCONTINUED OPERATIONS

      The selected consolidated financial data set forth below for the fiscal years ended April 30, 2003 2002 and 2001 has been derived from the our financial statements, which have been audited by Brady Martz & Associates, P.C., independent auditors, whose report thereon is included in this prospectus on page F-2. The consolidated financial data for the years ended April 31, 2000 and 1999 have been derived from audited financial statements not included in this prospectus. These historical results are not necessarily indicative of the results to be expected in the future. The following table is qualified by reference to and should be read in conjunction with the consolidated financial statements, related notes thereto and other financial data included elsewhere in this prospectus.

	2003	2002	2001	2000	1999

Consolidated Income Statement Data

Revenue	$120,766,664	$93,016,069	$75,767,150	$55,445,193	$39,927,262

Income before gain/loss on properties and minority interest	15,486,435	13,865,934	10,187,812	8,548,558	6,401,676

Gain on repossession/ Sale of properties	1,594,798	546,927	601,605	1,754,496	1,947,184

Minority interest of portion of operating partnership income	(4,833,072)	(3,812,732)	(2,095,177)	(1,495,209)	(744,725)

Net income	12,248,161	$10,600,129	8,694,240	8,807,845	7,604,135

Consolidated Balance Sheet Data

Total real estate investments	$845,324,970	$685,346,681	$548,580,418	$418,216,516	$280,311,442

Total assets	885,680,521	730,209,018	570,322,124	432,978,299	291,493,311

Shareholders’ Equity	214,761,105	145,578,13	118,945,160	109,920,591	85,783,294

Per Share

Net Income	$.38	$.42	$.38	$.42	$.44

Dividends	.63	$.59	.55	.51	.47

Calendar year	2002	2001	2000	1999	1998

Tax status of dividend

Capital gain	0.00%	0.00%	.72%	30.25%	6.3%

Ordinary income	65.98	65.98	86.76	69.75	76.0

Return of capital	34.02	34.02	12.52	0.00	17.7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our financial statements for the three-years ended April 31, 2003, 2002 and 2001, which are incorporated herein by reference and attached hereto. Please note that certain statements included in this summary constitute “forward-looking statements,” as described above.

General

      We have operated as a “real estate investment trust” under Sections 856-858 of the Code since our formation in 1970 and we are in the business of owning income-producing real estate investments, both residential and commercial. On February 1, 1997, we restructured ourselves as an UPREIT. We, through our wholly-owned subsidiary, IRET, Inc., are the general partner of IRET Properties, a North Dakota Limited Partnership.

      On July 1, 2000, we became “self-advised” as a result of the acquisition of the advisory business and assets of Odell-Wentz and Associates, L.L.C. Prior to that date, Odell-Wentz had been our advisor and had furnished office space, employees and equipment to conduct all of our day-to-day operations. IRET Properties issued 255,000 of its limited partnership units to Odell-Wentz and Associates, L.L.C. in exchange for the advisory business and assets. The valuation of the advisory business and assets of $2.1 million was determined by an independent appraisal of the business and assets by a certified public accounting firm not otherwise employed by either us or Odell-Wentz, L.L.C. All employees of Odell-Wentz, L.L.C. became employees of IRET Properties on July 1, 2000, with the exception of Roger R. Odell, who retired.

      No material change in our business is contemplated at this time.

Revenues

      Total revenues of IRET Properties, our operating partnership, for fiscal 2003 were $119.1 million, compared to $90.9 million in fiscal 2002 and $74.1 million in fiscal 2001. The increase in revenues received during fiscal 2003 was $28.2 million greater than fiscal 2002 and $45.0 million greater than fiscal 2001. This increase resulted from:

Rent from 14 properties acquired in fiscal 2002 in excess of that received in 2002 from the same 14 properties	$16,427,325

Rent from 64 properties acquired in Fiscal 2003.	10,643,595

Increase in rental income on existing properties	1,695,313

A decrease in straight-line rents	80,122

A decrease in ancillary income	19,311

A decrease in rent from properties sold	(673,203)

$28,192,463

Rent from 28 properties acquired in fiscal 2001 in excess of that received in 2001 from the same 28 properties	$11,236,492

Rent from 14 properties acquired in fiscal 2002.	4,737,866

Increase in rental income on existing properties	960,240

An increase in straight-line rents	96,726

An increase in ancillary income	1,533

A decrease in rent from properties sold	(219,899)

$16,812,958

      As illustrated above, the substantial majority of the increase in our gross revenue for fiscal 2003 and 2002, respectively, resulted from the addition of new real estate properties to the IRET Properties’ portfolio rather than rental increases on existing properties. For the next 12 to 18 months, we expect acquisitions to be the most significant factor to increase our revenues and ultimately our net income. While acceptable real estate assets are still available for purchase, the slow economy combined with a widespread demand for real estate from traditional and non-traditional investors has resulted in a significant reduction in the investment returns from all types of real estate. This reduction in the rates of return has been offset to some extent by the dramatic drop in borrowing costs to historically low levels. While we were able to take advantage of those lower borrowing costs for most of our recent acquisitions, the majority of our debt is fixed and not prepayable without significant prepayment costs and fees.

Capital Gain Income

      IRET Properties realized capital gain income for fiscal 2003 of $1.6 million. This compares to $0.5 million of capital gain income recognized in fiscal 2002 and $0.6 million recognized in fiscal 2001. A list of the properties sold during each of these years showing sales price, depreciated cost plus sales costs and net gain (loss) is included below under the caption “Property Dispositions.” We anticipate that we will continue to sell our older and smaller locations as opportunities arise. We do not believe that this is inconsistent with our strategy of acquiring properties that we intend to retain for at least ten years.

Expenses and Net Income

      The operating income of IRET Properties for fiscal 2003 increased to $15.9 million from $14.3 million in fiscal 2002 and $10.8 million in fiscal 2001. Our net income for generally accepted accounting purposes for fiscal 2003 was $12.2 million, compared to $10.6 million in fiscal 2002 and $8.7 million in fiscal 2001. On a per share basis, net income was $.38 per share in fiscal 2003 compared to $.42 in fiscal 2002 and $.38 in fiscal 2001.

      These changes in operating income and net income result from the changes in revenues and expenses detailed below:

      For fiscal 2003, an increase in net income of $1.6 million, resulting from:

An increase in net rental income (rents, less utilities, maintenance, taxes, insurance and management)	$13,924,558

A decrease in interest income	(232,004)

An increase in ancillary income	19,311

An increase in interest expense	(6,984,293)

An increase in depreciation expense	(4,175,882)

A decrease in minority interest of operating partnership income	35,208

An increase in operating expenses, administrative, advisory & trustee services	(801,027)

An increase in minority interest of other partnership	(735,550)

An increase in amortization expense	(151,484)

A decrease in gain on sale of investments	(231,585)

An increase in discontinued operations, net	980,780

$1,648,032

      For fiscal 2002, an increase in net income of $1.9 million, resulting from:

An increase in net rental income (rents, less utilities, maintenance, taxes, insurance and management)	$12,239,178

A increase in interest income	309,122

An increase in ancillary income	1,533

An increase in interest expense	(5,394,980)

An increase in depreciation expense	(3,192,345)

An increase in minority interest of operating partnership income	(1,503,993)

An increase in operating expenses, administrative, advisory & trustee services	(336,458)

An increase in minority interest of other partnership	(198,564)

An increase in amortization expense	(121,012)

A decrease in gain on sale of investments	(54,678)

An increase in discontinued operations, net	158,086

$1,905,889

Factors Impacting Net Income During Fiscal 2003 as Compared to 2002 and 2001

      Compared to the prior two fiscal years, there were a number of factors that continued to limit the growth of our total revenue and ultimately negatively impacted our net income per share. A discussion of the factors having the greatest impact on our business compared to the prior two fiscal years is set forth below. While most of these negative influences show no signs of lessening in the next twelve months, the most significant negative factor, our uninvested cash that was raised in June, 2002, by our offering of additional Shares, was resolved during our second quarter of fiscal 2003 by the investment of such cash. Despite the positive development pertaining to our uninvested cash, the same factor reduced our full earnings for fiscal 2003.

•	Increased economic vacancy. During fiscal 2003, vacancy levels at our stabilized multi-family residential properties continued to increase throughout our entire portfolio from 5.9% at the end of 2002 to 7.8% at the end of fiscal 2003. Likewise, vacancy levels at our stabilized commercial properties increased from 0.9% at the end of fiscal 2002 to 4.7% at the end of fiscal 2003. A majority of the markets in which we operate continue to experience overall poor economic conditions as it pertains to job creation. The poor economic climate has translated directly into increased vacancy at many of our properties.

Our commercial vacancy is primarily due to our inability to either renew existing leases or to re-lease space being vacated by tenants at the expiration of their lease. While not necessarily indicative of future business cycles, in past economic downturns, a recovery in occupancy levels generally trails the pick up in economic activity by twelve months or more. Despite some positive economic developments, we have yet to see an increase in demand for multi-family residential or commercial space. We continue to expect that demand in our markets for both apartments and commercial space will remain weak through the balance of 2003.

•	Uninvested cash. The most significant reason for the decline in net income per share during fiscal 2003, as compared to fiscal 2002 and fiscal 2001 is the large balance of cash and marketable securities. While this money was invested in short-term income producing investments, we ordinarily seek to invest in income producing real estate. During the first and second quarters of fiscal 2003, we were able to fully invest the proceeds from the equity raised during first quarter 2003 into income producing real estate. This delay in investing such proceeds resulted in a reduction in earnings per share for the fiscal year ending April 30, 2003.

•	Increased real estate taxes. Taxes imposed on our real estate properties increased by $4.5 million or 49.8% for the fiscal year ending April 30, 2003, as compared to the corresponding period of fiscal

2002. Of the increased real estate taxes, $3.4 million or 76.3% is attributable to the addition of new real estate acquired in fiscal 2002 and 2003, while $1.1 million or 23.7% is due to increased costs for real estate taxes on existing real estate assets. Most of our new property acquisitions during the past year were in Minnesota, a jurisdiction with higher property taxes than North Dakota and the other states in which we own property.

Under the terms of most of our commercial leases, the full cost of real estate tax is paid by the tenant as additional rent. One commercial property, Southdale Medical Center, which is located in Edina, Minnesota, accounts for $0.9 million or 20.0% of the increase in real estate tax costs for the fiscal year ending April 30, 2003. Due to increased vacancy at Southdale Medical Center during fiscal 2003 we were unable to fully recover the real estate tax cost from the tenants. We expect that the increased vacancy at Southdale Medical Center will persist for at least the first three months of fiscal 2004. For our noncommercial real estate properties, any increase in our real estate tax costs must be collected from tenants in the form of a general rent increase. While we have implemented portfolio wide rent increases, the current economic conditions and increased vacancy levels have prevented us from raising rents in the amount necessary to fully recover our increased real estate tax costs. To further compound the problem, a number of states in which we operate are facing record state budget shortfalls. Our past experience is such shortfalls translate into local governments raising property taxes.

•	Increased maintenance expense. The maintenance expense category increased by $4.7 million or 64.3% for the fiscal year ending April 30, 2003, as compared to the corresponding period of fiscal 2002. Of the increased maintenance costs for the fiscal year ending April 30, 2003, $3.5 million or 74.9% is attributable to the addition of new real estate acquired in fiscal 2002 and 2003, while $1.2 million or 25.1% is due to increased costs for maintenance on existing real estate assets. Under the terms of most of our commercial leases, the full cost of maintenance is paid by the tenant as additional rent. Southdale Medical Center accounts for $0.8 million or 17.9% of the increase in maintenance costs for the fiscal year ending April 30, 2003. Due to increased vacancy at Southdale Medical Center during the fiscal year ending April 30, 2003, we were unable to fully recover the maintenance cost from the tenants. For our noncommercial real estate properties, any increase in our maintenance costs must be collected from tenants in the form of a general rent increase. While we have implemented portfolio wide rent increases, the current economic conditions and increased vacancy levels have prevented us from raising rents in the amount necessary to fully recover our increased maintenance costs.

•	Increased utility expense. The utility expense category increased by $2.8 million or 54.3% for the fiscal year ending April 30, 2003, as compared to the corresponding period of fiscal 2002. Of the increased utility costs, $1.8 million or 64.4% is attributable to the addition of new real estate acquired in fiscal 2002 and 2003, while $1.0 million or 35.6% is due to increased costs for utilities on existing real estate assets. Under the terms of most of our commercial leases, the full cost of utilities is paid by the tenant as additional rent. Southdale Medical Center accounts for $0.7 million or 25.7% of the increase in utility costs for the fiscal year ending April 30, 2003. Due to increased vacancy at Southdale Medical Center during the fiscal year ending April 30, 2003, we were unable to fully recover the utility cost from the tenants. For our other noncommercial real estate properties, any increase in our utility costs must be collected from tenants in the form of a general rent increase. While we have implemented portfolio wide rent increases, the current economic conditions and increased vacancy levels have prevented us from raising rents in the amount necessary to fully recover our increased utility costs. Since our real estate portfolio is primarily located in Minnesota and North Dakota, the severity of winters will have a large impact on our utility costs.

•	Increased administrative and operating expense. Administrative and operating expenses increased by $0.8 million or 37.5% for the fiscal year ending April 30, 2003, as compared to the corresponding period of fiscal 2002. Of this increase in administrative and operating expense for the fiscal year ending April 30, 2003, $139,000 or 17.4% was due to professional fees and costs associated with our offering of Shares in the first quarter of fiscal 2003. In prior years, the work associated with offerings of Shares to the public was largely done by our employees. Over the past year we have hired ten new employees. The addition of these new employees, together with increases in the wages and benefits paid to existing employees, account for $428,044 or 53.4% of the increase in administrative and operating costs for the fiscal year ending April 30, 2003.

•	Increased insurance premiums. Insurance expense increased by $0.9 million or 66.4% for the fiscal year ending April 30, 2003, compared to the prior fiscal year. Of the increased insurance costs, $331,286 or 38.4% is attributable to the addition of new real estate, while $0.5 million or 61.6% is due to increased premium costs for coverage on existing real estate assets. Under the terms of most of our commercial leases, the full cost of insurance is paid by the tenant as additional rent. For our other real estate properties, any increase in our insurance costs must be collected from tenants in the form of a general rent increase. While we have implemented portfolio wide rent increases, the current economic conditions and increased vacancy levels have prevented us from raising rents in the amount necessary to fully recover our increased insurance costs. We do not expect our insurance costs to decline during fiscal 2004.

•	Slower increase of interest expense. Our mortgage debt increased $79.8 million or 17.4% for the fiscal year ending April 30, 2003. Due to the fact that interest rates on new mortgages incurred during those periods were at lower rates than mortgages in prior periods, our interest expense increased by only $7.3 million or 25.4% for the fiscal year ending April 30, 2003, as compared to the corresponding periods of fiscal 2002. Of the increased interest expense for the fiscal year ending April 30, 2003, $8.0 million or 110.3% is attributable to the addition of new real estate, while interest expenses on existing real estate assets declined by $0.7 million or 10.3%, due primarily to the decline in interest rates on our adjustable rate mortgages.

•	Increased minority partnership interests. In addition to the factors discussed above that have negatively impacted our earnings per share despite an overall increase in gross revenue, the increase in the number of limited partnership units issued by IRET Properties has also had an impact on our revenue per share. Even though our revenue increased by $28.2 million or 31.0% for the fiscal year ending April 30, 2003, our net income only increased $1.6 million or 15.5%. For the fiscal year ending April 30, 2003, outstanding limited partnership units increased by 569,789. Under the terms of the Agreement of Limited Partnership of IRET Properties, each limited partner is entitled to an equal allocation of net income or net loss. Limited partnership units are issued in exchange for the contribution of an interest in real estate. If capital gain income and the limited partnership ownership interest reflected as minority interests on the financial statements are excluded, the increase in net income is more closely related to the increase in revenue:

	For the Fiscal Year Ending

	04/30/03	04/30/02	% Change

Net Income	$12,248,161	$10,600,129	15.5%

Add back portion allocated to:

minority interests — other partnerships	934,114	198,564

minority interests — operating partnerships	3,679,239	3,714,447

Add back Discontinued Operations	686,750	(294,030)

Subtract capital gain income	(315,342)	(546,927)

Total Portfolio Net Income	$17,232,922	$13,672,183	26.0%

Telephone Endorsement Fee

      During fiscal 2001, we received a payment of $0.9 million from a major telecommunications provider for allowing marketing access by that provider to residents of the apartment communities owned by us, totaling 5,863 units. The contract provides that we will allow promotional materials to be placed in our apartment communities advertising the availability of tele-communication services over a 12-year period. Of this payment, $110,979 was recognized as income by us during fiscal 2001, $65,959 in fiscal 2002, and $65,959 in fiscal 2003. The balance of $0.6 million will be recognized ratably over the remaining portion of the contract period and there is a possibility of a refund of these monies if we should violate the contractual terms of the agreement.

Comparison of Results from Commercial and Residential Properties

      The following is an analysis of the contribution by each of the two categories of real estate owned by us — multi-family residential and commercial:

	Fiscal Years Ended 4/30

	2003	%	2002	%	2001	%

Real Estate Investments — net of accumulated depreciation

Commercial	$495,777,967	59%	$333,092,927	49%	$218,261,880	40%

Residential	348,364,063	41%	348,300,992	51%	329,281,443	60%

Total	$844,142,030	100%	$681,393,919	100%	$547,543,323	100%

Gross Real Estate Rental Revenues

Commercial	$59,166,328	50%	$32,298,473	36%	$18,672,410	25%

Residential	59,734,691	50%	58,429,394	64%	55,244,032	75%

Total	$118,901,019	100%	$90,727,867	100%	$73,916,442	100%

Expenses — before depreciation — see Note 11 to Financial Statement for detail

Commercial	$36,645,248	46%	$17,705,181	30%	$9,851,021	20%

Residential	43,252,081	54%	40,561,869	70%	39,100,225	80%

Total	$79,897,329	100%	$58,267,050	100%	$48,951,246	100%

Segment Gross Profit — before depreciation

Commercial	$22,521,080	58%	$14,593,292	45%	$8,821,389	35%

Residential	16,482,610	42%	17,867,525	55%	16,143,807	65%

Total	$39,003,690	100%	$32,460,817	100%	$24,965,196	100%

Commercial Properties — Analysis of Lease Expirations and Credit Exposure

      The following table shows the annual lease expiration percentages for the commercial properties owned by us as of April 30, 2003, for fiscal years 2004 through 2013 and the leases that will expire during fiscal year 2014 and beyond.

		Percentage of	Annualized Base Rent	Percentage of
Year of Lease	Square Footage of	Total Leased	of Expiring Leases	Total Annualized
Expiration	Expiring Leases	Square Footage	at Expiration	Base Rent

2004	979,937	16.1%	$3,064,411	11.1%

2005	636,434	10.5%	2,561,956	9.3%

2006	221,361	3.6%	1,357,818	4.9%

2007	500,520	8.2%	2,007,415	7.3%

2008	344,586	5.7%	2,196,470	8.0%

2009	248,550	4.1%	1,148,447	4.2%

2010	218,343	3.6%	731,238	2.7%

2011	605,642	10.0%	2,536,823	9.2%

2012	102,156	1.7%	1,172,397	4.3%

2013	97,821	1.6%	$392,109	1.4%

2014 and beyond	2,128,238	35.0%	10,402,079	37.7%

Total	6,083,588	100.0%	$27,571,165	100.0%

      The following table shows the percentage of commercial leases by size of leased space in 10,000 square foot increments as of April 30, 2003:

			Percentage of
	Percentage of		Aggregate Portfolio
	Aggregate Portfolio	Annualized	Annualized Base
Square Feet Under Lease	Leased Square Feet	Base Rent	Rent

10,000 or Less	19.9%	$16,677,964	30.5%

10,001 — 20,000	10.3%	5,563,520	10.2%

20,001 — 30,000	12.0%	6,212,521	11.4%

30,001 — 40,000	5.6%	2,926,213	5.4%

40,001 — 50,000	6.2%	2,428,473	4.4%

50,001 +	46.0%	20,814,261	38.1%

Total	100.0%	$54,622,952	100.0%

      The following table lists our top ten commercial tenants on April 30, 2003, for all commercial properties owned by us:

		% of Total
Lessee	Monthly Rent	Commercial Rent

Edgewood Living Communities, Inc.	$269,968.53	5.5%

HealthEast — Woodbury & Maplewood	159,719.68	3.2%

Microsoft — Great Plain	156,250.00	3.2%

Northland Insurance Company	146,749.00	3.0%

Smurfit — Stone Container Corp.	141,704.51	2.9%

Alliant Techsystems, Inc.	101,098.00	2.1%

Wilsons The Leather Experts Inc.	94,791.67	1.9%

Miracle-Ear, Inc.	86,842.00	1.8%

Agere Systems, Inc.	79,755.00	1.6%

Barnes & Noble, Inc.	68,615.24	1.4%

All Others	3,625,033.67	73.4%

Total Monthly Rent as of April 30, 2003	$4,930,527.30	100.0%

Results from Stabilized Properties

      We define fully stabilized properties as those both owned at the beginning of the prior fiscal year and having completed the rent-up phase (90% occupancy). “Same-store” results for fiscal 2003 and 2002 for residential and commercial were:

Same-Store Residential	2003	2002	% Change

Scheduled Rent	$60,155,653	$59,282,878	1.5%

Total Receipts	$56,626,760	$57,166,149	(0.9)%

Utilities & Maintenance	10,731,423	10,125,196	6.0%

Management	5,961,333	6,783,170	(12.1)%

Taxes	6,411,780	6,380,233	.5%

Insurance	1,390,900	1,016,735	36.8%

Mortgage Interest	16,226,409	16,126,887	.6%

Total Expenses	$40,721,845	$40,432,221	.7%

Net Operating Income	$15,904,915	$16,733,928	(5.0)%

Same-Store Commercial	2003	2002	% Change

Scheduled Rent	$24,024,468	$23,692,181	1.4%

Total Receipts	$29,706,330	$28,207,331	5.3%

Utilities & Maintenance	2,948,228	1,322,153	123.0%

Management	1,182,231	802,206	47.4%

Taxes	3,070,276	2,043,417	50.3%

Insurance	287,125	137,075	109.5%

Mortgage Interest	10,673,321	11,026,743	(3.2)%

Total Expenses	$18,161,181	$15,331,594	18.5%

Net Operating Income	$11,545,149	$12,875,737	(10.3)%

Property Acquisitions

      IRET Properties added $177.2 million of real estate investments to its portfolio during fiscal 2003, compared to $143.3 million added in fiscal 2002 and $143.0 million in fiscal 2001. The fiscal 2003 and 2002 additions are detailed below.

Fiscal 2003 (May 1, 2002 to April 30, 2003)

				Purchase
Residential	Location	Property Type	Units	Price

East Park Apartments	Sioux Falls, SD	Apartment Community	84	$2,520,354

Sycamore Village	Sioux Falls, SD	Apartment Community	48	1,417,699

Total Residential			132	$3,938,053

			Square
Commercial	Location	Property Type	Foot	Purchase Price

Abbott Northwestern	Sartell, MN	Commercial Medical	60,095	$12,993,496

Airport Medical	Bloomington, MN	Commercial Medical	24,218	4,678,418

Anoka Strip Center	Anoka, MN	Commercial Retail	10,625	725,000

Brenwood Office Park	Minnetonka, MN	Commercial Office	176,917	14,014,085

Burnsville Strip Center	Burnsville, MN	Commercial Retail	8,400	760,000

Central Bank	Eden Prairie, MN	Commercial Office	39,525	4,600,000

Champion Auto Center	Forest Lake, MN	Commercial Retail	6,836	496,000

Chanhassen Retail Center	Chanhassen, MN	Commercial Retail	135,969	20,850,000

Checkers Auto	Rochester, MN	Commercial Retail	6,225	440,000

Checkers Auto	Faribault, MN	Commercial Retail	5,600	340,000

Chiropractic Office Bldg	Greenwood, MN	Commercial Office	1,600	330,000

Dilly Lily	St. Louis Park, MN	Commercial Retail	3,444	340,000

Dixon Industrial Park	Des Moines, IA	Commercial Industrial	604,711	11,872,351

Eagan Strip Center I	Eagan, MN	Commercial Retail	5,400	510,405

Eagan Strip Center II	Eagan, MN	Commercial Retail	13,901	1,348,714

Edgewood Vista	Hermantown, MN	Assisted Living	44,365	4,623,938

Evergreen Center	Pine City, MN	Commercial Retail	63,225	2,800,000

Excelsior Strip Center	Excelsior, MN	Commercial Retail	7,993	900,000

Express Center	Fargo, ND	Commercial Retail	30,227	1,425,000

Forest Lake Retail Center	Forest Lake, MN	Commercial Retail	100,656	8,007,107

Gas Plus More	Paynesville, MN	Commercial Retail	4,800	365,000

Interstate Bakery	St. Paul, MN	Commercial Retail	6,225	320,000

Interstate Bakery	Mounds View, MN	Commercial Retail	4,560	290,000

Inver Grove Center PDQ	Inver Grove, MN	Commercial Retail	8,400	940,000

Jamestown Mall	Jamestown, ND	Commercial Retail	99,403	1,320,000

Pamida	Kalispell, MT	Commercial Retail	52,000	2,500,000

Pamida	Livingston, MT	Commercial Retail	41,200	1,800,000

Pamida	Ladysmith, WI	Commercial Retail	41,000	1,500,000

Park Dental	Brooklyn Center, MN	Commercial Medical	10,008	2,952,052

Paul Larson Clinic	Edina, MN	Commercial Medical	12,140	1,012,962

PDQ	Burnsville, MN	Commercial Retail	8,526	980,000

PDQ	Prior Lake, MN	Commercial Retail	6,800	970,746

			Square
Commercial	Location	Property Type	Foot	Purchase Price

PDQ	Eagan, MN	Commercial Retail	3,886	782,896

PDQ	Mound, MN	Commercial Retail	3,864	360,000

Plaza VII	Boise, ID	Commercial Office	27,297	3,357,662

Prior Lake Peak	Prior Lake, MN	Commercial Retail	4,200	478,800

Sam Goody	Willmar, MN	Commercial Retail	6,225	400,000

Schofield Plaza	Schofield, MN	Commercial Retail	53,764	1,750,000

Southdale Expansion	Edina, MN	Commercial Medical		7,056,438

Three Paramount Plaza	Edina, MN	Commercial Office	75,526	7,367,227

Tom Thumb	Lakeville, MN	Commercial Retail	9,500	1,262,945

Tom Thumb	Monticello, MN	Commercial Retail	3,575	855,000

Tom Thumb	Oakdale, MN	Commercial Retail	6,266	730,000

Tom Thumb	Long Prairie, MN	Commercial Retail	5,216	700,000

Tom Thumb	Ham Lake, MN	Commercial Retail	4,800	535,000

Tom Thumb	Glencoe, MN	Commercial Retail	4,800	$530,000

Tom Thumb	Blaine, MN	Commercial Retail	8,750	520,000

Tom Thumb	Bethel, MN	Commercial Retail	4,800	510,000

Tom Thumb	Buffalo, MN	Commercial Retail	7,700	460,000

Tom Thumb	Lakeland, MN	Commercial Retail	3,650	440,000

Tom Thumb	Lino Lakes, MN	Commercial Retail	6,325	440,000

Tom Thumb	Pine City, MN	Commercial Retail	4,800	440,000

Tom Thumb	Winsted, MN	Commercial Retail	3,571	410,000

Tom Thumb	Howard Lake, MN	Commercial Retail	3,571	380,000

Tom Thumb	Centerville, MN	Commercial Retail	3,000	330,000

Tom Thumb	Shoreview, MN	Commercial Retail	3,000	330,000

Tom Thumb	Lindstrom, MN	Commercial Retail	4,000	320,000

Tom Thumb	Mora, MN	Commercial Retail	3,571	300,000

Tom Thumb	Andover, MN	Commercial Retail	3,000	280,000

Tom Thumb	Sauk Rapids, MN	Commercial Retail	3,575	250,000

UH Medical	St. Paul, MN	Commercial Medical	43,046	7,407,752

Westgate Office Ctr North	Boise, ID	Commercial Office	103,332	11,509,091

Wilson’s Leather	Brooklyn Park, MN	Commercial Industrial	353,049	13,010,645

Total Commercial			2,416,653	$170,508,730

Undeveloped Land	Property Type	Purchase Price

Andover, MN	Undeveloped Land	$150,000

Centerville, MN	Undeveloped Land	100,000

Inver Grove, MN	Undeveloped Land	560,000

Kalispell, MT	Undeveloped Land	1,400,000

Libby, MT	Undeveloped Land	150,000

Long Prairie, MN	Undeveloped Land	150,000

Prior Lake, MN	Undeveloped Land	50,000

River Falls, MN	Undeveloped Land	200,000

Total Undeveloped Land		$2,760,000

Total Fiscal 2003 Acquisitions		$177,206,783

Fiscal 2002 (May 1, 2001 to April 30, 2002)

				Purchase
Residential	Location	Property Type	Units	Price

Applewood on the Green	Omaha, NE	Apartment Community	234	$10,810,426

Canyon Lake Apartments	Rapid City, SD	Apartment Community	109	4,280,120

Oakmont Apartments	Sioux Falls, SD	Apartment Community	80	5,257,468

Pinehurst Apartments	Billings, MT	Apartment Community	21	751,310

Sunset Trail Phase II	Rochester, MN	Apartment Community	73	2,851,600

Total Residential			517	$23,950,924

			Square
Commercial	Location	Property Type	Foot	Purchase Price

Bloomington Bus. Plaza	Bloomington, MN	Multi-tenant Office Building	114,819	$7,445,108

Cottage Grove Center	Cottage Grove, MN	Strip Mall	15,217	1,116,089

Edgewood Vista	Virginia, MN	Assisted Living Center	70,313	6,958,383

Interlachen	Edina, MN	Multi-tenant Office Building	105,084	16,691,306

Mendota Hghts. Office	Mendota Heights, MN	Multi-tenant Office Building	428,065	51,280,260

Morgan Chemical	New Brighton, MN	Industrial Building	49,620	2,428,810

Stone Container	Roseville, MN	Industrial Building	229,072	8,265,238

Thresher Square E & W	Minneapolis, MN	Multi-tenant Office Building	113,736	11,119,958

Wayroad	Minnetonka, MN	Commercial Office	62,383	5,394,985

Wirth Corporate Center	Golden Valley, MN	Commercial Office	75,216	8,629,281

Total Commercial			1,263,525	$119,329,418

Total Fiscal 2002 Acquisitions				$143,280,342

Property Dispositions

      Real estate assets sold by IRET Properties during fiscal 2003 and 2002 were as follows:

		Book Value
Property Sold	Sales Price	Sales Costs	Gain/Loss

2003

Eastwood Apartments	$620,000	$438,188	$181,812

Oak Manor Apartments	420,000	342,377	77,623

Jenner Apartments	275,000	271,867	3,133

Cottage Grove Strip Center	1,275,000	1,222,226	52,774

Creekside Office Building	1,950,000	1,795,416	154,584

America’s Best	3,350,000	3,655,757	(305,757)

Century Apartments	3,250,000	1,819,371	1,430,629

Edgewood Vista — Duluth Land	102,000	102,000	0

Total Fiscal 2003 Gain			$1,594,798

2002

Sunchase Apartments	$1,100,000	$803,591	$296,409

Lester Chiropractic Clinic	317,500	232,221	85,279

Carmen Court — Magic City Apartments	295,000	291,654	3,346

Walter’s Building	0	35,062	(35,062)

Corner Express	1,714,713	1,460,403	254,310

Total Fiscal 2002 Gain			$604,282

Funds from Operations

      Funds from operations or FFO for the operating partnership increased to $34,178,597 for fiscal 2003, compared to $29,143,549 for fiscal 2002, and $22,440,463 for fiscal 2001. We consider FFO a useful measure of performance for an equity REIT. FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. We adhere to the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO. NAREIT defines FFO as net income or loss, excluding gains on losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition.

      FFO should not be considered as an alternative to net income determined in accordance with GAAP as a measure of our liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of our needs or our ability to service indebtedness or make distributions. A reconciliation of FFO to GAAP net income is as follows:

Reconciliation of Net Income to Funds From Operations (unaudited)

For the Twelve-Month Periods ended April 30, 2003 and 2002 and 2001

	12 Months Ended

	04-30-03			04-30-02			04-30-01

		Weighted			Weighted			Weighted
		Avg	Per		Avg	Per		Avg	Per
	Amount	Shares(2)	Share	Amount	Shares(2)	Share	Amount	Shares(2)	Share

Net income available for common shares	$12,248,161	32,574,429	$0.38	$10,600,129	25,492,282	$0.42	$8,694,240	23,071,500	$0.38

Add Back:

Minority interest in earnings of unitholders	$3,898,958	10,040,669		$3,614,168	8,289,087		$2,095,177	5,506,200

Fully diluted net income	$16,147,119	42,615,098	$0.38	$14,214,297	33,781,369	$0.42	$10,789,417	28,577,700	$0.38

Adjustments:

Depreciation and Amortization(1)	$19,626,276			$15,476,179			$12,252,651

(Earnings)loss from depreciable property sales	(1,594,798)			(546,927)			(601,605)

Fully diluted funds from operations	$34,178,597	42,615,098	$0.80	$29,143,549	33,781,369	$0.86	$22,440,463	28,577,700	$0.79

Cash distributions paid to shareholders/ unitholders(3)	$26,586,680			$20,272,212			$15,732,399

(1)	Depreciation on office equipment and other assets used by us are excluded. Amortization of financing and other expenses are excluded, except for amortization of leasing commissions which are included.

(2)	Limited partnership units of IRET Properties are exchangeable for Shares on a one-for-one basis.

(3)	Cash distributions are paid equally on Shares and limited partnership units. It is our intent to distribute approximately 65.0% to 80.0% of FFO to our shareholders and the holders of limited partnership units of IRET Properties.

Self-Advised Status

      On July 1, 2000, IRET Properties became self-advised. Prior to that date, Odell-Wentz and Associates, L.L.C., pursuant to an advisory contract with us, provided all office space, personnel, office equipment, and other equipment and services necessary to conduct all of our day-to-day operations. Odell-Wentz and its predecessor firms had acted as our advisor since our inception in 1970. We obtained an independent appraisal of the value of the advisory business and assets from certified public accountants not otherwise employed by either us or the advisory company. The purchase price for the business and assets was $2.1 million allocated as follows:

Real Estate	$475,000

Furniture, Fixtures & Vehicles	193,350

Goodwill	1,645,000

Less Real Estate Mortgages Assumed	(230,000)

$2,083,350

      IRET Properties issued 255,000 limited partnership units in exchange for the above-described assets. Except for Roger R. Odell, who retired on July 1, 2000, all officers and employees of Odell-Wentz and Associates, L.L.C. were retained by IRET Properties.

Cash Distributions

      The following cash distributions were paid to our shareholders and holders of limited partners units during fiscal years 2003, 2002, and 2001:

Date	2003	2002	2001

July 1,	$.1540	$.1450	$.1325

October 1,	.1560	.1475	.1350

January 15,	.1570	.1500	.1400

April 1,	.1580	.1520	.1425

	$.6250	$.5945	$.5500

      The fiscal 2003 cash distributions increased 5.1% over the cash distributions paid during fiscal year 2002 and 13.6% over fiscal 2001.

Liquidity and Capital Resources

      Important equity capital and financing events in fiscal 2003 were:

•	As a result of the sale of additional Shares, shareholder equity increased during fiscal 2003 by $77.3 million. Additionally, the equity capital of IRET Properties was increased by $3.9 million as a result of contributions of real estate in exchange for limited partnership units and the minority interest in other partnerships controlled by us increased by $1.4 million, resulting in a total increase in equity capital for IRET Properties of $82.6 million.

•	Cash and marketable securities on April 30, 2003, totaled $18.6 million compared to $22.8 million on the same date in 2002 and $9.4 million in 2001.

•	Mortgage loan indebtedness increased due to the acquisition of new investment properties to $539.4 million on April 30, 2003, from $459.6 million on April 30, 2002, and $369.0 million on April 30, 2001. The weighted interest rate on these loans increased to 7.4% per annum from 7.4% on April 30, 2002, and compared to 7.6% at the end of fiscal 2001.

•	The issuance of investment certificates was discontinued in April 2002, and the $9.0 million of certificates outstanding on April 30, 2003, will be redeemed upon maturity as follows:

Certificates Maturing	Face Amount

Fiscal 2003	$1,908,958

Fiscal 2004	2,305,138

Fiscal 2005	2,271,037

Fiscal 2006	2,407,958

Fiscal 2007	141,605

Total	$9,034,696

•	New real estate investments of $177.2 million were made by IRET Properties in fiscal 2003, compared to $143.3 million in fiscal 2002 and $143.0 million in fiscal 2001.

•	Net cash provided from operating activities increased to $38.5 million from $26.9 million due to the addition of new investments to our real estate portfolio.

•	Net cash used in investing activities decreased to $59.3 million from the $75.9 million used in fiscal 2002. This decrease resulted because less cash was needed to acquire new investment properties.

•	Net cash provided from financing activities also decreased to $24.0 million from the year earlier figure of $54.9 million because of a small decrease in our activity in acquiring new properties using borrowed funds.

•	We currently have plans to complete the expansion of the Southdale Medical Center at an estimated cost of $13.7 million and to finance a $5.1 million addition to the existing facility of Edgewood Vista, in Virginia, Minnesota.

•	As of year-end April 30, 2003, we had entered into agreements to purchase the following:

Property	Address	Purchase Price

Benton Business Park	940 Industrial Drive South — Sauk Rapids, MN	$1,600,000

West River Business Park	416 Great Oak Drive — Waite Park, MN	1,500,000

Nebraska Orthopedic Hospital	Omaha, NE	19,400,000

Total Pending		$22,500,000

All pending acquisitions are subject to certain conditions and contingencies and, therefore, no assurance can be given that these transactions will be consummated. On July 1, 2003, we did, however, complete the acquisition of Benton Business Park and West River Business Park.

      We expect that our short-term liquidity requirements will be met through the net cash provided by our operations and also expect that we will meet our long-term liquidity requirements, including scheduled debt maturities, maturing investment certificates, construction and development activities, and property acquisitions through long-term secured borrowings and the issuance of additional equity securities, including Shares, as well as limited partnership units of IRET Properties.

      We believe that our net cash provided by operations will continue to be adequate to meet both operating requirements and cash distributions to our shareholders in accordance with REIT requirements in both the short and long term. Budgeted expenditures for ongoing maintenance and capital improvements and renovations to our real estate portfolio are expected to be funded from cash flow generated from operations of current properties.

      In addition to our cash and marketable securities, IRET Properties has unsecured line of credit agreements with First International Bank & Trust, Bremer Bank, and First Western Bank & Trust, all of Minot, North Dakota, totaling $19.4 million. On April 30, 2003, there were $10.6 million of borrowings outstanding. On April 30, 2002 and 2001, there were no borrowings outstanding.

Critical Accounting Policies

      Our most critical accounting policies involve our investments in real property. These policies affect the following:

•	Straight-line rents. An accounting rule requires us to record as revenue “straight-line rents” on our commercial property leases that contain future rental increases. This rule requires us to calculate the total rents that the tenant has contracted to pay us for the entire term of the lease and to divide that total by the number of months of the lease and to record as revenue each month the resulting average monthly rent. The result is that, in the beginning years of a lease, we must record as revenue an amount that exceeds the actual cash rent we have collected. In the later years of such leases, we will record as revenue an amount less than the actual cash then being received. The amount of “straight-line rents” (that is, the amount that the recorded rent is greater than the actual cash rent we have collected) we have recorded in the past three years is:

	2003	2002	2001

Straight-line Rents	$1,391,226	$1,311,105	$1,214,379

Our revenues, net income and FFO shown in this report are increased by the above described “straight-line rents.” We have established an allowance for loss to provide for a reserve in the event of default of lease where straight-line rents apply. A summary of that reserve is as follows:

	2003	2002

Balance at beginning of year	$140,785	$120,315

Provision for doubtful accounts	190,000	30,000

Write-offs	(240,785)	(9,530)

Balance at close of year	$90,000	$140,785

•	Revenue recognition. Residential rental properties are leased under operating leases with terms generally of one year or less. Commercial properties are leased under operating leases to tenants for various terms exceeding one year. Lease terms often include renewal options. Rental revenue is recognized on the straight-line basis, which averages minimum required rents over the terms of the leases. Rents recognized in advance of collection are reflected as rent receivable, net of allowance for doubtful accounts. We evaluate the need for an allowance for doubtful accounts periodically. In performing our evaluation, our management assesses the recoverability of individual real estate mortgage loans and rent receivables by a comparison of their carrying amount with their estimated net realizable value.

Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenditures are incurred. We receive payments for these reimbursements from substantially all its multi-tenant commercial tenants throughout the year based on estimates. Differences between estimated recoveries and the final billed amounts, which are immaterial, are recognized in the subsequent year.

A number of the commercial leases provide for a base rent plus a percentage rent based on gross sales in excess of a stipulated amount. These percentage rents are recorded once the required sales level is achieved and are included in rental income at that time.

Profit on sales of real estate shall be recognized in full when the real estate is sold, provided the collectibility of the sales price is reasonably assured or the amount that will be collectible can be estimated and the seller is not obliged to perform significant activities after the sale to earn the profit. Any gain or loss on a sale or disposition is recognized in accordance with GAAP.

•	Accounting for property owned. Real estate is recorded at cost less accumulated depreciation less an adjustment, if any, for impairment. A land value is assigned based on the purchase price if land is acquired separately or based on market research if acquired in a merger or in a single or portfolio acquisition.

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. We use a 20-40 year estimated life for buildings and improvements and a 5-12 year estimated life for furniture, fixtures and equipment.

Expenditures for ordinary maintenance and repairs are expensed to operations as incurred and significant renovations and improvements that improve and/or extend the useful life of the asset are capitalized over their estimated useful life, generally five to ten years. Property sales or dispositions are recorded when title transfers and sufficient consideration has been received by us. Upon disposition, the related costs and accumulated depreciation are removed from the respective accounts. Any gain or loss on sale is recognized in accordance with GAAP. We periodically evaluate our long-lived assets, including our investments in real estate, for impairment indicators. The judgments regarding the existence of impairment indicators are based on factors such as operational performance, market conditions, expected holding period of each asset and legal and environmental concerns. Future events could occur which would cause us to conclude that impairment indicators exist and an impairment loss is warranted. If indicators exist, we compare the expected future undiscounted cash flows for the long-lived asset against the carrying amount of that asset. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the asset, an impairment loss would be recorded for the difference between the estimated fair value and the carrying amount of the asset.

The fair value of the property is the amount that would be recoverable upon the disposition of the property. Techniques used to establish fair value include present value of estimated expected future cash flows using a discount rate commensurate with the risks involved, the appraised value, and recent sales of comparable assets in close proximity to the Trust’s property.

Recent Accounting Pronouncements

      Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, established accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Certain provisions of SFAS 133 were amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” an amendment of Statement 133. The impact of SFAS 133 is not significant.

      We adopted FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, for any guarantees issued or modified after December 31, 2002. FASB Interpretation No 45 requires a liability to be recognized upon issuance of certain guarantees, whether or not payment under the guarantee is probable. It also requires the disclosure of certain information related to new and previously existing guarantees. We do not believe that we have entered into any guarantees that fall within the guidance of FASB Interpretation No. 45 and, thus, such Interpretation has no impact on our financial statements.

      We have adopted FASB Interpretation No. 46, Consolidation of Variable Interest Entities. These consolidation requirements apply to variable interest entities created after January 31, 2003, and to existing variable interest entities beginning August 1, 2003. FASB Interpretation No. 46 requires that a variable interest entity be consolidated if we are subject to a majority of the risk of loss from its activities or are entitled to receive a majority of the entities’ returns. We do not believe that we have interests in any variable interest entities, and thus, this Interpretation has no impact on the our financial statements.

      Effective May 1, 2003, SFAS No. 143, Accounting for Asset Retirement Obligations, requires us to recognize obligations incurred in conjunction with the retirement of tangible long-lived assets. It is anticipated that the adoption of this standard will not have a material impact on our financial statements.

      We adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, effective for activities initiated after December 31, 2002. This standard establishes the need for recognition of liabilities for costs associated with exit or disposal activities. The adoption of SFAS No. 146 has not materially impacted our financial statements.

QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Our exposure to market risk is limited primarily to fluctuations in the general level of interest rates on its current and future fixed and variable rate debt obligations, and secondarily to our deposits with and investment in certain products issued by various financial institutions.

•	Variable interest rates. Even though our philosophy is to maintain a fairly low exposure to interest rate fluctuation risk, we are still vulnerable to significant fluctuations in interest rates on our variable rate debt, on any future repricing or refinancing of our fixed rate debt and on future debt.

We primarily use long-term (more than ten years) and medium-term (five to seven years) debt as a source of capital. We do not currently use derivative securities, interest-rate swaps or any other type of hedging activity to manage our costs of capital. As of April 30, 2003, we had the following amount of future principal payments on mortgages secured by our real estate:

Long Term Debt	2004	2005	2006	2007	2008	Thereafter	Total

Fixed Rate	$13,493,670	$16,761,777	$14,209,389	$16,681,363	$36,441,796	$418,629,619	$516,217,614

Variable Rate	$1,624,987	$1,714,469	$3,527,066	$1,776,194	$1,819,356	$12,717,516	$23,179,588

							$539,397,202

Average Interest Rate (%)	(1)	(1)	(1)	(1)	(1)	(1)

(1)	The weighted average interest rate as of April 30, 2003, was 7.4%. Any fluctuations on the variable interest rates could increase or decrease our interest expenses. For example, an increase of one percent per annum on our $23,179,588 of variable rate indebtedness would increase our annual interest expense by $231,796.

•	Investments with certain financial institutions. As of April 30, 2003, we had a $3.1 million investment in certain securities classified as “available-for-sale” represent an investment in a Merrill Lynch Money Market Mutual Fund (the “Fund”) and is stated at fair value. The Fund is a money market mutual fund that is subject to all of the requirements of Rule 2a-7 under the Investment Company Act of 1940, as amended. The Fund invests in a diversified portfolio of U.S. dollars denominated money market securities. These securities consist primarily of short-term U.S. Government securities, U.S. Government agency securities, bank obligations, commercial paper and repurchase agreements. The Fund may also invest in domestic bank obligations and foreign bank obligations and other short-term debt securities issued by U.S. and foreign entities. These securities will have remaining maturities of up to 762 days (25 months) in the case of U.S. Government securities and 397 days (13 months) in the case of all other securities. The Fund’s dollar-weighted average portfolio maturity will not exceed 90 days. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Unrealized gains and losses on securities “available-for-sale” are recognized as direct increases or decreases in shareholders’ equity. Cost of securities sold is recognized on the basis of specific identification. During fiscal 2003, our investment in this security ranged from a low of $2.5 million to a high of $28.0 million. We had no securities “held-to-maturity” as of April 30, 2003 or 2002.

We have entered into a standard cash management arrangement with First Western Bank with respect to deposit accounts with First Western Bank that exceed FDIC Insurance coverage. Pursuant to sweep account and repurchase agreements between us and First Western Bank, on a daily basis such excess amounts, up to a maximum amount of $15.1 million as of April 30, 2003 and 2002, are invested in U.S. government securities sold to us by First Western Bank. We can require First Western Bank to repurchase such obligations at any time, at a purchase price equal to what we paid for the obligations plus interest.

•	Deposits exceeding FDIC insurance. We had deposits at First Western Bank, Bremer Bank, First International Bank, and US Bank that exceeded Federal Deposit Insurance Corporation limits by $10.3 million, $218,263, $2.4 million, and $4.7 million, respectively, as of April 30, 2003.

BUSINESS

Overview

      We are a self-administered, externally managed equity REIT and our business consists of owning and operating income-producing real properties. We are structured as an UPREIT and we conduct our day-to-day business operations though our operating partnership, IRET Properties. We have fundamental strategies of focusing our real estate investments in the upper Midwest, primarily in Minnesota, North Dakota, South Dakota, Montana and Nebraska, and of diversifying our investments between multi-family residential and commercial properties. For the twelve months ended April 30, 2003, our real estate investments in the states listed above accounted for 82.5% of our total gross revenue.

      Our objective is to increase shareholder value by employing a disciplined investment strategy. This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, adhering to targeted returns by acquiring properties in an attempt to create value for our investors. We have increased our cash distributions every year since our inception 33 years ago and every quarter since 1988.

      We seek to diversify our investments between multi-family residential and commercial properties. As of April 30, 2003, our real estate portfolio consisted of:

•	64 multi-family residential properties, containing 8,227 apartment units and having a total investment (less accumulated depreciation) of $348.3 million; and

•	125 commercial properties, containing 6.1 million square feet of leasable space and having a total investment (less accumulated depreciation) of $495.8 million.

      Typically, we attempt to concentrate our multi-family residential properties in communities with populations of approximately 35,000 to 500,000 and we attempt to concentrate our commercial holdings in metropolitan areas with populations of approximately 100,000 to 3.0 million. Our multi-family residential properties include apartment buildings, complexes and communities. Our commercial properties include office buildings, warehouse and industrial facilities, medical office and health care facilities, and retail stores and centers. As of April 30, 2003, no single tenant accounted for more than 10.0% of our total rental revenues. At April 30, 2003, the economic occupancy rates for our multi-family residential properties and our commercial properties were 91.2% and 95.4% respectively. Our average economic occupancy rates for those properties we have owned for at least the past 12 months or what we label as stabilized properties for the twelve-month period ended April 30, 2003, were 92.2% for multi-family residential properties and 95.3% for commercial properties. Economic occupancy rates are calculated by dividing the rent collected by the rent scheduled.

      We generally use available cash or short-term floating rate debt to acquire real estate. We then replace such cash or short-term floating rate debt with fixed-rate secured debt, typically in an amount equal to 65.0% to 70.0% of the acquisition cost. In appropriate circumstances, we also may acquire one or more properties in exchange for limited partnership units of IRET Properties, which are convertible, after the expiration of a minimum one-year holding period, into cash or, at our sole discretion, into our Shares on a one-to-one basis. Subject to our continued ability to raise equity capital and exchange limited partnership units, we anticipate acquiring $100.0 million to $200.0 million of real estate assets on an annual basis.

      We generally contract with locally based third-party management companies to handle all onsite management duties necessary for the proper operation of our properties. Generally, all of our management contracts provide for compensation ranging from 2.5% to 5.0% of gross rent collections and, in all but two contracts, we may terminate these contracts in 60 days or less. The two management contracts that may not be terminated in 60 days or less may be terminated if the manager fails to meet certain financial performance goals. The use of locally-based management companies allows us to enjoy the benefits of local knowledge of the applicable real estate market, while avoiding the cost and difficulty associated with maintaining management personnel in every city in which we operate.

Investments Since May 1, 2002

      During the past fiscal year we acquired 62 commercial properties consisting of 2.4 million leasable square feet for $163.5 million and invested $7.1 million in expanding our Southdale Medical Center. We also acquired two residential apartment communities containing 132 units for $3.9 million and eight undeveloped or vacant properties acquired for $2.8 million. In order to complete these acquisitions, we used $22.2 million of our own cash, issued 894,085 limited partnership units of IRET Properties with a value of $8.9 million, issued 7,350,918 Shares with a value net of issue costs of $61.3 million, borrowed or assumed debt of $83.4 million from various lenders, and had a minority partner investment of equity in the amount of $1.5 million. The majority of the commercial properties we acquired during the past year were part of our merger with the T.F. James Company located in Minneapolis, Minnesota. As a result of the merger, we opened an office in Minneapolis, which is located at 21500 Highway 7, Greenwood, Minnesota.

Other Developments

      Property dispositions. During the past fiscal year, we sold three commercial properties for a total of $6.6 million, four residential apartment communities for a total $4.6 million, and land for $102,000, resulting in a total gain of $1.6 million on gross sale proceeds of $11.2 million for fiscal 2003.

      Investment certificates. In April 2002, we discontinued the issuance of investment certificates. All outstanding certificates will be redeemed as they mature. During the past year, we redeemed $16.2 million of investment certificates. The amount of investment certificates to be redeemed in fiscal 2004 and succeeding years is as follows:

Year Ending April 30,	Principal Balance

2004	$1,908,958

2005	2,305,138

2006	2,271,037

2007	2,407,958

2008	141,605

$9,034,696

Employees

      As of April 30, 2003, we had 28 full time employees.

Environmental Matters

      Under various federal, state and local laws, ordinances and regulations, owners, as well as tenants and operators, of real estate, may be required to investigate and clean up hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. We have done an environmental review for all properties that we own. Based upon that review we do not believe that any of these properties are subject to any material environmental contamination. However, no assurances can be given that:

•	a prior owner, operator or occupant of the properties we own or the properties we intend to acquire did not create a material environmental condition not known to us, which might have been revealed by more in-depth study of the properties; and

•	future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability upon us.

Structure

      We were organized as a REIT under the laws of the State of North Dakota on July 31, 1970. Our Second Restated Declaration of Trust provides that we will continue in existence until the expiration of 20 years after the death of the last survivor of the seven original members of our Board of Trustees, unless sooner terminated or extended by a vote of shareholders holding a majority of the issued and outstanding Shares. Five of the seven original members of our Board of Trustees are still living, the youngest being 68 years of age. Our existence may be extended indefinitely by an action of the members of our Board of Trustees, which is approved by the vote of shareholders holding 50.0% or more of the outstanding Shares.

      Since our formation, we have operated as a REIT under Sections 856-858 of the Code, and since February 1, 1997, we have been structured as an UPREIT. Since restructuring as an UPREIT, we have conducted all of our daily business operations through IRET Properties. IRET Properties is organized under the laws of the State of North Dakota pursuant to an Agreement of Limited Partnership dated January 31, 1997. IRET Properties is principally engaged in acquiring, owning, operating and leasing multi-family residential and commercial real estate. The sole general partner of IRET Properties is IRET, Inc., a North Dakota corporation and our wholly-owned subsidiary. All of our assets (except for qualified REIT subsidiaries) and liabilities were contributed to IRET Properties, through IRET, Inc., in exchange for the sole general partnership interest in IRET Properties, which is held by IRET, Inc. As of April 30, 2003, IRET, Inc. owned a 78.0% interest in IRET Properties. The remaining ownership of IRET Properties is held by individual limited partners, none of who own more than 10.0% of the outstanding limited partnership units.

Competition

      Investing in and operating real estate is a very competitive business. We compete against other REITs, financial institutions, individuals and public and private companies who are actively engaged in this business. We do not believe we have a dominant position in any of the geographic markets in which we operate but some of our competitors are dominant in selected markets. Many of our competitors have greater financial and management resources than we have. We believe, however, that the geographic diversity of our investments, the experience and abilities of our management, the quality of our assets and the financial strength of many of our commercial tenants affords us some competitive advantages that have in the past and will in the future allow us to operate our business successfully despite the competitive nature of our business. During the past year, we witnessed an unprecedented demand for quality investment real estate. This demand caused an escalation in price for all types of real estate. As a result, we were unable to purchase properties that will generate rates of return similar to those we acquired in previous years. We expect that the levels of return to be achieved through the investment in existing and stabilized real estate will remain lower than in previous periods as long as interest rates remain at historically low levels.

Investment Strategy and Policies

      Our investment strategy is to invest in multi-family residential properties and certain commercial properties, such as warehouses, retirement homes, manufacturing plants, offices and retail properties, that are leased to single or multiple tenants, usually for five years or longer, and are located throughout the upper Midwest. We operate mainly within the states of North Dakota and Minnesota, although we do have real estate investments in South Dakota, Montana, Nebraska, Colorado, Georgia, Idaho, Iowa, Kansas, Michigan, Washington, Texas and Wisconsin. We generally seek to leverage all of the property that we acquire so that the debt on such property is approximately 65.0% to 70.0% of the property’s value.

      In order to implement our investment strategy we have certain investment policies. Our significant investment policies are as follows:

•	Investments in the securities of, or interests in, persons primarily engaged in real estate activities and other securities. While we are permitted to invest in the securities of other entities engaged in the ownership and operation of real estate, as well as other securities, we currently have no plans to make any investments in other securities. Over the past three years, we have purchased United States guaranteed obligations and common shares of five other publicly traded REITs. These purchases were made solely for the purpose of holding cash until future real estate investments were identified.

In no event were the purchases of the shares of publicly traded REITs made for the purpose of exercising control over such issuer. As of the date of this report, we have no investments in the securities of, or interests in, persons primarily engaged in real estate, except we do own interests in a number of limited partnerships and companies that were organized for the sole purpose of conducting our real estate business activities.

Any policy, as it relates to investments in other securities, may be changed by a majority of the members of our Board of Trustees at anytime, or from time to time, without notice to, or a vote of, our shareholders.

•	Investments in real estate or interests in real estate. We currently own multi-family residential properties and/or commercial properties in 13 states. We may invest in real estate, or interests in real estate, that is located anywhere in the United States, however, we currently plan to focus our investments in those states in which we already have property, with specific concentration in Minnesota, North Dakota, Nebraska, Montana, and South Dakota. Similarly, we may invest in any type of real estate or interest in real estate including, but not limited to, office buildings, apartment buildings, shopping centers, industrial and commercial properties, special purpose buildings and undeveloped acreage. We may not, however, invest more than 10.0% of our total assets in unimproved real estate, excluding property being developed or property where development will be commenced within one year.

The operation of our real estate, as it pertains to the day-to-day management, is delegated to third-party professional real estate management companies. All major operating decisions concerning the operation of our real estate are, however, made by our Board of Trustees. The method of financing the purchase of real estate investments is primarily from borrowed funds and from the sale of Shares.

We intend to distribute all of the net income generated from rental income and interest income to our shareholders and limited partners in quarterly cash distributions in January, April, July and October of each year.

There is no limitation on the number or amount of mortgages that may be placed on any one piece of property, unless we seek to borrow an amount in excess of 300.0% of our total net assets, in which case our Second Restated Declaration of Trust requires that such amount be approved by a majority of the independent members of our Board of Trustees and disclosed to our shareholders in the next quarterly report, along with justification for such excess. In addition to the 300.0% limitation on total indebtedness, it is our policy that we will not exceed a 65.0% to 70.0% debt level on our real estate assets. As of April 30, 2003, our ratio of total real estate mortgages to total real estate assets was 58.6% while our ratio of total indebtedness as compared to our net assets was 186.3%. This policy may be changed at anytime, or from time to time, without notice to, or approval of, our shareholders.

It is not our policy to acquire assets primarily for capital gain through sale in the short term. Rather, it is our policy to acquire assets with an intention to hold such assets for at least a 10-year period. During the holding period, it is our policy to seek current income and capital appreciation through an increase in the price of our Shares as a result of the increase in value of the underlying real estate portfolio, as well as increased revenue as a result of higher rents.

Any policy as it relates to investments in real estate or interests in real estate may be changed by our Board of Trustees at anytime without notice to or a vote of our shareholders.

•	Investments in real estate mortgages. While not our primary business focus, we do make loans to others that are secured by mortgages, liens or deeds of trust covering real estate. Over the last three years, we have made a number of mortgage loans. We have no restrictions on the type of property that may be used as collateral for a mortgage loan; provided, however, that except for loans insured or guaranteed by a government or a governmental agency, we may not invest in or make a mortgage loan unless an appraisal is obtained concerning the value of the underlying property.

Unless otherwise approved by our Board of Trustees, it is our policy that we will not invest in mortgage loans on any one property if in the aggregate the total indebtedness on the property, including our mortgage, exceeds 85.0% of the property’s appraised value.

We can invest in second mortgages without notice to, or the approval of, our shareholders. As of April 30, 2003, we only had five second mortgages with a principal balance net of allowance of $1.2 million. We do not currently plan to invest in any other second mortgages.

Our policies relating to mortgage loans, including second mortgages, may be changed by our Board of Trustees at any time, or from time to time, without notice to, or a vote of, our shareholders.

Total Real Estate Rental Revenue

      As of April 30, 2003, our real estate portfolio consisted of 43.4% multi-family residential properties, based on the dollar amount of our original investment plus capital improvements through April 30, 2003, and 56.6% commercial properties, based on the dollar amount of our original investment plus capital improvements through April 30, 2003. The dollar amounts and percentages of total real estate rental revenue by property group for each of the three most recent fiscal years ended April 30, were as follows:

	Apartment		Commercial
	Gross Revenue	%	Gross Revenue	%	Total Revenue

2003	$59,734,691	50.2%	$59,166,328	49.8%	$118,901,019

2002	58,429,394	64.4%	32,298,473	35.6%	90,727,867

2001	55,244,032	74.7%	18,672,410	25.3%	73,916,442

Increase of Commercial Property Investments

      Historically, the assets in our portfolio consisted predominantly of multi-family residential properties, as compared to commercial properties. More recently, our investment activities have caused this balance to shift so that the percentage of commercial properties held in our portfolio has increased significantly. Specifically, approximately 90.4% of our property acquisitions made during the past 24 months have been commercial properties. This change is predominantly due to the greater availability of commercial properties on terms that meet our financial and strategic objectives. Based on current market conditions, we anticipate that the percentage of commercial properties that we may acquire will continue to significantly exceed the number of multi-family residential properties that we may acquire during fiscal 2004. This may not, however, be a long-term trend as in future periods we may purchase a greater percentage of multi-family residential properties depending on market conditions.

Major Tenants

      No single tenant accounted for more than 10.0% of revenues during the past fiscal year. As of April 30, 2003, our ten largest commercial tenants, as a percentage of total real estate rental income, were:

Tenant Name	Stock Symbol	Exchange	% of Total

Edgewood Living Communities, Inc.	N/ A	N/ A	2.7%

Healtheast — Woodbury & Maplewood	N/ A	N/ A	1.6%

Microsoft — Great Plains	MSFT	NASDAQ	1.6%

Northland Insurance Company	N/ A	N/ A	1.5%

Smurfit — Stone Container Corp.	SSCC	NASDAQ	1.4%

Alliant Techsystems, Inc.	ATK	NYSE	1.0%

Wilsons The Leather Experts Inc.	WLSN	NASDAQ	1.0%

Miracle-Ear, Inc.	N/ A	N/ A	1.9%

Agere Systems, Inc.	AGRA	NYSE	1.8%

Barnes & Noble, Inc.	BKS	NASDAQ	1.7%

Economic Occupancy Rates

      Economic occupancy rates are shown below for each property group in each of the three most recent fiscal years ending April 30. Economic occupancy rates are calculated by dividing the rent collected by the rent scheduled. In the case of multi-family residential properties, lease arrangements with individual tenants vary from month-to-month to one-year leases, with the normal term being six months. Leases on commercial properties vary from month-to-month to 20 years.

	2003	2002	2001

Multi-Family Residential Occupancy	91.2%	94.4%	94.0%

Commercial Occupancy	95.4%	97.9%	97.2%

Material Lease Terms

      Multi-family residential. Our typical residential lease terms are as follows:

(i) Terms of three to twelve months.

(ii) Month-to-month occupancy may be, but is generally not, permitted.

(iii) Water, sewer and garbage are included in the monthly rent, and all other utilities and services are the direct responsibility of the tenant.

(iv) Tenants are not required to carry renter’s insurance.

      Commercial. Our typical commercial lease terms are as follows:

(i) Terms from one to 20 years, plus guaranteed renewal terms.

(ii) Renewal term rents are generally equal to current market rents at the time of renewal, and in no event are less than the most recent rental rate.

(iii) Tenant pays all expenses associated with taxes, insurance, repairs, daily operations and maintenance.

(iv) Rent is payable in fixed monthly amounts (less than five percent of rental income is based on our commercial tenant’s sales).

(v) Tenants are prohibited from assigning their lease or subleasing without our written approval.

(vi) We may sell the property and assign the lease at any time without the approval of the tenant.

(vii) We rarely grant tenants an option to purchase the property.

Certain Lending Requirements

      In certain instances, in connection with the acquisition of investment properties, the lender financing such properties may require, as a condition of the loan, that the properties be owned by a “single asset entity.” Accordingly, we have organized two wholly-owned subsidiary corporations, and IRET Properties has organized several limited partnerships, for the purpose of holding title in an entity that complies with such lending conditions. All financial statements of these subsidiaries are consolidated into our financial statements.

Selection, Management and Custody of Our Real Estate Assets

      The day-to-day management of our real estate assets is handled by third-party professional real estate management companies. Day-to-day management activities include: the negotiation of potential leases, the preparation of proposed operating budgets, and the supervision of routine maintenance and capital improvements that have been authorized by us. All activities relating to purchase, sale, insurance coverage, capital improvements, approval of commercial leases, annual operating budgets and major renovations are made exclusively by our employees and are then implemented by the third-party property management companies.

      As of April 30, 2003, we had property management contracts with the following companies:

Firm	Address

Bayport Properties	300 S. Hwy. 169, Suite 120, Minneapolis, MN 55426

Builder’s Management & Investment Co.	1445 1st Avenue North, Fargo, ND 58102

Coast Management	PO Box 2066, Boise, ID 83701-2066;
2610 Wetmore Avenue, Everett, WA 98206

Coldwell Banker First Realty	PO Box 9379, Fargo, ND 58106-9379

ConAm	2301 Ohio Dr., Suite 285, Plano, TX 75093;
10800 E. Bethany Dr., Aurora, CO 80014

Dakota Commercial	1197 B S. Columbia Rd., Grand Forks, ND 58201

Fischer & Erwin Property Management	730 Main Street, Suite 204, Billings, MT 59107

Hoyt Properties, Inc.	5700 Smetana Dr., Minnetonka, MN 55343

Investors Management and Marketing, Inc	PO Box 2064, Minot, ND 58702-2064

Illies Nohave Heinen Property Mgmt	300 E. Germain St., St. Cloud, MN 56304

Kahler Property Management	2020 W. Omaha, Rapid City, SD 57702

Opus Northwest Management, L.L.C	10350 Bren Rd. W., Minnetonka, MN 55343;
PO Box 59110, Minneapolis, MN 55459-0110

Remada Companies	12400 Whitewater Dr, Suite 140, Minnetonka, MN 55343

United Properties	3500 West 80th Street, Minneapolis, MN 55431

Weis Management	2227 7th St. NW, Rochester, MN 55901

      Generally, all of our management contracts provide for compensation ranging from 2.5% to 5.0% of gross rent collections and, in all but two contracts, we may terminate these contracts in 60 days or less. The two management contracts that may not be terminated in 60 days or less may be terminated if the manager fails to meet certain financial performance goals. It is our understanding that each of the property management companies listed above are properly licensed, insured and bonded to the extent required for their particular duties.

      With the exception of Hoyt Properties, Inc. (“Hoyt Properties”), none of the firms engaged to provide property management services are affiliated with us, our officers or members of our Board of Trustees. Hoyt Properties is owned 100.0% by Steven B. Hoyt, a member of our Board of Trustees, and his wife. Hoyt Properties manages the commercial buildings that we acquired from him pursuant to written management contracts.

      With respect to multi-tenant commercial properties, we rely almost exclusively on third-party brokers to locate potential tenants. As compensation, brokers may receive a commission of up to 7.0% of the total rent to be paid over the term of the lease. This commission rate is the industry standard, which we believe is commercially reasonable.

Policies With Respect to Certain of Our Activities

      Our current policies as they pertain to certain of our activities are described below.

•	Cash distributions to shareholders and holders of limited partnership units. We intend to continue our policy of making cash distributions to our shareholders and the holders of limited partnership units of approximately 65.0% to 80.0% of our funds from operations and to use the remaining funds for capital improvements or the purchase of additional properties. This policy may be changed at any time by our Board of Trustees without notice to, or approval of, our shareholders.

•	Issuing senior securities. We have issued and outstanding investment certificates, which are issued for a definite term and annual interest rate and are senior to the Shares being offered under this prospectus. In the event of our dissolution, the investment certificates would be paid in preference to our Shares. See also “Risk Factors” beginning on Page 8 of this prospectus concerning risks associated with the preference of the senior securities. In April 2002, we discontinued the issuance of investment certificates.

•	Borrowing money. We rely on borrowed funds in pursuing our investment objectives and goals. It is our policy to seek to borrow up to 65.0% to 70.0% of the cost of all new real estate acquired or developed. This policy concerning borrowed funds is vested solely with our Board of Trustees and can be changed by our Board of Trustees at any time, or from time to time, without notice to, or a vote of, our shareholders. Such policy is subject, however, to the limitation in our Second Restated Declaration of Trust, which provides that unless justified and approved by a majority of the independent members of our Board of Trustees and disclosed to our shareholders in the next quarterly report along with justification for such excess, we may not borrow more than 300.0% of the value of our total portfolio of assets. Our Second Restated Declaration of Trust does not impose any limitation on the amount that we may borrow against any one particular property.

For the three most recent fiscal years ended April 30, we have borrowed funds on new property acquisitions and developments as follows:

	2003	2002	2001

Cost of property acquired or developed	$177,206,783	$143,280,342	$143,042,292

Net increase in borrowings	$79,828,297	$90,611,975	$93,794,047

Borrowing as a percentage of cost	45.0%	63.2%	65.6%

•	Underwriting securities of other issuers. We have not, for the past three years, engaged in, and we are not currently engaging in, the underwriting of securities of other issuers. Our Second Restated Declaration of Trust does not impose any limitation on our ability to underwrite the securities of other issuers. Any decision to do so is vested solely in our Board of Trustees and may be changed at any time, or from time to time, without notice to, or a vote of, our shareholders.

•	Engaging in the purchase and sale or turnover of investments. We have not, for the past three years, engaged in, and we are not currently engaging in the purchase and sale or turnover of investments. It is our policy to acquire or develop real estate that will be held for a period of at least ten years. Even though we have not engaged, and we are not currently engaging in this practice, our Second Restated Declaration of Trust does not impose any limitation on our ability to do so. Any decision to do so is vested solely in our Board of Trustees and may be changed at any time, or from time to time, without notice to, or a vote of, our shareholders.

•	Offering securities in exchange for property. Our organizational structure allows us to offer limited partnership units of IRET Properties in exchange for real estate, and we plan to do such on a continuous and ongoing basis. The limited partnership units are convertible into Shares on a one-for-one basis after a minimum one-year holding period. All limited partnership units receive the same cash distributions as those paid on Shares. Limited partners are not entitled to vote on any matters affecting us until they convert their limited partnership units to Shares. All exchanges of limited partnership units to Shares are subject to approval by our Board of Trustees, on such terms and conditions that are deemed reasonable by our Board.

Our Second Restated Declaration of Trust does not contain any restrictions on our ability to offer the limited partnership units of IRET Properties in exchange for property. As a result, any decision to do so is vested solely in our Board of Trustees. This policy may be changed at any time, or from time to time, without notice to, or a vote of, our shareholders. For the three most recent fiscal years ending April 30, we have issued the following limited partnership units of IRET Properties in exchange for properties:

	2003	2002	2001

Limited partnership units issued	894,085	2,269,643	2,968,030

Dollar value	$8,860,420	$20,138,748	$25,344,059

•	Acquiring or repurchasing Shares. As a REIT, it is our intention to only invest in real estate assets. Our Second Restated Declaration of Trust does not prohibit the acquisition or repurchase of Shares or other securities so long as such activity does not prohibit us from operating as a REIT under the Code. Any policy regarding the acquisition or repurchase of Shares or other securities is vested solely in our Board of Trustees and may be changed at any time, or from time to time, without notice to, or a vote of, our shareholders.

During the past three years, we have repurchased Shares under the terms of our distribution reinvestment plan for allocation to those shareholders that elect to reinvest their distributions in additional Shares. For the three most recent fiscal years ended April 30, we have repurchased the following number and amount of Shares:

	For the Period Ending April 30

	2003	2002	2001

Number of Shares	0	16,200	555,785

Total price paid by IRET	$0	$134,986	$4,478,401

Average price per share	$0	$8.33	$8.06

•	To make loans to other persons. Our organizational structure allows us to make loans to other persons, subject to certain conditions and subject to our election to be taxed as a REIT. All loans must be secured by real property or limited partnership units of IRET Properties. Over the past three fiscal years, our mortgage loan receivables were as follows:

	Mortgage Loan Receivables

	2003	2002	2001

Fricke	$0	$0	$954

Hausman	0	0	278,527

Diamond T. Enterprises LLC	0	105,837	106,926

K-Mox, Inc.	35,515	39,550	43,313

D. Duane Peterson	130,000	130,000	130,000

Edgewood Vista, LLC	816,570	477,375	477,375

Mankato Heights Plaza	0	3,200,000	0

C. Grueber — Cottage Grove	198,101	0	0

Abbott Northwestern	27,754	0	0

	$1,207,940	$3,952,762	$1,037,095

•	To invest in the securities of other issuers for the purpose of exercising control. We have not, for the past three years, engaged in, and we are not currently engaging in, the investment in the securities of other issuers for the purpose of exercising control. Our Second Restated Declaration of Trust does not impose any limitation on our ability to invest in the securities of other issuers for the purpose of exercising control. Any decision to do so is vested solely in our Board of Trustees and may be changed at any time, or from time to time, without notice to, or a vote of, our shareholders.

•	To make annual or other reports available to security holders and the nature and scope of such report. Our organizational documents require that an annual report be provided to shareholders at least once a year. The report must be provided no later than 120 days from the end of our most recent fiscal year ending April 30. The annual reports are generally mailed during the second week of August. The annual report contains a financial statement certified by an independent public accountant. The requirement to provide an annual report to shareholders may only be changed by a vote of a majority of our shareholders.

We also have a policy of providing quarterly reports to our shareholders during January, April, July, and October of each year. The quarterly reports do not contain financial statements certified by an independent public accountant. The provision of a quarterly report to our shareholders is not required by our organizations documents and may be changed by a majority of our Board of Trustees at any time without notice to or a vote of our shareholders.

Additionally, throughout the year, we disclose material information in reports filed with the Securities and Exchange Commission. While we do not mail these reports to our shareholders, these reports are available at our internet website, www.iret.com, and at the SEC internet website, www.sec.gov. You may also obtain a copy of these reports by contacting Mike Hale by mail at 12 South Main Street, P.O. Box 1988, Minot, North Dakota, 58702-1988, by telephone at (701) 837-4738, or by fax at (701) 838-7785.

IRET Properties Agreement of Limited Partnership

      We conduct our day-to-day business activities through our operating partnership, IRET Properties. The material terms of the Agreement of Limited Partnership of IRET Properties are as follows:

•	Authority of the sole general partner. As the sole general partner, IRET, Inc. has full, exclusive and complete authority, responsibility and discretion in the management and control of IRET Properties, and the limited partners have no authority in their capacity as limited partners to transact business for, or participate in, the management activities or decisions of IRET Properties, except as required by applicable law.

•	Amendment of the agreement of limited partnership. Any amendment to the Agreement of Limited Partnership that would (i) adversely affect the exchange rights, as described below,

(ii) adversely affect the limited partners’ rights to receive cash distributions, or (iii) alter the limited partnership’s allocations of capital, requires the consent of more than 50.0% of the limited partnership units.

•	Transferability of general partnership and limited partnership interests and certain transactions. IRET, Inc. may not (i) voluntarily withdraw as the sole general partner of IRET Properties, or (ii) transfer or assign its general partnership units, unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their exchange rights, as discussed below, immediately prior to such transaction, or unless the successor to IRET, Inc. contributes substantially all of its assets to the IRET Properties in return for an interest in IRET Properties. With certain limited exceptions, the limited partners may not transfer their limited partnership units, in whole or in part, without the written consent of IRET, Inc., which may be withheld in its sole discretion. IRET, Inc. may not consent to any transfer that would cause IRET Properties to be treated as a corporation for federal income tax purposes.

IRET Properties may not engage in any transaction that would result in a change of control transaction unless, in connection with the transaction, the limited partners receive or have the right to receive cash or other property equal to the product of the number of Shares into which each limited partnership unit is then exchangeable and the greatest amount of cash, securities or other property paid in the transaction to the holder of one Share in consideration of one such Share. If, in connection with the transaction, a purchase, tender or exchange offer has been made to, and accepted by, the holders of more than 50.0% of our outstanding Shares, each holder of limited partnership units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property that such holder would have received had he or she exercised his or her right to redemption and received Shares in exchange for his or her limited partnership units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer.

Despite the foregoing paragraph, we may merge, or otherwise combine our assets, with another entity if, immediately after such merger or other combination, substantially all of the assets of the surviving entity, other than our ownership in IRET Properties, are contributed to IRET Properties as a capital contribution in exchange for general partnership units of IRET Properties with a fair market value, as reasonable determined by us, equal to the agreed value of the assets so contributed. In connection with any transaction described in this or the preceding paragraph, we are required to use our commercially reasonable efforts to structure such transaction to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of, or their participation in, such transaction; provided that such efforts are consistent with the exercise of the fiduciary duties of the members of our Board of Trustees under applicable law.

•	Capital contributions to IRET Properties. All of our assets were contributed to, and are now held, by IRET Properties or a subsidiary of IRET Properties. Under the Agreement of Limited Partnership, IRET, Inc. is obligated to contribute, or cause us to contribute, the proceeds of any offering of Shares as additional capital to IRET Properties. As such, any proceeds that we receive from this offerings will be contributed to IRET Properties. In connection with the contribution of the proceeds from this offering, we, through IRET, Inc., will be deemed to be a capital contribution to IRET Properties in the amount of the gross proceeds of the offering. IRET Properties will simultaneously be deemed to have paid the expenses incurred in connection with this offering.

Upon the contribution of the proceeds from this offering or other capital contributions, we or IRET, Inc., as applicable, will receive additional general partnership units and our or IRET, Inc.’s percentage interest, as applicable, in IRET Properties will be increased on a proportionate basis based upon the amount of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis. If a capital contribution in the form of property is made by us or IRET, Inc., as applicable, to IRET Properties, IRET, Inc. will revalue the property of IRET Properties to its fair market value as determined by IRET, Inc. and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property, which has not been reflected in the capital accounts previously, would be allocated among the partners under the terms of the Agreement of Limited Partnership if there were a taxable disposition of such property at fair market value on the date of the revaluation.

The Agreement of Limited Partnership further provides that if at any time, or from time to time, IRET Properties requires additional funds in excess of funds available to IRET Properties from borrowing or capital contributions, either we or IRET, Inc. may borrow such funds from a financial institution or other lender and lend such funds to IRET Properties on the same terms and conditions as are applicable to us or IRET, Inc., as applicable, in connection with the borrowing of such funds.

Furthermore, IRET, Inc. is authorized to cause IRET Properties to issue partnership units for less than fair market value if we (i) have concluded in good faith that such issuance is in the best interest of us and IRET Properties and (ii) IRET, Inc. makes a capital contribution in an amount equal to the proceeds of such issuance.

•	Exchange rights of limited partners. Pursuant to the Agreement of Limited Partnership of IRET Properties, the limited partners have exchange rights that enable them to cause IRET Properties to exchange their limited partnership units for cash, or at the option of IRET, Inc., Shares, on a one-for-one basis. The exchange price will be paid in cash if the issuance of Shares to the exchanging limited partner would:

(i) result in any person owning, directly or indirectly, Shares in excess of the ownership limitation of 50.0% of the outstanding Shares;

(ii) result in our Shares being owned by fewer than 100 persons;

(iii) result in us being “closely held” within the meaning of Section 856(h) of the Code;

(iv) cause us to own, actually or constructively, 10.0% or more of the ownership interest in our or IRET Properties’ tenants’ real estate, within the meaning of Section 856(d)(2)(D) of the Code; or

(v) cause the acquisition of Shares by such redeeming limited partner to be “integrated” with any other distribution of Shares for purposes of complying with the Securities Act.

The exchange may, generally, be exercised by the limited partners at any time after the first anniversary of the date of the acquisition of the limited partnership units; provided, however, that not more than two exchanges may occur during each calendar year, and each limited partner may not exercise the exchange for less than 1,000 units or, if such limited partner holds less than 1,000 units, all of the units held by such limited partner. Some limited partners have contractually agreed to a holding period of greater than one year. The number of Shares issuable upon an exchange will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the limited partners or our shareholders.

•	Operation of IRET Properties and payment of expenses. The Agreement of Limited Partnership of IRET Properties requires that the partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Code and to ensure that IRET Properties will not be classified as a publicly traded partnership for purposes of Section 704 of the Code. In addition to the administrative and operating costs and expenses incurred by IRET Properties, IRET Properties will pay all of the administrative costs and expenses for us and IRET, Inc. All of our expenses will be considered expenses of IRET Properties. Our expenses generally include:

(i) all expenses relating to the operation and continuity of existence of both us and IRET, Inc.;

(ii) all of our expenses relating to the public offering and registration of our securities;

(iii) all expenses incurred by us that are associated with the preparation and filing of any periodic reports required under federal, state or local laws or regulations;

(iv) all expenses incurred by us or IRET, Inc. that are associated with the compliance with laws, rules and regulations promulgated by any regulatory body; and

(v) all other operating or administrative costs of IRET, Inc. incurred in the ordinary course of its business on behalf of IRET Properties.

•	Distributions and liquidation. The Agreement of Limited Partnership of IRET Properties provides that it will distribute cash from operations on a quarterly basis, in amounts determined by IRET, Inc. in its sole discretion, to the partners in accordance with their respective percentage interests in IRET Properties. Upon the liquidation of IRET Properties, and after payment of, or adequate provision for, debts and obligations of IRET Properties, any remaining assets will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation, we will be obligated to contribute cash equal to the negative balance in our capital account.

•	Allocations. Income, gain and loss of IRET Properties for each fiscal year is allocated among the partners in accordance with their respective interests, subject to compliance with the provisions of Code Sections 704(b) and 704(c) regulations issued thereunder.

•	Term. IRET Properties will continue until April 30, 2050, or until sooner dissolved upon:

(i) the bankruptcy, dissolution or withdrawal of IRET, Inc.;

(ii) the sale or other disposition of all or substantially all of its assets;

(iii) the redemption of all limited partnership interests; or

(iv) the election by IRET, Inc.

•	Fiduciary duty. Before becoming a limited partner, each limited partner must agree that in the event of any conflict in the fiduciary duties owed by us to our shareholders and by IRET, Inc. to such limited partners, IRET, Inc. will fulfill its fiduciary duties to such limited partnership by acting in the best interests of our shareholders.

•	Tax matters. IRET, Inc. is the tax matters partner of IRET Properties and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of IRET Properties and the limited partners.

Internet Website

      Our internet address is www.iret.com. We make available, free of charge, through the “SEC filings” tab under the Investor Relations section of our internet website, our Annual Report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are filed with or furnished to the SEC. Information on our internet website does not constitute part of this prospectus.

MEMBERS OF THE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

      Our Second Restated Declaration of Trust provides we are to be supervised by a Board of Trustees consisting of no fewer than five nor more than 11 members. As of April 30, 2003, we had nine members on our Board of Trustees. The members of the Board of Trustees delegate the day-to-day management to our executive officers. Set forth below is certain information concerning the members of our Board of Trustees and our executive officers, including information provided by them as to their principal occupations for the past five years and, with respect to the members of the Board of Trustees, certain other directorships held by them:

				First	Term
Name	Title	Principal Activity Last Five Years	Age	Elected	Expires

Jeffrey L. Miller	Chairman	President of M&S Concessions, Inc.; a food service and facility management company; Former President of Minot, North Dakota Coca-Cola Bottling franchise; Managing Partner of Miller Properties, LLP	59	1985	09/23/03

C. Morris Anderson	Vice Chairman	Director of Dakota Boys Ranch (26 yrs.); President of North Hill Bowl, Inc.; Chairman of the Board, International Inn, Inc.; Former Director, Norwest Bank-Minot, N.A.	74	1970	09/23/03

John F. Decker	Trustee	Financial Advisor/ Senior Vice President of D.A. Davidson & Co., an investment banking firm	61	1998	09/23/03

Daniel L. Feist	Vice Chairman	President of Feist Construction & Realty, a construction and real estate development company; Former Director of First Bank — Minot, N.A.; Former Director of ND Holdings, Inc. — Minot, ND; Chairman of the Board for the Minot Area Community Foundation	71	1985	09/23/03

Steven B. Hoyt	Trustee	Chief Executive Officer of Hoyt Properties, Inc., a property management company; Former Board Member of Stonehaven Realty Trust; Former President of Complast, Inc., a plastics manufacturing company	51	2001	09/23/03

Charles Wm. James	Trustee	Senior Vice President of the Company; Managing Member of Thomas F. James Properties, L.L.C, an Arkansas commercial development company; Partner of Peak Properties Development, a Montana commercial development partnership; Partner of James Family Properties, a Minnesota commercial development partnership; Limited Partner of Thomas F. James Realty Limited Partnership, L.L.L.P., a commercial property management company; Former Officer of T. F. James Company, an Iowa Corporation;	55	2003	09/23/03

Patrick G. Jones	Trustee	Former General Manager of the Minot Daily News; Former President of Central Venture Capital Inc., an investment firm	55	1986	09/23/03

Timothy P. Mihalick	Trustee	Senior Vice President & Chief Operating Officer of the Company; Board Member of Trinity Health Group; Former Vice President of Odell-Wentz & Associates, LLC	44	1999	09/23/03

				First	Term
Name	Title	Principal Activity Last Five Years	Age	Elected	Expires

Stephen L. Stenehjem	Trustee	President & Chief Executive Officer of Watford City BancShares, Inc., a holding company; President & Chairman of First International Bank & Trust, Watford City, ND, a state banking and trust association	48	1999	09/23/03

Thomas A. Wentz, Jr.	Trustee	Senior Vice President & General Counsel of the Company; Director of SRT Communications, Inc.; Sole General Partner of Wenco, Ltd.; Shareholder & Attorney with Pringle & Herigstad, P.C. until December 31, 1999	37	1996	09/23/03

      As of April 30, 2003, there was no pending or threatened litigation involving any of the above named persons that would have a materially adverse effect on their ability or integrity.

SECURITY OWNERSHIP OF MEMBERS OF THE BOARD OF TRUSTEES
AND EXECUTIVE OFFICERS

      As of date of this prospectus, no member of the Board Trustees, executive officer or other person was known by us to directly or beneficially own more than five percent of the outstanding Shares. The following table shows (i) the ownership of Shares, and (ii) the ownership of limited partnership units of IRET Properties, for each member of the Board and each executive officer as of April 30, 2003.

			Total Shares	Percent of
Name of Beneficial Owner	Shares(1)	Units(2)	and Units	Class(3)

Jeffrey L. Miller Trustee & Chairman of the Board	333,453	6,725	340,178	.7%

Daniel L. Feist Trustee & Vice Chairman of the Board	777,685	1,856	779,541	1.7%

C. Morris Anderson Trustee & Vice Chairman of the Board	4,759	171,170	175,929	.4%

John F. Decker Trustee	73,079	0	73,079	.2%

Patrick G. Jones Trustee	285,598	0	285,598	.6%

Stephen L. Stenehjem Trustee	52,718	0	52,718	.1%

Steven B. Hoyt Trustee	0	1,375,143	1,375,143	3.0%

Thomas A. Wentz, Sr. President & Chief Executive Officer	296,326	129,572	425,898	.9%

Timothy P. Mihalick, Trustee, Senior Vice President & Chief Operations Officer	35,080	0	35,080	.1%

Thomas A. Wentz, Jr. Trustee, Senior Vice President & General Counsel	195,289	10,374	205,663	.4%

Diane K. Bryantt Senior Vice President & Chief Financial Officer	6,742	0	6,742	.0%

Charles Wm. James Trustee & Senior Vice President	584,413	0	584,413	1.3%

Trustees and executive officers as a group	2,645,142	1,694,840	4,339,982	9.4%

(1)	The amounts and percentages of Shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the Shares owned.

(2)	The Units do not have voting rights but are exchangeable for Shares at the option of the Company upon expiration of an initial mandatory holding period.

(3)	Percentage of class is based on a total of 46,378,907 Shares and Units outstanding as of June 30, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Property Management Services

      Hoyt Properties, a provider of property management services, is owned by Steven B. Hoyt, a member of our Board. During the fiscal year ended April 30, 2003, Hoyt Properties managed the following commercial buildings pursuant to written management contracts:

Cold Spring Center	4150 2nd Street South, St. Cloud, MN

2030 Cliff Road	2030 Cliff Road, Eagan, MN

Plymouth IV & V	5000 & 5010 Cheshire Lane, Plymouth, MN

Nicollet VII	12109-12139 Nicollet Avenue South, Burnsville, MN

Burnsville Bluffs	11351 Rupp Drive, Burnsville, MN

Pillsbury Business Center	8300-8324 Pillsbury Avenue South, Bloomington, MN

Bloomington Business Plaza	9201 East Bloomington Freeway, Bloomington, MN

Thresher Square	700 & 708 South 3rd Street, Minneapolis, MN

Wirth Corporate Center	4101 Dahlberg Drive, Golden Valley, MN

Brenwood Office Complex 1, 2, 3 & 4	5620, 5640, 5700, 5720 Smetana Drive, Minnetonka, MN

      Effective July 1, 2003, Hoyt Properties, Inc. no longer manages 2030 Cliff Road. The Company assumed management of such property directly.

      As compensation for its services, Hoyt Properties receives a monthly fee of 5.0% percent of the gross rental income, provided that such management fee is reimbursable by the building’s tenants pursuant to the tenant’s lease agreement. If we are not reimbursed for such fee by a tenant and must pay such fee from our rent proceeds, the annual fee is 3.5% of the gross rental proceeds. In addition to such management fee, Hoyt Properties is paid a separate fee for leasing space to tenants at each location. Any leasing commissions earned by Hoyt Properties are not reimbursed by the building’s tenants. The leasing commission rates are set forth in a written contract between the Company and Hoyt Properties.

      Each of the written management and leasing contracts with Hoyt Properties commenced on April 1, 2001, with the exception of the contracts for Bloomington Business Plaza, which commenced on October 1, 2001, Thresher Square, which commenced on January 2, 2002, Wirth Corporate Center, which commenced on April 1, 2002, and Brenwood Office Complex, which commenced on October 1, 2002. All such contracts may be terminated by either party on 30 days written notice for any reason and without penalty. In fiscal 2003, the Company paid management fees to Hoyt Properties in the amount of $503,976, 99.9% of which has been reimbursed by the tenants. Additionally, during that same period, the Company paid leasing commissions to Hoyt Properties in the amount of $179,553. The Company believes that all of the terms of the management contracts are commercially reasonable and are on terms no less favorable than we could have obtained from unrelated property management firms.

      We currently have a management contract with Investors Management and Marketing, Inc. (“IMM”). Until July 2000, there was a relationship between IMM, Odell-Wentz and IRET because of the affiliation of Mr. Roger Odell with each entity. Specifically, Mr. Odell was a majority owner of IMM; a 50% owner of Odell-Wentz, our advisor; and an officer of IRET. Mr. Odell retired from all positions with IRET in July 2000, and since that time has had no relationship with us. In July 2000, we purchased Odell-Wentz and converted to self-advised status. IMM still manages a number of our apartment complexes. All management contracts with IMM are at fees ranging from 3.0% to 5.0% of gross rents and may be terminated on a 30-day written notice without penalty.

Bloomington Business Plaza

      On October 1, 2001, we acquired the Bloomington Business Plaza from a general partnership controlled by Steven B. Hoyt. The property was acquired pursuant to the terms of a contract dated January 8, 2001, as amended by an agreement dated September 27, 2001. At the time of acquisition,

Mr. Hoyt was a member of our Board of Trustees. At the time the original acquisition contract was signed, however, Mr. Hoyt was not a member of our Board of Trustees.

      The property was purchased for an agreed value of $7.2 million, of which $215,000 was paid in cash and the balance of $7.0 million of which was paid with 812,405 limited partnership units of IRET Properties having a value of $8.60 per unit. The limited partnership units are convertible on a one-to-one basis to Shares. The units must be held for a two-year period before they may be converted to Shares and sold. In addition to the purchase price of $7.2 million, we incurred acquisition costs of $203,989 for commissions, loan costs and legal costs. The acquisition was approved by all of the members of our Board of Trustees. A subsequent independent appraisal of the property as part of the loan process determined the value of the property to be $7.0 million.

      Bloomington Business Plaza is a multi-tenant office/warehouse building constructed in 1985. It consists of 121,064 square feet of leasable space. As of June 1, 2003, the property was 100.0% leased to 22 tenants with remaining lease terms ranging from four months to 54 months. All rents paid by the current tenants are at market rates. No one tenant occupies more than 18.0% of the leasable space.

Acquisition of Thresher Square East and West

      On January 2, 2002, we acquired a seven-story office building containing 112,836 square feet located at 700 and 708 South Third Street, Minneapolis, Minnesota, from WPT I, L.L.C. WPT I, L.L.C. is an affiliate of Steven B. Hoyt, a member of our Board of Trustees, in that Mr. Hoyt owns 78% of WPT I, L.L.C.

      The property was purchased for an agreed value of $10.9 million, which was paid by the assumption of existing debt with unpaid principal balances of $3.7 million and $2.6 million, respectively, as of January 1, 2002. The assumed debt bears interest at the rates of 7.0% and 7.4%, respectively, payable in monthly installments of $34,582 and $33,270, respectively, amortized over remaining terms of 14 years and nine years, respectively. The balance of $4.4 million was paid by the distribution of 507,651 limited partnership units of IRET Properties to the seller with an agreed value of $8.60 per unit. The limited partnership units are convertible on a one-to-one basis to shares of beneficial interest of IRET. The units must be held for a two-year period before they may be converted to shares of IRET and sold. In addition to the purchase price, IRET incurred acquisition costs of $168,574.56 for commission and legal costs.

      All of the members of our Board of Trustees approved the transaction as being fair and reasonable to us and determined that substantial justification existed for us to pay a price greater than the cost of the property to WPT I, L.L.C. Mr. Hoyt abstained from the vote. We did not obtain an independent appraisal of the property, however, we did prepare an internal current appraisal of the property that determined the value to be $10.9 million.

      As of June 1, 2003, the property was 71.0% leased to seven different tenants with remaining lease terms of six months to six years. No one tenant leases more than 52.6% of the property.

Acquisition of Brenwood Office Complex from Steven B. Hoyt, Marisa Moe and Natalie Hoyt

      During fiscal 2003, the Company acquired four commercial buildings from affiliates of Steven B. Hoyt, a member of our Board. On October 1, 2002, the Company acquired a 51.0% ownership interest in IRET-BD, LLC, a Minnesota limited liability company, for $13.1 million with the total joint venture project having an independent third-party appraised value of $25.7 million. The joint venture partners are Steven B. Hoyt, Marisa Moe and Natalie Hoyt, who own 29.4%, 9.8% and 9.8% respectively. Marisa Moe and Natalie Hoyt are the adult daughters of Steven B. Hoyt. Steven B. Hoyt, Natalie Hoyt and Marisa Moe acquired their respective interest in the joint venture by contributing a parcel of real estate known as Brenwood Office Complex located at 5620 in Minnetonka, Minnesota, which was previously acquired on February 1, 2002, by Steven Hoyt, Natalie Hoyt and Marisa Moe for a purchase price of $12.5 million. This transaction required the approval of a majority of our Board and a majority of the independent members of our Board. Such approval was obtained on August 21, 2002. The office complex was appraised by an independent third-party MAI appraiser on September 13, 2002, at $13.9 million. In addition to the purchase price, the joint venture incurred acquisition costs of $186,436.

      The project consists of the four office buildings contributed by Steven B. Hoyt, Marisa Moe and Natalie Hoyt, as well as three industrial/warehouse buildings purchased by the joint venture on October 1, 2002, for $11.8 million. The individual properties are as follows:

			Leasable
Property	Address	Year Built	Square Footage	Floors

Brenwood I	5720 Smetana Drive, Minnetonka, MN	1979/80	50,150	4

Brenwood II	5700 Smetana Drive, Minnetonka, MN	1979/80	51,077	4

Brenwood III	5640 Smetana Drive, Minnetonka, MN	1979/80	38,065	3

Brenwood IV	5620 Smetana Drive, Minnetonka, MN	1979/80	37,625	3

4121 Dixon Avenue	Des Moines, IA	1977	177,431	1

4141 Dixon Avenue	Des Moines, IA	1977	263,196	1

4161 Dixon Avenue	Des Moines, IA	1979	164,084	1

      The Company’s 51.0% interest in the joint venture was acquired by contributing cash in the amount of $1.5 million, with the balance paid by the assumption, joint and severally with the joint venture partners, of existing debt with an unpaid principal balance of $22.7 million as of April 30, 2003. The assumed debt consists of a loan from Allstate Life Insurance Company secured by a first mortgage on the Brenwood Office Complex, with an unpaid principal balance $8.8 million as of April 30, 2003, bearing interest at a fixed rate of 8.1%, and amortized over 25 years with monthly installment payments of $70,061, with a final payment of all outstanding principal due on October 1, 2010, and a loan from Aegon secured by a first mortgage on the Dixon property with an unpaid principal balance of $9.0 million as of April 30, 2003, bearing interest at a fixed rate of 5.8% and amortized over ten years with monthly installment payments of $56,620 with a final payment of all outstanding principal due January 1, 2013.

      The balance of the assumed debt of $5.3 million on April 30, 2003, currently consists of two short-term unsecured promissory notes from us as the managing member. Both notes bear interest at a variable rate equal to the Prime Rate plus 150 basis points or 1.5%. The rate is currently 6.0% with a provision that the rate may never be below 6.0%.

      As of April 30, 2003, the Brenwood Office Complex is 81.0% leased to approximately 25 different tenants, with remaining lease terms of one month to five years. No one tenant occupies more than 22.0% of the total leasable space. As of April 30, 2003, the three Dixon Avenue buildings are 93.0% leased to nine different tenants, with remaining lease terms of one month to five years. No one tenant occupies more than 32.0% of the total leasable space.

Charles Wm. James — Ripley and Excelsior Options

      On February 1, 2003, the Company entered into a merger agreement with the T.F. James Company. As part of the merger agreement, two affiliated entities of the T.F. James Company, Thomas F. James Realty Limited Partnership, L.L.L.P. and Thomas F. James Properties, LLC, were granted the right to purchase certain real property acquired by the Company as a result of the merger. Charles Wm. James, a member of our Board, has an ownership interest in each of Thomas F. James Realty Limited Partnership, L.L.L.P. and Thomas F. James Properties, LLC, of less than 10.0%. Both agreements required the approval of a majority of our Board and a majority of the independent members of our Board. Such approval was obtained on February 12, 2003. Under the terms of the agreement, the Thomas F. James Realty Limited Partnership, L.L.L.P. purchased a parcel of property located in Ripley, Tennessee for $250,000. The purchase price was equal to the amount paid by us to T.F. James two months earlier. The agreement further provides that Thomas F. James Properties, LLC has the option, but not the obligation, to purchase a commercial strip mall located in Excelsior, Minnesota, for the sum of $900,000, plus an annual CPI increase from February 2003 until the date the option is exercised. The option purchase price is equal to the price the Company paid at closing on February 1, 2003. The purchase price is equal to the value set by an independent appraisal. Until such time as the option is exercised, the Company will continue to operate the property and collect all rents from the tenants.

Director and Executive Officer Loans

      As a result of the acquisition of Odell-Wentz & Associates, L.L.C., the entity that acted as our advisor prior to July 1, 2000, the Company assumed a note receivable from Mr. Mihalick in the amount of $101,002. Proceeds of said note were used to purchase Shares. The note bears interest at New York Prime less 1.0% and is payable on demand. The note was paid in full by Mr. Mihalick on October 4, 2002, including principal and interest in the amount of $92,769.

      On January 16, 2002, our Board authorized an UPREIT unit loan program that was available to persons holding $1.0 million or more of IRET Properties limited partnership units. Under such loan program, the Company could lend up to 50.0% of the value of the borrower’s limited partnership units, with such value to be based on the closing price of the Shares on the NASDAQ National Market on the date of the loan. Such loans were to be for terms of two years or less, secured by the borrower’s limited partnership units in IRET Properties and at a variable interest rate of 1.5% over the interest rate charged to us by a participating lender. The interest rate adjusted on the first of each month. In connection with such loans, the Company charged a .5% loan fee.

      On January 30, 2002, a loan in the amount of $3.5 million was made to Steven B. Hoyt, a member of our Board. Our Board approved such loan. The terms of the loan required Mr. Hoyt to make quarterly interest payments beginning April 1, 2002, with the full balance of the principal sum due on or before January 31, 2004. The initial interest rate was equal to the Wall Street Journal Prime Rate as of January 31, 2002, plus 1.5%, which equaled 6.25%. Mr. Hoyt paid a $17,500 loan fee to the Company at the loan closing on January 30, 2002. On March 31, 2002, Mr. Hoyt made his first required interest payment of $35,959. On June 30, 2002, Mr. Hoyt made his second required quarterly interest payment of $54,538. On October 1, 2002, Mr. Hoyt repaid the loan in full in the amount of $3.5 million plus accrued interest in the amount of $55,137.

Security Sale Services

      D.A. Davidson & Co. is a corporation that has, and may in the future, on a best-efforts basis, participated in offerings of the Company’s Shares. John F. Decker, a member of our Board, is an employee of D.A. Davidson. In the Company’s two most recent offerings, D.A. Davidson & Co. participated as a member of the selling syndicate and sold 600,000 and 700,000 Shares, respectively. In connection with such offerings during the fiscal year ended April 30, 2002, the Company authorized and paid D.A. Davidson commissions in the amount of $490,000, and reimbursed it for legal and travel expenses in the amount of $4,814. Of these amounts, Mr. Decker personally received $37,370 in compensation from D.A. Davidson in connection with such offerings. The Company did not pay any commissions or expenses to D.A. Davidson during the fiscal year ended April 30, 2003.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

      General. The securities being offered pursuant to this prospectus are our Shares. As of the effective date of this prospectus, which is listed on the front cover, each share of beneficial interest has the rights and benefits outlined below. Unless otherwise noted, none of the items listed may be changed without notice to, and the affirmative vote of, a majority of the outstanding Shares.

      The Shares of are of one class, without par value. There is no limit on the number of Shares that may be issued. All Shares participate equally in dividends and distributions, when and as declared by the members of our Board of Trustees, and in net assets upon liquidation. All Shares are fully paid and non-assessable upon issuance and have no preference, conversion, exchange, pre-emptive or redemption rights.

      Ownership and Transfer Restrictions. The Shares are fully transferable and alienable subject only to certain restrictions that are intended to maintain our status as a REIT. To insure compliance with the Code provision that provides that no more than 50.0% of the outstanding Shares may be owned by five or fewer individuals, we may, at any time, redeem Shares from any shareholder at the fair market value thereof as determined by us in good faith and based on an independent appraisal of our assets made within six months of the redemption date. Additionally, we may refuse to transfer Shares to any person whose acquisition of additional Shares might, in our opinion, violate such Code requirement. These restrictions are more fully described on page 17 of this prospectus. Since our formation in 1970, we have never imposed the restrictions on transfer or redeemed any of our Shares pursuant to these restrictions.

      Senior Securities. As of April 30, 2003, we had $9.0 million worth of investment certificates issued and outstanding. Such securities, which are issued for a definite term and annual interest rate, are senior to the Shares offered for sale in this prospectus. If we cease operations or liquidate and distribute all of our assets, the holders of such investment certificates would be paid in full before any money is distributed to the holders of our Shares. Currently, all of the investment certificates authorized by the Board of Trustees are issued and outstanding and no additional investment certificates are available for issuance. The Board of Trustees may, however, authorize the issuance of additional investment certificates at any time, or from time to time, without notice to, or the approval of, our shareholders.

      Shares Currently Outstanding. As of April 30, 2003, there were 36,166,351 Shares outstanding and 10,209,248 Shares to be issued upon conversion of previously issued limited partnership units. No shareholder held five percent or more of such Shares as of that date. We have no other classes of stock and, as of April 30, 2003, there were no warrants, stock options or other contractual arrangements, other than the limited partnership units, require the issuance of Shares or other stock.

      Shares Available for Future Sale. Our Second Restated Declaration of Trust authorizes us to issue an unlimited number of Shares. The Shares issued to non-affiliates in connection with this offering are freely transferable without restriction under the Securities Act of 1933, subject to the limitations on ownership imposed by the Second Declaration of Trust that are designed to insure that we may continue to qualify as a REIT under the Code.

      Pursuant to the IRET Properties Agreement of Limited Partnership, all limited partners of IRET Properties have certain exchange rights. After a minimum one-year holding period, a limited partner is entitled to convert the limited partnership units into our Shares on a one-for-one basis. Our Shares, other than those issued under this registration and the prior registrations that were effective July 9, 1996, March 14, 1997, December 15, 1998, June 4, 1999, September 1, 1999, December 14, 1999, June 13, 2000, December 3, 2001, January 25, 2002, April 25, 2002, September 9, 2002 and December 23, 2002, respectively, will be restricted securities under the meaning of Rule 144 of the Securities Act of 1933 (“Rule 144”) and may not be sold unless registered under the Securities Act of 1933 or unless an exemption from registration is available, including the exemptions contained in Rule 144.

      Generally under Rule 144, if one year has elapsed since the later of the date of acquisition of restricted securities from us or any of our “affiliates,” as that term is defined under the Securities Act of 1933, the acquirer or subsequent holder thereof is entitled to sell within any three month period a number of Shares that does not exceed the greater of one percent of the then outstanding Shares or the average weekly trading volume of the Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted shares from us or from any of our affiliates and the holder thereof is deemed not to have been an affiliate at any time during the three months preceding a sale, such holder would be entitled to sell such Shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      The Agreement of Limited Partnership provides that we will file with the Securities and Exchange Commission a registration statement on Form S-3 under Rule 415 of the Securities Act or any similar rule adopted by the Securities and Exchange Commission with respect to any Shares that may be issued upon exchange of limited partnership units, and to use our best efforts to have such registration statement declared effective under the Securities Act of 1933. The sale of Shares acquired by limited partners upon conversion of their limited partnership units may have an adverse impact on the market price of Shares.

THIRD RESTATED DECLARATION OF TRUST

      At our Annual Meeting of Shareholders to be held on September 23, 2003, our shareholders may approve Articles of Amendment and a Third Restated Declaration of Trust. Our Board of Trustees has already unanimously approved the Third Restated Declaration of Trust. As the record date for the Annual Meeting is August 1, 2003, persons purchasing Shares pursuant to this prospectus will not be entitled to vote on such proposal. A summary of the material differences between our Second Restated Declaration of Trust and the Third Restated Declaration of Trust are described below. If approved by our shareholders at the Annual Meeting, the Third Restated Declaration of Trust will become effective when all members of the Board have signed the Third Restated Declaration of Trust.

Summary of Material Changes

      The Third Restated Declaration of Trust removes the following:

•	Any and all references to, and provisions regulating, the “advisor” and “sponsor.”

•	The prohibition that we may not be primarily engaged in investing, reinvesting or trading in securities.

•	The provision regarding roll-up transactions currently set forth in Article 1, Section 7.I. of the Second Restated Declaration of Trust.

•	The limitation that the total expenses associated with the offering of any issuance of Shares may not exceed 15.0% of the gross offering amount currently set forth in Article 2, Section 3 of the Second Restated Declaration of Trust.

•	The requisite information to be included in the annual report currently set forth in Article 3, Section 1.D. of the Second Restated Declaration of Trust.

•	The provision regarding distribution reinvestment plans currently set forth in Article 3, Section 1.F. of the Second Restated Declaration of Trust.

•	The provisions setting forth certain conditions that must be met in order for a member of our Board to be indemnified and held harmless against claims and liabilities to which such member becomes subject by reason of his being or having been a member of the Board.

      The Third Restated Declaration of Trust removes the following, which we intends to incorporate into the Bylaws to be adopted following the approval of the Third Restated Declaration of Trust:

•	The section regarding our investment policies that is currently set forth in Article 1, Section 7.E. of the Second Restated Declaration of Trust.

•	The section regarding our borrowing limitations that is currently set forth in Article 1, Section 7.J. of the Second Restated Declaration of Trust.

•	The section regarding other limitations currently set forth in Article 1, Section 7.K. of the Second Restated Declaration of Trust.

•	The section regarding our fees, compensation and expenses that is currently set forth in Article 1, Section 8 of the Second Restated Declaration of Trust.

      The Third Restated Declaration of Trust adds the following:

•	Provisions regarding limitation of liability for our officers and members of our Board to the maximum extent that North Dakota law permits the limitation of the liability of officers or trustees of a REIT or, in the absence of any North Dakota statute limiting the liability of officers or trustees of a North Dakota REIT, no officer or trustee will be liable to us or any shareholder for money damages except to the extent that (i) the officer or trustee actually received an improper benefit or profit, for the amount of the benefit or profit actually received; or (ii) a judgment or other final adjudication adverse to the officer or trustee is entered in a proceeding based on a finding in that proceeding that the officer’s or trustee’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

•	Provisions regarding the election of a chairman of our Board and the election of our officers.

•	A provision regarding indemnification of our officers and employees to the fullest extent permitted by North Dakota law.

      The Third Restated Declaration of Trust modifies provisions regarding trustee conflicts of interest; transferability, transfer restrictions and ownership limitations; annual meeting requirements; quorum requirements; special meeting requirements; notice requirements; voting requirements; trustee qualifications; removal of trustees and vacancies; termination; and amendments to the trust. A comparison of such provisions as they currently exist in the Second Restated Declaration of Trust and as would exist in the Third Restated Declaration of Trust is set forth in the table below.

Trustee Conflicts of Interest

Second Restated Declaration of Trust	Third Restated Declaration of Trust
Generally, any transaction between us and any of our trustees, or any affiliate of our trustees, must be approved by a majority of trustees (including a majority of the independent trustees) not otherwise interested in such transaction as being fair and reasonable to us. Further, specific types of transactions have the following additional requirements:

• Sales and Leases to us by any of our trustees, or an affiliate of our trustees, must be at a price to us that is no greater than the cost of the asset to our trustee or, if the price to us exceeds such cost, that substantial justification exists for such excess and such excess is reasonable. In no event may the cost of the asset exceed its current appraised value.

• The borrowing of money by us from our trustees, or an affiliate of any of our trustees, must be fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.

• Joint ventures between us and our trustees, or an affiliate of any of our trustees, must be on substantially the same terms and conditions as those received by other joint venturers.

• All other transactions between us and our trustees, or an affiliate of any of our trustees, must be on terms and conditions not less favorable us than those available from unaffiliated third parties.

In all cases in which assets are acquired by us from our trustees, or affiliate of any of our trustees, the fair market value of the assets must be determined by an independent expert selected by the independent trustees.	Any transaction between us and any of our trustees or any affiliate would be required to be approved by (i) a majority of the trustees not otherwise interested in the transaction as being fair and reasonable to us, and (ii) a majority of the independent trustees not otherwise interested in the transaction as being fair and reasonable to us. Additionally, we, or any affiliate, would not be able to purchase any asset from any trustee (or any affiliate) at a cost exceeding the current appraised value of the such asset, or sell any asset to any trustee (or any affiliate) at a cost less than the current appraised value of such asset.

Transferability, Transfer Restrictions and Ownership Limitations

Second Restated Declaration of Trust	Third Restated Declaration of Trust
To ensure compliance with the Code provisions governing REITs, our Board can redeem Shares from any shareholder at any time. Additionally, our Board may refuse to transfer Shares to any person if such transfer would violate the Code provisions.	To ensure compliance with the Code provisions governing REITs, no person could own Shares in excess of a specified ownership limit. The ownership limit is presently 9.8% of the Shares. The ownership limit can be adjusted by our Board provided that, after the adjustment, no person can own more than 49.9% of the Shares.

Any transaction, other than a transaction entered into through the NASDAQ National Market or other similar exchange, that would result in the following will be void ab initio: (i) a person owning Shares exceeding the ownership limit; (ii) less than 100 people owning Shares; (iii) us being “closely held” within the meaning of Section 856(h) of the Code; (iv) 50% or more of the fair market value of the Shares being held by Non-U.S. Persons; or (v) our disqualification as a REIT under Section 856 of the Code. If a transfer or other event occurs that is not void ab initio and that would result in one of the events described above, then the Shares that are in excess of the ownership limit, that cause us to be “closely held,” that result in 50% or more of the fair market value of the Shares to be held on Non-U.S. Persons or that result in our disqualification as a REIT, would automatically be exchanged for an equal number of Excess Shares.
Our Board may refuse to give effect to, or may prevent, any transfer that would disqualify us as a REIT or that would cause Non-U.S. Persons to own more than 50.0% of the Shares. Any person who acquires or attempts to acquire Shares where such acquisition if Shares would disqualify us as a REIT or would cause Non-U.S. Persons to own more than 50.0% of the Shares, must immediately give us written notice, or, in the case of an attempted transfer, give us 30 days prior written notice of such transfer and must provide information about the transfer that we request.
Within 30 days of January 1 of each year, any person who owns more that 5% of the Shares must give written notice to us. Such notice must contain the name and address of such owner, the number of Shares, how the shares are held, and such other information as we reasonably requests.

Upon any transaction or event that causes Excess Shares to exist, such Excess Shares will be transferred to the Excess Share Trustee for the exclusive benefit of the charitable beneficiaries named by our Board. Any dividends on Excess Shares will be paid to the Excess Share Trust for the benefit of the charitable beneficiaries. The Excess Share Trustee will be entitled to vote the Excess Shares on any matter. The Excess Share Trustee may only transfer the Shares held in the Excess Share Trust as follows: (i) at the direction of our Board to a person whose ownership of the Shares would not violate the ownership limit; (ii) if Shares were transferred to the Excess Share Trustee due to a transaction or event that would have caused a violation of the ownership limit or would have caused us to be “closely held,” the Excess Share Trustee will transfer such shares to the person who makes the highest offer for the Shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be “closely held”; (iii) if Shares were transferred to the Excess Share Trustee due to a transaction or event that would have caused Non-U.S. Persons to own more than 50% of the value of the Shares, the Excess Share Trustee will transfer such shares to the United States Person who makes the highest offer for the Shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be “closely held.”
When the Excess Share Trustee makes any transfer, the person whose shares were exchanged for Excess Shares (the “Purported Record Transferee”) will receive (i) the lesser of (A) the price paid by the Purported Record Transferee, or if the Purported Record Transferee did not give value for the shares, the market price of the Shares on the day the Shares were exchanged for Excess Shares, and (B) the price received by the Excess Share Trust for the Shares, minus (ii) any dividend received by the Purported Record Transferee that the Purported Record Transferee was under an obligation to pay over to the Excess Share Trustee but has not repaid at the time of the distribution of proceeds, and minus (iii) any compensation for or expense of the Excess Share Trustee.
Each certificate for Shares will bear a legend that describes the various transfer restrictions to which the Shares are subject.

Shares

Second Restated Declaration of Trust	Third Restated Declaration of Trust
All Shares shall be without par value, shall be of the same class, shall have equal voting, distribution, liquidation and other rights and shall be fully paid and non assessable.	Our Board will have the authority to establish by resolution more than one class or series of Shares and to fix the relative rights and preferences of such different classes or series. Any resolution of our Board establishing more than one class or series of Shares and fixing the relative rights and preferences of such different classes or series shall become part of the Third Restated Declaration of Trust. Unless and until more than one class or series of Shares is established by our Board, all Shares shall be without par value; will be of the same class; shall have equal non-cumulative voting rights at the rate of one vote per Share; shall have equal dividend, distribution, liquidation and other rights; shall have no preference, conversion, exchange, sinking fund or redemption rights; and shall be fully paid and non-assessable.

Annual Shareholder Meeting

Second Restated Declaration of Trust	Third Restated Declaration of Trust
The annual meeting of shareholders will be held upon reasonable notice and within a reasonable period (not less than 30 days) following the delivery of the annual report.	The annual meeting of shareholders would be held upon proper notice at a convenient location and within a reasonable period following the delivery of the annual report.

Quorum

Second Restated Declaration of Trust	Third Restated Declaration of Trust
The holders of a majority of Shares, present in person or by proxy, will constitute a quorum at any meeting. The quorum for the election of trustees is 50% of the outstanding Shares.	The holders of 33 1/3 of the outstanding Shares entitled to vote any meeting represented in person or by proxy would constitute a quorum.

Special Meetings

Second Restated Declaration of Trust	Third Restated Declaration of Trust
A special meeting of the shareholders may be called by the chief executive officer, a majority of our trustees, or a majority of our independent trustees and by an officer upon written request of the shareholders holding in the aggregate not less than 10% of the outstanding Shares entitled to vote at such meeting.	A special meeting could be called by a majority of our Board or by our Chief Executive Officer, and could be called upon the written request of shareholders holding in the aggregate not less than 10.0% of the outstanding Shares entitled to vote in the manner provided in the Bylaws.

Notice

Second Restated Declaration of Trust	Third Restated Declaration of Trust
Written notice of a special meeting must be provided not less than 15 nor more than 60 days after the distribution of such notice.	Written notice for both annual and special meetings would be required to be delivered not less than 15 nor more than 75 days before the meeting.

Voting Requirements

Second Restated Declaration of Trust	Third Restated Declaration of Trust
The affirmative vote of a majority of the outstanding Shares is required to: amend the Second Restated Declaration of Trust; terminate us and remove our trustees.

Without concurrence of a majority of the outstanding Shares, our trustees may not: amend the Second Restated Declaration of Trust, except for amendments which do not adversely affect the rights, preferences and privileges of shareholders, including amendments to provisions relating to trustee qualifications, fiduciary duty, liability and indemnification, conflicts of interest, investment policies or investment restrictions; sell all or substantially all of our assets other than in the ordinary course of our business or in connection with the liquidation or dissolution; cause a merger or other reorganization or dissolve or liquidate us.	The affirmative vote of not less than a majority of Shares then outstanding and entitled to vote would be required to: terminate us; merge us with or into another entity; consolidate us with one or more other entitles into a new entity; or sell or otherwise dispose of all or substantially all of our assets.

Amendments to the Third Restated Declaration of Trust would require (i) if approved by a majority of our Board, the affirmative vote of a majority of shareholders present in person or proxy at a meeting at which a quorum is present; or (ii) if not approved by our Board, the affirmative vote of not less than a majority of the Shares then outstanding and entitled to vote.

Number of Trustees and Trustee Qualifications

Second Restated Declaration of Trust	Third Restated Declaration of Trust
There may not be less than five or more than 11 trustees, as fixed by the Trustees’ Regulations, a majority of whom must be independent. An “independent trustee” is any trustee who is not associate, and has not been associated within the last two years, our sponsor or advisor.

Trustees must be at least 18 years old with no less than three years of relevant real estate experience.	Our Board could be comprised of not less than five or more than 15 trustees. A majority of the trustees would be required to be independent trustees. An “independent trustee” would be defined as a trustee who is not currently associated with us, either directly or indirectly, and has not been associated with us, either directly or indirectly, within the last two years.

Trustees would be required to be natural persons who are at least 21 years old.

Removal of Trustees and Vacancies

Second Restated Declaration of Trust	Third Restated Declaration of Trust
The affirmative vote of a majority of the outstanding Shares is required to remove trustees.

Vacancies among the trustees may be filled by a written designation signed by a majority of the remaining trustees, provided a vacancy among the independent trustees shall be filled by action of a majority of only the independent trustees.	A trustee could be removed with or without cause (i) by the shareholders by the affirmative vote of not less than 2/3 of the Shares then outstanding and entitled to vote or (ii) by our trustees then in office by a 2/3 vote, provided, however, that an independent trustee could only be removed by the other independent trustees then in office by a two-thirds vote of such other independent trustees.

A vacancy could be filled (i) by the shareholders at a special meeting of shareholders called for such purpose, (ii) by the shareholders by written consent, (iii) by the trustees then in office (provided that a vacancy among the independent trustees can only be filled by a majority of the remaining independent trustees), or (iv) by the shareholders at the next annual meeting of shareholders.

Termination of the Company

Second Restated Declaration of Trust	Third Restated Declaration of Trust
In any event, we will continue only until the expiration of 20 years after the death of the last survivor of the original trustees named in the Second Restated Declaration of Trust. The shareholders may earlier terminate us by an affirmative vote of the holders of a majority of the issued and outstanding Shares.	Our duration would be perpetual or, if perpetual duration is not permitted, on the latest date permitted by law. We could be earlier terminated by the shareholders by an affirmative vote of not less than a majority of the Shares then outstanding and entitled to vote on such matter.

Amendment of Declaration of Trust

Second Restated Declaration of Trust	Third Restated Declaration of Trust
Amendments, if approved by our Board, may be made by the shareholders by a vote of a majority of the issued and outstanding Shares.

Amendments may be made by the shareholders, without the prior approval of our Board, by a vote of the majority of the outstanding Shares.

Our Board may make amendments, without the prior approval of shareholders, to incorporate one or more particular limitations or restrictions on our policies or operations to enable us to issue or sell Shares.	Amendments, if approved by our Board, could be made by the shareholders by a vote of a majority of the shareholders present in person or by proxy at a meeting at which a quorum is present.

Amendments could be made by the shareholders, without the prior approval of our Board, by the affirmative vote of not less than a majority of Shares then outstanding and entitled to vote.

Our Board could make amendments by 2/3 vote, without the prior approval by shareholders, to enable us to qualify as a REIT under the REIT provisions of the Code or under Chapter 10-34 of the North Dakota Century Code.

CERTAIN TAX CONSIDERATIONS

Considerations Regarding IRET and its Shareholders

      Federal Income Taxation. Since our organization, we have operated in a manner intended to qualify as a REIT under Sections 856-858 of the Code. Under such Code Sections, a REIT that meets certain requirements will not be subject to Federal income tax with respect to income that it distributes to its shareholders. Rather all such income will be taxed at the shareholder level. In order to be considered a REIT for purposes of the Federal income tax laws, we must continue to meet the requirements of those Sections of the Code, including the following:

(i) At the end of each fiscal quarter, at least 75% of our total assets must consist of real estate, cash and cash items (including receivables), and government securities. As to non-real estate investments, which may not exceed 25.0% of our total assets, the securities that we own in any one issuer may not represent more than 5.0% of the value of our assets or more than ten percent of the total value or voting power of that issuer.

(ii) At least 75.0% of our gross income for the taxable year must be derived from real estate rents or mortgages or other specified real estate related activities.

(iii) Beneficial ownership of our Shares must be held by 100 or more persons during at least 335 days of each 12-month taxable year. More than 50.0% of the outstanding Shares may not be owned, directly or indirectly, by or for, five or fewer individuals, at any time during the last half of the taxable year.

      As a REIT, we will not be taxed on that portion of our taxable income that is distributed to our shareholders, provided that at least 90.0% of our taxable income is distributed. To the extent that there is undistributed taxable income or undistributed capital gain income, we will be taxed as a domestic corporation at corporate income tax rates. However, we may retain some or all of our net capital gain without incurring double taxation. If we elect to do this, we are taxed on the amount we designate as retained capital gain at the capital gains rate generally applicable to corporations. Our shareholders then must include in their income their proportionate share of the undistributed capital gain as long-term capital gain. In this case the shareholder is deemed to have paid the shareholder’s share of the tax we paid, and is entitled to a credit for this amount on the shareholder’s income tax return. In addition, the shareholder’s basis in the shareholder’s Shares is increased by the amount of the undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains. As a REIT, we will not be entitled to carry back or carry forward any net operating losses with respect to the income taxed to us.

      So long as we have met the statutory requirements for taxation as a REIT, distributions made to our shareholders will be taxed to such shareholders as ordinary income or long-term capital gain. Distributions will not be eligible for the dividends received deduction for corporations. We will notify each shareholder as to that portion of the distributions which, in the opinion of our counsel, constitutes ordinary income or capital gain. The shareholders may not include in their individual income tax returns any of our operating or extraordinary losses, whether ordinary or capital.

      If we do not qualify as a REIT for any taxable year, we will be taxed as a domestic corporation, and we will not be able to deduct distributions to our shareholders in computing our taxable income. Such distributions, to the extent made out of our current or accumulated earnings and profits, would be taxable to the shareholders as dividends, but would be eligible for the dividends received deduction for corporations.

      In the opinion of the law firm of Pringle & Herigstad, P.C., we have conducted our operations in such a manner to qualify as a REIT. Treasury Regulations issued under the Code require that the members of our Board of Trustees have continuing exclusive authority over our management, the conduct of our affairs and, with certain limitations, the management and disposition of the property we own. Our Board of Trustees intends to adopt any amendments to our Second Restated Declaration of Trust or our Third

Restated Declaration of Trust, if adopted, that may be necessary in order for us to continue to operate as a REIT. Any amendments to our Second Restated Declaration of Trust or Third Restated Declaration of Trust, if adopted, that are required in order for us to remain qualified as a REIT may be made by the Board of Trustees without notice to, or a vote of, the shareholders. For a more complete summary of the material differences between our Second Restated Declaration of Trust and our proposed Third Restated Declaration of Trust, see “Third Restated Declaration of Trust” on Page 60 of this prospectus.

      Taxation of Our Shareholders. Distributions made to our shareholders out of current or accumulated earnings and profits will be taxed to the shareholders as ordinary income. Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain income for the taxable year. Distributions to a shareholder in excess of current or accumulated earnings and profits will be treated as a nontaxable return of capital to the extent that they do not exceed the adjusted basis of a shareholder’s Shares. If distributions in excess of current or accumulated earnings and profits exceed the adjusted basis of a shareholder’s Shares, the distributions will be included in the shareholder’s income as long-term or short-term capital gain (assuming the Shares are held as a capital asset in the hands of the shareholder).

      We will notify shareholders at the end of each year as to the portions of the distributions that constitute ordinary income, net capital gain or return of capital. Any dividend declared by us during the months of October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, even though the dividend may not actually be paid by us until January of the following calendar year.

      In addition, as described earlier, if we retain some or all of our net capital gain and elect to avoid double tax on these gains, we will be taxed on the amount so designated at the capital gains rate generally applicable to corporations. A shareholder then must include the shareholder’s proportionate share of these undistributed capital gains in income as long-term capital gain. The shareholders are deemed to have paid their share of the tax we paid, and they may claim a credit for this amount on their income tax returns. In addition, the tax on the shareholder’s Shares is increased by the amount of such undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains.

      In general, any gain or loss upon a sale or exchange of Shares by a shareholder who has held such Shares as a capital asset will be long-term or short-term, depending on whether the stock was held for more than one year; provided, however, that any loss on the sale or exchange of Shares that have been held by such shareholder for six months or less will be treated as a long-term capital loss to the extent that distributions from us are required to be treated by such shareholders as long-term capital gain.

      State and Local Income Taxation. Since we qualify as a REIT for purposes of the Federal income tax laws, we generally are not subject to state income tax on that portion of our taxable income that is distributed to our shareholders. Shareholders, however, may be subject to taxation on distributions we make to them depending on the state or local jurisdiction of residence of the shareholder. Prospective shareholders should consult their tax advisors for an explanation of how state and local tax laws could affect their investment.

      Taxation of Pension and Profit Sharing (including 401(k)) Trusts, IRAs and other Tax-Exempt Shareholders. Amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity. As a consequence, the dividend income received from us by a tax-exempt entity, including a qualified pension or profit sharing (including a 401(k)) trust or an IRA, (a “Tax-Exempt Shareholder”) should not be UBTI to the Tax-Exempt Shareholder provided that: (a) the Tax-Exempt Shareholder has not held its Shares as “debt-financed property” within the meaning of the Code; (b) the Shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Shareholder; and (c) the Tax-Exempt Shareholder does not own more than 50.0% of the outstanding Shares or other beneficial interests in us. If we are considered a “pension-held REIT” an additional requirement must be satisfied in order for dividend income received by a Tax-Exempt Shareholder that is a qualified pension or profit sharing (including 401(k)) trust (a “Qualified

Trust”) not to be UBTI. This requirement is that the Qualified Trust may not hold more than 10.0% by value of the interests in us. In general, a REIT is considered a “pension-held REIT” if it takes advantage of a special rule in the Code permitting it to satisfy the “five or fewer individual ownership requirement” mentioned above in subparagraph (iii) of the subsection entitled “Considerations Regarding REIT Shareholders” by treating beneficiaries of the Qualified Trust as owners, and the REIT is considered to be “predominantly held” by Qualified Trusts. A REIT is considered to be “predominantly held” by Qualified Trusts if: (a) at least one Qualified Trust holds more than 25.0% by value of the interests in the REIT; or (b) one or more Qualified Trusts, each of which own more than 10.0% by value of the interests in the REIT, hold in the aggregate more than 50.0% by value of the interests in the REIT.

      With respect to Tax-Exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Code, respectively, income from an investment in us will constitute UBTI unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in us. Such prospective investors should consult their tax advisors concerning these “set-aside” and reserve requirements.

      Reporting to the IRS and Backup Withholding. We will report to our shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding, currently at the rate of 30.0%, with respect to dividends paid, unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholder who fails to certify their non-foreign status to us.

Tax Treatment of IRET Properties and Its Limited Partners

      The following discussion summarizes certain federal income tax considerations applicable to IRET’s investment in IRET Properties. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      We will include in our income our share of IRET Properties’ income and deduct our share of IRET Properties’ losses only if IRET Properties is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation.

      We have not requested, and do not intend to request, a ruling from the IRS that IRET Properties will be classified as a partnership for federal income tax purposes. Instead, based on certain factual assumptions and representations we have made and on currently applicable Treasury Regulations under Section 7701 of the Code, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will be treated for federal income tax purposes as a partnership. Further, based on certain factual assumptions and representations we have made, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will not be a publicly traded partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of IRET Properties as a partnership for federal income tax purposes. If a court sustained such a challenge, IRET Properties would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Pringle & Herigstad, P.C., is based on existing law. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

      If for any reason IRET Properties was taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. In addition, any change in the IRET Properties’ status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of IRET Properties would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Additionally, IRET Properties would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing IRET Properties’ taxable income.

Income Taxation of IRET Properties and its Partners

      Partners, Not IRET Properties, Subject to Tax. A partnership is not a taxable entity for Federal income tax purposes. As such, we will be required to take into account our allocable share of income, gains, losses, deductions and credits from IRET Properties for any taxable year ending within, or with, our taxable year, without regard to whether we have received, or will receive, any distributions.

      Partnership Allocation Income, Losses and Capital Gain. Although a partnership agreement generally will determine allocations of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. IRET Properties’ allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

      Tax Allocations with Respect to Contributed Property. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions that are attributable to appreciated or depreciated property contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code, and outlining several reasonable allocation methods. IRET Properties plans to elect to use the traditional method for allocating Code Section 704(c) items with respect to the properties it acquires in exchange for limited partnership units.

      Under the limited partnership agreement of IRET Properties, depreciation or amortization deductions will be allocated among the partners in accordance with their respective interests. In addition, gain on the sale of a property contributed to IRET Properties by a limited partner in exchange for limited partnership units will be specially allocated to such limited partner to the extent of any built-in gain with respect to the property. Depending on the allocation method elected under Code Section 704(c), it is possible that: (i) we may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of contribution, and (ii) we may be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds, which may adversely affect our ability to comply with the REIT distribution requirements. This situation has not occurred in the past, and we do not currently have any reason to believe it will occur in the future.

      The allocation rules also may affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased the properties for cash.

      Tax Basis in IRET Properties. In general, our adjusted tax basis of our partnership interest in IRET Properties is equal to: (i) the amount of cash and the basis of any other property that we contribute to

IRET Properties, (ii) increased by our share of income and indebtedness, and (iii) reduced, but not below zero, by our share of the loss and the amount of cash and the basis of any other property distributed to us.

      If the allocation of our share of loss would reduce the adjusted tax basis of our partnership interest in IRET Properties below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that cash distributions, or any decrease in our share of the indebtedness, would reduce our adjusted tax basis below zero, the excess distributions (after our adjusted tax basis has been reduced to zero) will constitute taxable income to us. Such income normally will be characterized as capital gain, and, if our partnership interest in IRET Properties has been held for longer than the long-term capital gain holding period, the income will constitute long-term capital gain.

      Sale of Real Estate. Generally, any gain realized by IRET Properties on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

      Any gain recognized on the disposition of a particular property contributed by a partner in exchange for limited partnership will be allocated first to such contributing partner under Section 704(c) of the Code to the extent of such contributing partner’s built-in gain. Any remaining gain will be allocated among the partners in accordance with their respective ownership percentage interests in IRET Properties.

ERISA and Prohibited Transaction Considerations

      The following is a discussion of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code that may be relevant to a particular shareholder in light of their particular circumstances. The discussion is based on current provisions of ERISA and the Code and any changes in the current law may render this discussion incorrect.

      A fiduciary of a pension, profit sharing (including a 401(k)) plan or other employee benefit plan subject to Title I of ERISA (an “ERISA Plan”) should carefully consider whether an investment in our Shares is consistent with his or her fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan’s investments to be: (i) prudent and in the best interests of the ERISA Plan, its participants and its beneficiaries; (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so; and (iii) authorized under the terms of the ERISA Plan’s governing documents.

      Fiduciaries of ERISA Plans and persons making investment decisions for IRAs and other plans not subject to ERISA (“Non-ERISA Plans”) should also consider the application of the prohibited transaction provisions of ERISA and the Code in making their investment decisions. In general, the prohibited transaction provisions of ERISA prohibit fiduciaries from permitting “parties in interest” (including plan fiduciaries, service providers, employers, owners and employees) to engage in transactions with the plan and its assets. The prohibit transaction provisions of the Code, found at Section 4975 of the Code, prohibit “disqualified persons” (including plan fiduciaries, service providers, employers and owners) from engaging in transactions with the plan and its assets. The prohibited transactions provisions of ERISA and the Code also prohibit plan fiduciaries from dealing with the assets of the plan for their own interest or benefit.

      The Department of Labor (“DOL”) has issued regulations defining the term “plan assets” for purposes of ERISA and Code Section 4975. Under the regulations (the “Plan Asset Regulations”), when a plan makes an equity investment in another entity, the plan’s assets include the investment it makes, and, depending on the circumstances, may or may not include the underlying assets of the entity in which the plan invests. If the plan’s assets include the underlying assets of the entity in which it invests, then certain consequences follow which may be problematic for the plan. In the case of ERISA Plans: (i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving those underlying assets; (ii) persons who exercise any authority or control over the underlying assets, or who provide investment advice to the entity would (for purposes of the fiduciary responsibility provisions of ERISA) be fiduciaries of the ERISA Plan, and transactions involving the underlying assets undertaken at their direction or pursuant to their advice might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest; and (iii) a fiduciary exercising his or her investment discretion over the assets of the ERISA Plan to cause it to acquire or hold the investment in the entity could be liable under Part 4 of Title I of ERISA for transactions entered into by the entity that do not conform to ERISA standards of prudence and fiduciary responsibility. In the case of ERISA Plans and Non-ERISA Plans subject to Code Section 4975, certain transactions that the entity might enter into in the ordinary course of its business and operations might constitute “prohibited transactions.”

      The Plan Asset Regulations specify that if the entity in which the plan invests is a “publicly-offered security,” the plan’s assets will not include the underlying assets of the entity. The regulations define a “publicly-offered security” as a security that is “freely transferable,” “widely-held,” and either (i) part of a class of securities registered under the Securities Exchange Act of 1934; or (ii) sold to a plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Exchange Act of 1933, and the class of securities of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

      The regulations provide that whether a security is freely transferable is a factual question to be determined based upon a consideration of all the relevant facts and circumstances. However, if a security is part of an offering in which the minimum investment is $10,000 or less, the following factors ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable:

(i) Any requirement that not less than a minimum number of shares of such security be transferred or assigned, provided that such requirement does not prevent transfer of all of the then remaining shares held by an investor;

(ii) Any prohibition against transfer or assignment of such security to an ineligible or unsuitable investor;

(iii) Any restriction on, or prohibition against, any transfer or assignment which would either result in a termination or reclassification of the entity for federal or state tax purposes or which would violate any state or federal statute, regulation, court order, judicial decree, or rule of law;

(iv) Any requirement that reasonable transfer or administrative fees be paid;

(v) Any requirement that advance notice of a transfer or assignment be given to the entity and any requirement regarding execution of documentation evidencing such transfer;

(vi) Any restriction or substitution of an assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership may be transferred or assigned without regard to such restriction;

(vii) Any administrative procedure which establishes an effective date, or an event, prior to which a transfer or assignment will not be effective; or

(viii) Any limitation or restriction on transfer or assignment that is not created or imposed by the issuer or any person acting on behalf of the issuer.

      The only restriction currently imposed on the transfer of our Shares is set forth in our Second Restated Declaration of Trust, which provides that:

[T]o insure compliance with the Internal Revenue Code provision that no more than 50% of the outstanding Shares may be owned by five or fewer individuals, the Trustees may at any time redeem Shares from any Shareholder at the fair market value thereof (as determined in good faith by the Trustees based on an independent appraisal of the Trust assets made within six months of the redemption date). Also, the Trustee may refuse to transfer Shares to any Person whose acquisition of additional Shares might, in the opinion of the Trustees, violate the above requirement.

      We are not aware of any other facts or circumstances limiting the transferability of our Shares that do not fall within the exceptions set forth in (i) through (viii), above.

      The Plan Asset Regulations provide that a security is “widely-held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. As of June 30, 2003, we had approximately 10,700 shareholders and therefore we are of the opinion that our Shares are now, and will be, “widely-held” within the meaning of the Plan Asset Regulations.

      Assuming that our Shares are, and will be, “widely held,” and that no facts and circumstances other than those referred in the preceding paragraphs exist that restrict transferability, it is our opinion that our Shares should be “publicly offered securities” within the meaning of the Plan Asset Regulations, and that accordingly our assets should not be considered to be “plan assets,” within the meaning of the Plan Asset Regulations of any ERISA Plan or Non-ERISA Plan.

PLAN OF DISTRIBUTION

      For the sole purpose of selling the Shares to be offered pursuant to this prospectus, we have entered into security sales agreements with a number of broker-dealers who are members of the National Association of Securities Dealers (“NASD”). Broker-dealers participating in this offering are considered statutory underwriters pursuant to Section 2a(11) of the Securities Act of 1933. None of the broker-dealers involved are required to take and pay for, or sell, a specific number of Shares. This offering will be conducted on a best efforts basis under which participating broker-dealers are required to take and pay for only those Shares that are actually sold to the public. The Shares available for sale to the public will only be available for purchase through broker-dealers who have signed a security sales agreement with us. The Shares offered will only be sold for cash payable in United States Dollars. There will be no other distribution or sales of Shares to the public, except through our distribution reinvestment plan, which is available only to our shareholders. See also “Distribution Reinvestment Plan” on page 19 of this prospectus.

      We anticipate that we will request that the following NASD registered broker-dealers use their best efforts to sell the Shares offered under this prospectus to the public:

Alerus Securities

Berthel Fisher & Company Financial
Services, Inc.
Capital Financial Services, Inc.
D.A. Davidson & Co.
Eagle One Investments, LLC
Fintegra Financial Solutions
INVEST Financial Corporation
Investment Centers of America, Inc.
James Harold Goode, Inc.
Linsco/ Private Ledger Corp.
ND Capital, Inc.
PrimeVest Financial Services, Inc.
Raymond James Financial Services, Inc.
SAL Financial Services
VSR Financial Services, Inc.
US Bancorp Piper Jaffray

      We will pay a commission of            percent, or $          .      per share, for any and all Shares sold by a participating broker-dealer. The total maximum commission that may be paid if all Shares are sold in this offering is $                    ,                    ,                    . No discounts, other compensation, commissions, finders fees or other compensation will be paid to any broker-dealer in this offering.

      John F. Decker, a member of our Board of Trustees, is an employee of D.A. Davidson & Co. See also “Members of the Board of Trustees and Executive Officers” on page 51 of this prospectus and “Certain Relationships and Related Transactions” on page 55 of this prospectus.

      The material terms of the Security Sales Agreements are as follows:

•	Subject only to a minimum purchase of 100 Shares by any investor, no broker-dealer is required to sell a minimum number of Shares.

•	There may be limits on the number of Shares a particular broker-dealer may sell as a result of our allocation of Shares among the broker-dealers.

•	No more than the total offering of 4,500,000 Shares may be sold.

•	Either party to a security sales agreement may terminate such agreement at anytime without penalty or further obligation.

•	Any full-time employee of a participating broker-dealer may purchase Shares for their own account at the offering price of $ . per share. Any such Shares so acquired may not be sold, transferred, assigned, pledged or hypothecated by any person for a period of one year from the date of acquisition. No certificate may be issued until the one year holding period has expired.

•	No broker-dealer has a right to nominate or elect a member to our Board of Trustees.

•	We have agreed to indemnify the broker-dealers against certain liabilities, including certain liabilities under the Securities Act of 1933.

      None of the broker-dealers intend to engage in any passive market making activities, stabilization or other transactions that otherwise may affect the price of the Shares offered or the price of our Shares on the NASDAQ National Market.

      Members of our Board of Trustees, other than Mr. Decker, and our management and other employees may purchase Shares under this offering directly from us for $          .     , which represents a 5.0% discount from the offering price. Any Shares so purchased may not be sold, transferred, assigned, pledged or hypothecated for a period of one year from the date of purchase. The number of Shares available to such persons will be                     ,                      Shares or      .     % of the Shares offered.

LEGAL MATTERS

      The validity of the Shares offered under this prospectus, the federal and state tax aspects of the organization and operation of us and IRET Properties and other legal matters will be passed upon for us by Pringle & Herigstad, P.C., Minot, North Dakota.

EXPERTS

      The balance sheets of the Company as of April 30, 2003 and 2002, and the statements of income, shareholders’ equity and cash flows of the Company for each of the three most recent fiscal years ended April 30, as listed on the Index to Financial Statements on page F-3 through F-8, included in this prospectus, have been included herein in reliance on the reports of Brady Martz & Associates, P.C., Minot, North Dakota, independent accountants, given on the authority of that firm as experts in accounting and auditing.

INDEPENDENT AUDITOR’S REPORT

Board of Trustees

Investor Real Estate Trust
and Subsidiaries
Minot, North Dakota

      We have audited the accompanying consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 2003, and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended April 30, 2003, 2002, and 2001. These consolidated financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Real Estate Trust and Subsidiaries as of April 30, 2003, and 2002, and the consolidated results of its operations and cash flows for the years ended April 30, 2003, 2002, and 2001, in conformity with accounting principles generally accepted in the United States of America.

/S/ BRADY MARTZ AND ASSOCIATES, P.C.

BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota, USA

May 22, 2003

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

April 30, 2003 and 2002

	2003	2002

ASSETS

Real estate investments	$919,780,802	$740,319,436

Less accumulated depreciation	(75,638,772)	(58,925,517)

	$844,142,030	$681,393,919

Mortgage loans receivable, net of allowance	1,182,940	3,952,762

Total real estate investments	$845,324,970	$685,346,681

Cash and cash equivalents	$15,564,714	$12,333,426

Marketable securities — available-for-sale	3,077,260	10,500,000

Rent receivable, net of allowance	4,604,150	3,233,765

Real estate deposits	353,600	422,045

Notes Receivable	0	3,500,000

Prepaid and other assets	1,086,620	3,513,791

Tax, insurance, and other escrow	7,433,923	6,210,450

Property and Equipment, net	2,088,074	209,121

Goodwill	1,440,817	1,440,817

Deferred charges and leasing costs	4,706,393	3,498,922

Total Assets	$885,680,521	$730,209,018

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities

Accounts payable and accrued expenses	$16,638,506	$10,596,277

Notes Payable	11,247,531	0

Mortgages payable	539,397,202	459,568,905

Investment certificates issued	9,034,696	25,186,582

Total Liabilities	$576,317,935	$495,351,764

Commitments and Contingencies (Note 17)

Minority Interest in Partnerships	$14,224,628	$12,819,077

Minority Interest of Unit Holders in Operating Partnership	$80,376,853	$76,460,046

Shareholder’s Equity

Shares of beneficial interest (unlimited authorization, no par value, 36,166,351 shares outstanding in 2003 and 27,847,079 shares outstanding in 2002)	$240,645,207	$163,376,549

Accumulated distributions in excess of net income	(25,884,102)	(17,798,418)

Total shareholders’ equity	$214,761,105	$145,578,131

Total Liabilities and Shareholders’ Equity	$885,680,521	$730,209,018

See Notes to Consolidated Financial Statements.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended April 30, 2003, 2002, and 2001

	2003	2002	2001

Revenue

Real Estate Rentals	$118,901,019	$90,727,867	$73,916,442

Discounts and Fees	234,271	214,960	213,427

Total Revenue	$119,135,290	$90,942,827	$74,129,869

Operating Expense

Interest	$37,072,908	$30,088,615	$24,693,635

Depreciation	19,414,402	15,238,520	12,046,175

Utilities and Maintenance	19,820,585	12,374,017	11,175,146

Taxes	13,568,355	9,056,481	7,393,165

Insurance	2,159,270	1,297,420	788,386

Property Management Expenses	7,816,236	6,570,562	5,576,463

Property Management Related Party	503,976	321,348	114,421

Administrative Expense	2,051,212	1,569,853	1,057,469

Advisory and Trustee Services	112,956	112,889	423,227

Operating Expenses	885,403	565,802	431,390

Amortization	662,818	542,667	428,188

Amortization of Related Party Costs	37,866	6,533	0

Total Operating Expense	$104,105,987	$77,744,707	$64,127,665

Non-Operating Income	$830,119	$1,062,123	$753,001

Income Before Gain/ Loss on Properties and Minority Interest	$15,859,422	$14,260,243	$10,755,205

Gain on Sale of Investment	315,342	546,927	601,605

Minority Interest Portion of Other Partnerships’ Income	(934,114)	(198,564)	0

Minority Interest Portion of Operating Partnership Income	(3,679,239)	(3,714,447)	(2,210,454)

Income From Continuing Operations	$11,561,411	$10,894,159	$9,146,356

Discontinued Operations, net	686,750	(294,030)	(452,116)

Net Income	$12,248,161	$10,600,129	$8,694,240

Net Income Per Share (basic and diluted)	$.38	$.42	$.38

See Notes to Consolidated Financial Statements.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

for the years ended April 30, 2003, 2002, and 2001

				Accumulated
		Shares of	Distributions in	Other	Total
	Number of	Beneficial	Excess of Net	Comprehensive	Shareholder’s
	Shares	Interest	Income	Income (Loss)	Equity

Balance May 1, 2000	22,452,069	$119,233,172	$(9,094,076)	$(218,505)	$109,920,591
Comprehensive Income

Net income	0	0	8,694,240	0	8,694,240

Unrealized gain on securities available-for-sale	0	0	0	88,054	88,054

Total comprehensive income					$8,782,294

Distributions	0	0	(12,673,321)	0	(12,673,321)

Distribution reinvestment plan	273,155	2,230,445	0	0	2,230,445

Sale of shares	1,383,908	11,001,509	0	0	11,001,509

Fractional shares repurchased	(40,786)	(316,358)	0	0	(316,358)

Balance April 30, 2001	24,068,346	$132,148,768	$(13,073,157)	$(130,451)	$118,945,160
Comprehensive Income

Net income	0	0	10,600,129	0	10,600,129

Unrealized gain on securities available-for-sale	0	0	0	130,451	130,451

Total comprehensive income					$10,730,580

Distributions	0	0	(15,325,390)	0	(15,325,390)

Distribution reinvestment plan	832,708	7,297,694	0	0	7,297,694

Sale of shares	2,947,986	23,949,523	0	0	23,949,523

Fractional shares repurchased	(1,961)	(19,436)	0	0	(19,436)

Balance April 30, 2002	27,847,079	$163,376,549	$(17,798,418)	$0	$145,578,131
Comprehensive Income

Net income	0	0	12,248,161	0	12,248,161

Total comprehensive income					$12,248,161

Distributions	0	0	(20,333,845)	0	(20,333,845)

Distribution reinvestment plan	971,292	9,462,920	0	0	9,462,920

Sale of shares	7,350,918	67,834,566	0	0	67,834,566

Fractional shares repurchased	(2,938)	(28,828)	0	0	(28,828)

Balance April 30, 2003	36,166,351	$240,645,207	$(25,884,102)	$0	$214,761,105

See Notes to Consolidated Financial Statements.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended April 30, 2003, 2002, and 2001

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income	$12,248,161	$10,600,129	$8,694,240

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	20,306,618	16,064,368	12,727,720

Minority interest portion of operating partnership income	4,833,072	3,812,732	2,095,177

Gain on sale of properties	(1,594,798)	(546,927)	(601,605)

Interest reinvested in investment certificates	374,946	486,198	360,181

Effects on operating cash flows due to changes in:

Real estate deposits	85,060	1,062,876	246,350

Rent receivable	(1,370,385)	(1,308,336)	(990,213)

Other assets	3,174,743	(2,850,807)	(201,547)

Tax, insurance and other escrow	(1,020,333)	(1,886,489)	(1,105,357)

Deferred charges	(1,728,602)	(847,260)	(805,364)

Related Party Capitalized Leasing Commissions	(179,553)	(27,324)	0

Accounts payable and accrued expenses	3,386,226	2,359,053	1,909,163

Net cash provided from operating activities	$38,515,155	$26,918,213	$22,328,745

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from maturity of marketable securities available for sale	$43,100,000	$3,085,208	$250,172

Principal payments on mortgage loans receivable	5,888,830	5,591,429	613,934

Proceeds from sale of property	4,957,564	269,501	0

Payments for acquisitions and improvement of properties	(78,100,677)	(62,301,069)	(72,319,419)

Purchase of marketable securities available-for-sale	(35,677,260)	(10,500,000)	0

Investment in mortgage loans receivable	(2,944,008)	(8,507,096)	(4,709,838)

Proceeds from notes receivable	3,500,000	0	0

Investment in notes receivable	0	(3,500,000)	0

Net cash used for investing activities	$(59,275,551)	$(75,862,027)	$(76,165,151)

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

for the years ended April 30, 2003, 2002, and 2001

	2003	2002	2001

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sale of shares, net of issue costs	$31,912,977	$13,520,867	$11,001,509

Proceeds from investment certificates issued	0	24,109,305	3,257,574

Proceeds from mortgages payable	43,925,000	43,093,345	79,369,000

Proceeds from notes payable	14,100,000	0	0

Proceeds from sale of minority interest units	0	345,603	0

Repurchase of shares and minority interest units	(28,827)	(29,868)	(5,497,952)

Distributions paid	(11,663,416)	(8,362,657)	(5,963,290)

Distributions paid to minority interest unitholders	(5,461,170)	(4,476,875)	(3,059,078)

Distributions paid to other minority partners	(1,014,672)	(150,082)	0

Redemption of investment certificates	(16,526,833)	(2,195,531)	(1,828,594)

Principal payments on mortgage loans	(24,348,340)	(10,932,930)	(14,083,544)

Principal payments on notes payable	(6,903,035)

Net increase (decrease) in short-term lines of credit	0	0	(6,452,420)

Net cash provided from financing activities	$23,991,684	$54,921,177	$56,743,205

NET INCREASE IN CASH AND CASH EQUIVALENTS	$3,231,288	$5,977,363	$2,906,799

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	$12,333,426	6,356,063	3,449,264

CASH AND CASH EQUIVALENTS AT END OF YEAR	$15,564,714	$12,333,426	$6,356,063

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

for the years ended April 30, 2003, 2002, and 2001

	2003	2002	2001

SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Distribution reinvestment plan	$9,462,920	$7,297,694	$2,230,445

Property acquired through issue of shares	33,332,680	0	0

Real estate investment acquired through assumption of mortgage loans payable and accrual of costs	61,258,092	59,650,208	38,611,547

Real estate investment acquired through assumption of notes payable	4,050,566	0	0

Mortgage loan receivable transferred to property owned	0	0	4,709,838

Mortgage loan receivable acquired through assumption of mortgage loans payable and accrual of costs	175,000	0	0

Proceeds from sale of properties deposited directly with escrow agent	4,562,915	856,411	4,093,684

Proceeds from sale of property to pay off mortgage or assumption of debt	1,006,454	0	0

Properties and goodwill acquired through the issuance of minority interest units in the operating partnership	8,860,420	19,793,183	25,543,524

Minority partner interest in IRET-BD	1,486,108	0	0

Minority partner interest in Southdale Medical Center	0	0	3,287,655

Minority partner interest in Mendota Properties	0	9,482,931	0

Interest reinvested directly in investment certificates	374,946	486,198	360,181

Investment certificates transferred to shares	0	9,089,807	0

UPREIT units converted to shares	2,588,908	1,338,849	0
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:

Interest paid on mortgages	$35,949,777	$27,318,816	$23,763,584

Interest paid on investment certificates	989,413	663,774	745,391

Interest paid on margin account and other	103,799	1,438	0

	$37,042,989	$27,984,028	$24,508,975

See Notes to Consolidated Financial Statements.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2003, 2002, and 2001

Note 1 — Organization

      Investors Real Estate Trust (“IRET”) elected to be taxed as a Real Estate Investment Trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended April 30, 1971. REITs are subject to a number of organization and operational requirements, including a requirement to distribute 90% of ordinary taxable income to its shareholders and, generally, are not subject to Federal income tax on net income. IRET is engaged in the acquisition and ownership of residential apartment communities and commercial properties located mainly in the states of North Dakota and Minnesota but also in the states of Colorado, Idaho, Iowa, Georgia, Kansas, Montana, Nebraska, South Dakota, Texas, Michigan, Washington and Wisconsin. As of April 30, 2003, IRET owned 64 apartment communities with 8,227 apartments and 125 commercial properties totaling 6,083,588 net rentable square feet. IRET conducts a majority of its business activities through its operating partnership, IRET Properties, a North Dakota Limited Partnership, as well as through a number of other subsidiary entities.

Note 2 — Summary of Significant Accounting Policies

      Basis of Presentation The consolidated financial statements include the accounts of IRET and all its subsidiaries in which it maintains a controlling interest. The financial statements have been prepared on the basis of accounting principles that are in effect as of the financial statement date. IRET operates on a fiscal year commencing May 1 and ending April 30.

      The Trust merged with T. F. James Company on February 1, 2003. The assets and liabilities were reflected at fair value in accordance with the purchase method of accounting required under SFAS 141, Business Combinations. The merger included assets totaling $71,641,725, liabilities totaling $38,082,004, and stockholders’ equity of $33,559,721 represented by the issuance of 3,442,022 shares.

      The accompanying consolidated financial statements include the accounts of IRET and its 78% general partnership interest, (as of April 30, 2003), in the operating partnership. Such interest has been calculated as the percentage of units owned by the Trust divided by the total operating partnership units (“UPREIT Units”) outstanding. The remaining 22% is reflected as Minority Interest of Unit Holders in Operating Partnership in these consolidated financial statements.

      The consolidated financial statements also include the ownership by IRET Properties of: (1) a 60.31% ownership interest in Minnesota Medical Investors LLC, SMB Operating Company LLC, and SMB MM LLC, collectively known as Southdale Medical Center; (2) a 51% ownership interest in Mendota Properties, LLC, a Minnesota limited liability company, the holder of all of the issued and outstanding membership interests in Mendota Office Holding LLC, a Minnesota limited liability company and Mendota Office Three and Four, LLC, a Minnesota limited liability company which are the owners of five multi-tenant commercial real estate properties in Dakota County, Minnesota, known as Mendota Heights, and (3) a 51% ownership interest in IRET-BD, LLC, a Minnesota limited liability company, the holder of all of the issued and outstanding membership interests in IRET — DMS, LLC and IRET — Brenwood, LLC, which are the owners of a warehouse facility in Des Moines, Iowa, known as Dixon Avenue, and a four building office complex in Minnetonka, MN, known as Brenwood Office, respectively. These companies are consolidated into IRET’s other operations with minority interests reflecting the minority partners’ share of ownership and income and expenses.

      All material inter-company transactions and balances have been eliminated in the consolidated financial statements.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      New Accounting Pronouncements Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, established accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Certain provisions of SFAS 133 were amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” an amendment of Statement 133. The impact of SFAS 133 is not significant.

      The Trust adopted FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, for any guarantees issued or modified after December 31, 2002. This Interpretation requires a liability to be recognized upon issuance of certain guarantees, whether or not payment under the guarantee is probable. It also requires the disclosure of certain information related to new and previously existing guarantees. The Trust does not believe it has entered into any guarantees that fall within the guidance of this Interpretation and thus, this Interpretation has no impact on the Trust’s financial statements.

      The Trust adopted FASB Interpretation No. 46, Consolidation of Variable Interest Entities. These consolidation requirements apply to variable interest entities created after January 31, 2003, and to existing variable interest entities beginning August 1, 2003. The Interpretation requires that a variable interest entity be consolidated if the Trust is subject to a majority of the risk of loss from its activities or is entitled to receive a majority of the entities’ returns. The Trust does not believe it has interests in any variable interest entities, and thus, this Interpretation has no impact on the Trust’s financial statements.

      Effective May 1, 2003, Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, requires the Trust to recognize obligations incurred in conjunction with the retirement of tangible long-lived assets. It is anticipated that the adoption of this standard will not have a material impact on the Trust’s financial statements.

      The Trust adopted SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, effective for activities initiated after December 31, 2002. This standard establishes the need for recognition of liabilities for costs associated with exit or disposal activities. The adoption of SFAS 146 has not materially impacted the Trust’s financial statements.

      Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Real Estate Assets and Depreciation of Investment in Real Estate Real estate is recorded at cost less accumulated depreciation less an adjustment, if any, for impairment. A land value is assigned based on the purchase price if land is acquired separately or based on market research if acquired in a merger or in a single or portfolio acquisition.

      Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The Trust uses a 20-40 year estimated life for buildings and improvements and a 5-12 year estimated life for furniture, fixtures and equipment.

      Expenditures for ordinary maintenance and repairs are expensed to operations as incurred and significant renovations and improvements that improve and/or extend the useful life of the asset are capitalized over their estimated useful life, generally five to ten years. Property sales or dispositions are recorded when title transfers and sufficient consideration has been received by the Trust. Upon disposition, the related costs and accumulated depreciation are removed from the respective accounts. Any gain or loss

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on sale is recognized in accordance with accounting principles generally accepted in the United States of America. The Trust periodically evaluates its long-lived assets, including its investments in real estate, for impairment indicators. The judgments regarding the existence of impairment indicators are based on factors such as operational performance, market conditions, expected holding period of each asset and legal and environmental concerns. Future events could occur which would cause the Trust to conclude that impairment indicators exist and an impairment loss is warranted. If indicators exist, the Trust compares the expected future undiscounted cash flows for the long-lived asset against the carrying amount of that asset. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the asset, an impairment loss would be recorded for the difference between the estimated fair value and the carrying amount of the asset.

      The fair value of the property is the amount that would be recoverable upon the disposition of the property. Techniques used to establish fair value include present value of estimated expected future cash flows using a discount rate commensurate with the risks involved, the appraised value, and recent sales of comparable assets in close proximity to the Trust’s property.

      Real Estate Held for Sale is stated at the lower of its carrying amount or estimated fair value less disposal costs. Depreciation is not recorded on assets classified as held for sale.

      In the normal course of business IRET will receive offers for sale of its properties, either solicited or unsolicited. For those offers that are accepted, the prospective buyer will usually acquire a due diligence period before completion of the transaction. It is not unusual for matters to arise that result in the withdrawal or rejection of the offer during this process. As a result, real estate is not classified as “held-for-sale” until it is likely, in the opinion of management that a property will be disposed of in the near term, even if sale negotiations for such property are currently under way.

      The Trust reports in discontinued operations, the results of operations of a property that has either been disposed of or is classified as held for sale unless certain conditions are met. Any gains or losses from the sale of a property are reported in discontinued operations also, unless certain conditions are met.

      Goodwill In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 prohibits the amortization of goodwill and requires that goodwill be reviewed for impairment at least annually. The Trust adopted this standard effective May 1, 2002.

      The Goodwill asset represents the difference between the purchase price of $2,083,350 paid by the Trust for Odell-Wentz, and the actual value of the real property acquired by the Trust as part of the acquisition. Prior to the adoption of FASB 142, the Trust elected to amortize the Goodwill over a 15-year period. The parties agreed to a purchase price that would result in the Trust receiving a return on its purchase price going forward in the form of reduced operating costs. The agreed rate of return was approximately 12% or reduced expenses of approximately $280,000 for the fiscal year ending April 30, 2002.

      On May 1st of each year, and periodically throughout the year if a material event occurs that may reduce the value of the Goodwill, the Trust compares its administrative expenses against what would have been paid as an external advisory fee to Odell-Wentz under the advisory fee agreement in place prior to the acquisition of Odell-Wentz by the Trust. If the comparison of costs shows a return on investment or reduced operating costs of less than 12%, the Trust will impair the Goodwill accordingly.

      Property and Equipment consists of the administrative office buildings and equipment contained at IRET’s headquarters in Minot, North Dakota and the office location in Excelsior, Minnesota. The balance sheet reflects these assets stated at cost net of accumulated depreciation. As of April 30, 2003 and 2002, the cost accordingly was $2,513,768 and $498,210. Accumulated depreciation was $425,694 and $289,089 as of April 30, 2003 & 2002, respectively.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Mortgage Loans Receivable is shown at cost. Interest income is accrued and reflected in the related balance.

      Marketable Securities IRET’s investments in securities are classified as securities “held-to-maturity” and securities “available-for-sale.” The securities classified as “available-for-sale” represent an investment in a Merrill Lynch money market mutual fund and is stated at fair value. The Fund is a money market mutual fund that is subject to all of the requirements of Rule 2a-7 under the Investment Company Act of 1940, as amended. The Fund invests in a diversified portfolio of U.S. dollars denominated money market securities. These securities consist primarily of short-term U.S. Government securities, U.S. Government agency securities, bank obligations, commercial paper and repurchase agreements. The Fund may also invest in domestic bank obligations and foreign bank obligations and other short-term debt securities issued by U.S. and foreign entities. These securities will have remaining maturities of up to 762 days (25 months) in the case of U.S. Government securities and 397 days (13 months) in the case of all other securities. The Fund’s dollar-weighted average portfolio maturity will not exceed 90 days. An investment in the Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Unrealized gains and losses on securities “available-for-sale” are recognized as direct increases or decreases in shareholders’ equity. Cost of securities sold is recognized on the basis of specific identification. IRET has no securities “held-to-maturity” as of April 30, 2003 or 2002.

      Tax, Insurance, and Other Escrow includes funds deposited with the lender for payment of real estate tax and insurance. Other escrow includes reserve for replacement funds to be used for replacement of structural elements and mechanical equipment of certain projects. The funds are under the control of the lender. Disbursements are made after supplying written documentation to the lender.

      Real Estate Deposits consist of funds held by an escrow agent to be applied toward the purchase of real estate qualifying for gain deferral as a like-kind exchange of property under Section 1031 of the Internal Revenue Code. It also consists of earnest money, or “good faith deposits,” to be used by IRET toward the purchase of property or the payment of loan costs associated with loan placement or refinancing.

      Deferred Leasing and Loan Acquisition Costs Costs and commissions incurred in obtaining tenant leases are amortized on the straight-line method over the terms of the related leases. Costs incurred in obtaining long-term financing are amortized over the life of the loan and charged to amortization expense over the terms of the related debt agreements.

      Cash and Cash Equivalents consists of bank deposits and short-term investment securities acquired subject to repurchase agreements.

      Minority Interest Interests in the operating partnership held by limited partners are represented by operating partnership units. The operating partnerships’ income is allocated to holders of units based upon the ratio of their holdings to the total units outstanding during the period. Capital contributions, distributions, and profits and losses are allocated to minority interests in accordance with the terms of the operating partnership agreement. IRET reflects minority interests in the Southdale Medical Center, Mendota Heights Office Complex, and Brenwood and Dixon properties on the balance sheet for the portion of properties consolidated by IRET that are not wholly owned by IRET. The earnings or losses from these properties attributable to the minority interests are reflected as limited partner minority interests in the consolidated statements of operations.

      Net Income per Share Basic net income per share is computed using the weighted average number of shares outstanding over the earnings period. There is potential for dilution of net income per share due to the conversion option of operating partnership units. However, basic and diluted net income per share are the same.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income Taxes IRET intends to continue to qualify as a real estate investment trust as defined by the Internal Revenue Code and, as such, will not be taxed on the portion of the income that is distributed to the shareholders, provided at least 90% of its real estate investment trust taxable income is distributed and other requirements are met. IRET intends to distribute all of its taxable income and realized capital gains from property dispositions within the prescribed time limits and, accordingly, there is no provision or liability for income taxes shown on the financial statements.

      IRET conducts all of its business activity as an umbrella real estate investment trust through its operating partnership, IRET Properties. This UPREIT status allows IRET to accept the contribution of real estate in exchange for limited partnership units. Generally, such a contribution to a limited partnership allows for the non-recognition of gain by an owner of appreciated real estate. The UPREIT concept is based on the combination of the non-recognition provisions of Section 721 of the Internal Revenue Code and the limited partnership conversion rights which allow the contributing partner to exchange the limited partnership interest received in exchange for the appreciated real estate for IRET’s stock. Upon conversion of the partnership units to IRET shares, a taxable event occurs for that limited partner. Income or loss of the operating partnership shall be allocated among its partners in compliance with the provisions of the Internal Revenue Code Section 701(b) and 704(c).

      Revenue Recognition Residential rental properties are leased under operating leases with terms generally of one year or less. Commercial properties are leased under operating leases to tenants for various terms exceeding one year. Lease terms often include renewal options. Rental revenue is recognized on the straight-line basis, which averages minimum required rents over the terms of the leases. Rents recognized in advance of collection are reflected as rent receivable, net of allowance for doubtful accounts.

      Management evaluates the appropriate amount of the allowance for doubtful accounts by assessing the recoverability of individual real estate mortgage loans and rent receivables by a comparison of their carrying amount with their estimated realizable value. Management also considers the tenant financial condition, credit history and current economic conditions.

      Receivable balances are written off when deemed uncollectible. Recoveries of receivables previously written off, if any, are recorded when received. A summary of the changes in the allowance for doubtful accounts for the years ended April 30, 2003 and 2002, are as follows:

	2003	2002

Balance at beginning of year	$140,785	$120,315

Provision for doubtful accounts	215,000	30,000

Write-offs	(240,785)	(9,530)

Balance at close of year	$115,000	$140,785

      Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenditures are incurred. IRET receives payments for these reimbursements from substantially all its multi-tenant commercial tenants throughout the year based on estimates. Differences between estimated recoveries and the final billed amounts, which are immaterial, are recognized in the subsequent year.

      A number of the commercial leases provide for a base rent plus a percentage rent based on gross sales in excess of a stipulated amount. These percentage rents are recorded once the required sales level is achieved and are included in rental income at that time.

      Profit on sales of real estate shall be recognized in full when the real estate is sold, provided the collectibility of the sales price is reasonably assured or the amount that will be collectible can be estimated and the seller is not obliged to perform significant activities after the sale to earn the profit. Any gain or

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loss on a sale or disposition is recognized in accordance with accounting principles generally accepted in the United States of America.

      Interest on mortgage loans receivable is recognized in income as it accrues during the period the loan is outstanding. In the case of non-performing loans, income is recognized as discussed in Note 5.

      Reclassifications Certain previously reported amounts have been reclassified to conform with the current financial statement presentation.

      The Distribution Reinvestment Plan is available to all shareholders of IRET and all limited partners of IRET Properties. Under the Distribution Reinvestment Plan, shareholders or limited partners may elect to have all or a portion of their distribution used to purchase additional IRET shares.

Note 3 — Off-Balance-Sheet Risk

      IRET had deposits at First Western Bank, Bremer Bank, First International Bank, and US Bank that exceeded Federal Deposit Insurance Corporation limits by $10,265,313, $218,263, $2,425,467, and $4,710,666, respectively, as of April 30, 2003.

      IRET has entered into a standard cash management arrangement with First Western Bank with respect to deposit accounts with First Western Bank that exceed FDIC Insurance coverage. Pursuant to sweep account and repurchase agreements between IRET and First Western Bank, on a daily basis such excess amounts, up to a maximum amount of $15,075,000 as of April 30, 2003 and 2002, are invested in United States government securities sold to IRET by First Western Bank. IRET can require First Western Bank to repurchase such obligations at any time, at a purchase price equal to what IRET paid for the obligations plus interest.

      First Western Bank automatically repurchases obligations when collected amounts on deposit in IRET’s deposit accounts fall below the maximum insurance amount, with the proceeds of such repurchases being transferred to IRET’s deposit accounts to bring the amount on deposit back up to the threshold amount. The amounts invested by IRET pursuant to the repurchase agreement are not insured by FDIC. The repurchase agreements have no impact on the fair market value of the underlying bank accounts since IRET is entitled to recover only up to the par value of their accounts, subject to the above maximum threshold. Therefore, IRET has considered the repurchase investments to be cash equivalents, with no differences between the book value and the fair market value.

Note 4 — Property Owned Under Lease

      Property consisting principally of real estate owned under lease is stated at cost less accumulated depreciation and is summarized as follows:

	April 30, 2003	April 30, 2002

Residential	$398,916,616	$389,930,454

Less accumulated depreciation	(50,552,553)	(41,629,462)

	$348,364,063	$348,300,992

Commercial	$520,864,186	$350,388,982

Less accumulated depreciation	(25,086,219)	(17,296,055)

	$495,777,967	$333,092,927

Remaining Cost	$844,142,030	$681,393,919

      There were no repossessions during the years ended April 30, 2003, and 2002.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The above cost of commercial real estate owned included construction in progress of $7,223,906 and $167,468 as of April 30, 2003, and 2002, respectively. As of April 30, 2003, IRET has plans to complete the expansion of the Southdale Medical Center in Edina, Minnesota, at an estimated cost of $13,706,425 and to finance a $5,100,000 addition to the existing facility of Edgewood Vista, in Virginia, Minnesota. As of year-end April 30, 2003, IRET has entered into agreements to purchase the following:

Property	Address	Purchase Price

Benton Business Park	940 Industrial Drive South – Sauk Rapids, MN	$1,600,000

West River Business Park	416 Great Oak Dr – Waite Park, MN	1,500,000

Nebraska Orthopaedic Hospital	Omaha, NE	19,400,000

Total Pending		$22,500,000

      All pending acquisitions are subject to certain conditions and contingencies; therefore no assurance can be given that these transactions will be consummated.

      Construction period interest of $90,939, $99,668, and $316,644 has been capitalized for the year ended April 30, 2003, 2002, and 2001, respectively.

      Residential apartment units are rented to individual tenants with lease terms up to one year. Gross revenues from residential rentals totaled $59,734,691, $58,429,394, and $55,244,032 for the year ended April 30, 2003, 2002, and 2001, respectively.

      Gross revenues from commercial property rentals totaled $59,166,328, $32,298,473 and $18,672,410 for the year ended April 30, 2003, 2002, and 2001, respectively. Commercial properties are leased to tenants under terms expiring at various dates through 2024. Lease terms often include renewal options and, in limited instances, buyout options. In addition, a number of the commercial leases provide for a base rent plus a percentage rent based on gross sales in excess of a stipulated amount. Rents based on a percentage of sales totaled $102,894, $116,239, and $124,092 for the years ended April 30, 2003, 2002, and 2001, respectively.

      The future minimum lease payments to be received under leases for commercial properties as of April 30, 2003, assuming that no options to renew or buy out the lease are exercised, are as follows:

Year ending April 30,

2004	$46,851,658

2005	42,503,338

2006	38,531,996

2007	34,926,711

2008	31,104,216

Thereafter	181,149,783

$375,067,702

      IRET evaluates impairment losses based on present value of estimated expected future cash flows from each property. For the years ended April 30, 2003, 2002, and 2001, the Trust did not record any losses due to impairment charges.

Note 5 — Mortgage Loans Receivable — Net

      Mortgage loans receivable consists of five separate loans that are secured by real estate. Contract terms vary in their payments of principals and interest. Interest rates range from 7% to 11%. Mortgage

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loans receivable have been evaluated for possible losses considering repayment history, market value of underlying collateral, and economic conditions.

      Future principal payments due under the mortgage loans contracts as of April 30, 2003, are as follows:

Year ending April 30,

2004	$865,122

2005	14,366

2006	14,904

2007	5,622

2008	177,926

Later Years	130,000

$1,207,940

Less allowance for doubtful accounts	(25,000)

$1,182,940

      There were no significant non-performing mortgage loans receivable as of April 30, 2003, or 2002. Non-performing loans are recognized as impaired in conformity with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. The average balance of impaired loans for the years ended April 30, 2003, and 2002, was not significant. For impairment recognized in conformity with FASB Statement No. 114, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported. Additional interest income that would have been earned on loans if they had not been non-performing was not significant in fiscal 2003, 2002, or 2001. There was no interest income on non-performing loans recognized on a cash basis for fiscal 2003, 2002, and 2001.

Note 6 — Marketable Securities

      The amortized cost and estimated market values of marketable securities available-for-sale at April 30, 2003, and 2002, are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

2003

ISSUER Merrill Lynch	$3,077,260	$0	$0	$3,077,260

2002

ISSUER Merrill Lynch	$10,500,000	$0	$0	$10,500,000

      There was a $68,881 realized loss on sales of securities available-for-sale for the year ended April 30, 2002. There were no realized gains or losses for the years ended April 30, 2003, and 2001.

Note 7 — Notes Payable

      As of April 30, 2003, IRET had lines of credit available from three financial institutions. The first unsecured line of credit is with First Western Bank & Trust in the amount of $5,000,000 carrying a variable interest rate equal to prime and maturing August 15, 2003. The weighted average interest rate for the year ended April 30, 2003, was 4.26%. The second unsecured line of credit is with First International

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Bank & Trust in the amount of $4,400,000 with a variable interest rate equal to prime and maturing December 12, 2003. The weighted average interest rate for year ended April 30, 2003, was 4.25%. The third unsecured line of credit is with Bremer Bank in the amount of $10,000,000 with a variable interest rate equal to Bremer’s reference rate and maturing September 15, 2004. The weighted average interest rate for the year ended April 30, 2003, was 5.40%. Interest payments are due monthly on all three notes. As of April 30, 2002, IRET had no unpaid balances on any of their lines of credit. As of April 30, 2003, IRET had unpaid balances of $4,700,000, $2,700,000, and $3,169,588 at First Western Bank & Trust, First International Bank, and Bremer Bank, respectively.

      The balance remaining of $677,943 relates to a mortgage note with Marshall and Ilsley Bank for the Greenwood, Minnesota office. The interest rate is 8.125% and the maturity date is April 22, 2009. Future minimum payments are as follows:

Year ending April 30,

2004	$25,139

2005	23,123

2006	25,075

2007	27,191

2008	29,485

Later years	547,930

Total payments	$677,943

Note 8 — Mortgages Payable

      Mortgages payable as of April 30, 2003, included mortgages on properties owned totaling $539,397,202. The carrying value of the related real estate owned was $881,402,976.

      Mortgages payable as of April 30, 2002, included mortgages on properties owned totaling $459,568,905. The carrying value of the related real estate owned was $716,964,492.

      Monthly installments are due on the mortgages with interest rates ranging from 3.39% to 10.50% and with varying maturity dates through November 30, 2036.

      Of the mortgages payable, the balances of fixed rate mortgages totaled $516,217,614 and $428,565,814, and the balances of variable rate mortgages totaled $23,179,588 and $31,003,091 as of April 30, 2003, and 2002, respectively. Most of the fixed rate mortgages have substantial pre-payment penalties. As of April 30, 2003, mortgages payable with prepayment penalties totaling $2,788,000 are expected to be refinanced at more favorable interest rates. The aggregate amount of required future principal payments on mortgages payable as of April 30, 2003, is as follows:

Year ending April 30,

2004	$15,118,657

2005	18,476,246

2006	17,736,455

2007	18,457,557

2008	38,261,152

Later years	431,347,135

Total payments	$539,397,202

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INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 — Goodwill

      As of May 1, 2002, the Trust adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Accordingly, goodwill is no longer amortized, but is tested on an annual basis for impairment. No impairment was present at April 30, 2003. The following reflects net income and earnings per share for the years ended April 30, 2003, 2002 and 2001 as if SFAS 142 had been applied to those periods.

	2003	2002	2001

Reported net income	$12,248,161	$10,600,129	$8,694,240

Add back goodwill amortization	0	109,429	91,191

Adjusted net income	$12,248,161	$10,709,558	$8,785,431

Reported earnings per share	$.38	$.42	$.38

Add back goodwill amortization per share	.00	.00	.00

Adjusted earnings per share	$.38	$.42	$.38

Note 10 — Investment Certificates Issued

      IRET has sold investment certificates to the public. The interest rates vary from 6% to 8% per annum, depending on the term of the security. Interest is paid annually, semiannually, or quarterly on the anniversary date of issuance. In April of 2002, IRET discontinued the sale of investment certificates and the outstanding certificates will be redeemed at maturity as follows:

Year ending April 30,

2004	$1,908,958

2005	2,305,138

2006	2,271,037

2007	2,407,958

2008	141,605

$9,034,696

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INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11 — Transactions with Related Parties

      Acquisition of Odell-Wentz & Associates, L.L.C. On July 1, 2000, IRET Properties acquired assets from Odell-Wentz & Associates, L.L.C. in exchange for limited partnership units having a value of $2.1 million. The acquired assets included real estate, furniture, fixtures, equipment and other assets valued at $675,000, goodwill of approximately $1.6 million, and the assumption of mortgages and other liabilities of approximately $236,000. Included in such transactions was the assumption of a note receivable from Timothy Mihalick, an executive officer, in the amount of $101,002. The proceeds of such note were used to purchase shares. The note bears interest at New York Prime less 1% and is payable upon demand. The note is current. With the exception of Roger R. Odell, who retired, all officers and employees of Odell-Wentz and Associates, L.L.C. were retained by IRET.

      Odell-Wentz & Associates, L.L.C. was owned equally by Thomas A. Wentz, Sr., IRET’s current President and Chief Executive Officer, and Roger R. Odell, who, as of the acquisition date of July 1, 2000, was the President. Mr. Odell retired in July 2000, and he did not seek re-election to the Board of Trustees in August 2000. Currently, Mr. Odell has no relationship with the company as an employee, officer or trustee.

      Prior to the acquisition, Odell-Wentz & Associates, L.L.C. acted as the sole advisor to IRET. Pursuant to an advisory contract, IRET paid an advisor’s fee based on its net assets and a percentage fee for investigating and negotiating the acquisition of new investments. No fees were paid for fiscal years ended April 30, 2003 and 2002. For the fiscal year ended April 30, 2001, IRET paid $265,573 to Odell-Wentz & Associates L.L.C. under such contract.

      Property Management Services Investors Management and Marketing, Inc. (“IMM”) provides property management services to IRET Properties and IRET. Roger R. Odell is a shareholder in IMM. From May 1, 2000, through June 30, 2000, (the last full month in which Mr. Odell served as President and as a member of the Board of Trustees), IRET paid $114,421 to IMM for services rendered.

      Hoyt Properties, Inc., a provider of property management services (“Hoyt Properties”), is owned by Steven B. Hoyt, a member of the Board of Trustees. During the fiscal year ended April 30, 2003, Hoyt Properties managed the following commercial buildings pursuant to written management contracts:

Cold Spring Center	4150 2nd Street South — St. Cloud, MN

2030 Cliff Road	2030 Cliff Road — Eagan, MN

Plymouth IV & V	5000 & 5010 Cheshire Lane — Plymouth, MN

Nicollet VII	12109-12139 Nicollet Avenue South — Burnsville, MN

Burnsville Bluffs	11351 Rupp Drive — Burnsville, MN

Pillsbury Business Center	8300-8324 Pillsbury Avenue South — Bloomington, MN

Bloomington Business Plaza	9201 East Bloomington Freeway — Bloomington, MN

Thresher Square	700 & 708 South 3rd Street — Minneapolis, MN

Wirth Corporate Center	4101 Dahlberg Drive — Golden Valley, MN

Brenwood Office Complex 1, 2, 3 & 4	5620, 5640, 5700, 5720 Smetana Drive — Minnetonka, MN

      As compensation for its services, Hoyt Properties receives a monthly fee of 5% percent of the gross rental income, provided that such management fee is reimbursable by the building’s tenants pursuant to the tenant’s lease agreement.

      In the event that the Trust is not reimbursed for such fee by a tenant and must pay such fee from our rent proceeds, the annual fee is 3.5% of the gross rental proceeds. In addition to such management fee, Hoyt Properties is paid a separate fee for leasing space to tenants at each location. Any leasing

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commissions earned by Hoyt Properties are not reimbursed by the building’s tenants. The leasing commission rates are set forth in a written contract between the Trust and Hoyt Properties.

      Each of the written management and leasing contracts with Hoyt Properties commenced on April 1, 2001, with the exception of the contracts for Bloomington Business Plaza, which commenced on October 1, 2001, Thresher Square, which commenced on January 2, 2002, Wirth Corporate Center, which commenced on April 1, 2002, and Brenwood Office Complex, which commenced on October 1, 2002. All such contracts may be terminated by either party on 30 days written notice for any reason and without penalty. In Fiscal 2003 and 2002, the Trust paid management fees to Hoyt Properties in the amount of $503,976 and $321,348, respectively. Of this amount, 98% and 99% was reimbursed by tenants renting space at the respective properties.

      Additionally, during that same period, the Trust paid leasing commissions to Hoyt Properties in the amount of $179,553 and $27,324, respectively. The Trust believes that all of the terms of the management contracts are commercially reasonable and are on terms no less favorable than we could have obtained from unrelated property management firms.

      Acquisition of Brenwood Office Complex from Steven B. Hoyt, Marisa Moe and Natalie Hoyt During Fiscal 2003, the Trust acquired four commercial buildings from affiliates of Steven B. Hoyt, a member of the Board. On October 1, 2002, the Trust acquired a 51% ownership interest in IRET-BD, LLC, a Minnesota limited liability company, for $13,107,000, with the total joint venture project having an independent third-party appraised value of $25,700,000. The joint venture partners are Steven B. Hoyt, Marisa Moe and Natalie Hoyt, who own 29.44%, 9.8% and 9.8% respectively. Marisa Moe and Natalie Hoyt are the adult daughters of Steven B. Hoyt. Steven B. Hoyt, Natalie Hoyt and Marisa Moe acquired their respective interest in the joint venture by contributing a parcel of real estate known as Brenwood Office Complex located at 5620 in Minnetonka, Minnesota, which was previously acquired on February 1, 2002, by Steven Hoyt, Natalie Hoyt and Marisa Moe for a purchase price of $12,500,000. This transaction required the approval of a majority of the Board and a majority of the independent members of the Board. Such approval was obtained on August 21, 2003.

      The office complex was appraised by an independent third-party MAI appraiser on September 13, 2002, at $13,900,000. In addition to the purchase price, the joint venture incurred acquisition costs of $132,886. The project consists of the four office buildings contributed by Steven B. Hoyt, Marisa Moe and Natalie Hoyt, as well as three industrial/warehouse buildings purchased by the joint venture on October 1, 2002, for $11,800,000. The individual properties are as follows:

			Leasable
			Square
Property	Address	Year Built	Footage	Floors

Brenwood I	5720 Smetana Drive — Minnetonka, MN	1979/80	50,150	4

Brenwood II	5700 Smetana Drive — Minnetonka, MN	1979/80	51,077	4

Brenwood III	5640 Smetana Drive — Minnetonka, MN	1979/80	38,065	3

Brenwood IV	5620 Smetana Drive — Minnetonka, MN	1979/80	37,625	3

4121 Dixon Ave	Des Moines, IA	1977	177,431	1

4141 Dixon Ave	Des Moines, IA	1977	263,196	1

4161 Dixon Ave	Des Moines, IA	1979	164,084	1

      The Trust’s 51% interest in the joint venture was acquired by contributing cash in the amount of $1,546,765, with the balance paid by the assumption, joint and severally with the joint venture partners, of existing debt as well as the placement of new debt with an unpaid principal balance of $22,729,238 as of October 1, 2002. The assumed debt consists of a loan from Allstate Life Insurance Company secured by a first mortgage on the Brenwood Office Complex, with an unpaid principal balance $8,691,536 as of

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

April 30, 2003, bearing interest at a fixed rate of 8.1%, and amortized over 25 years with monthly installment payments of $70,061, with a final payment of all outstanding principal due on October 1, 2010. The new debt consists of a loan from Transamerica Life Insurance Company secured by a first mortgage on the Dixon Avenue property, with an unpaid principal balance of $8,959,322 as of April 30, 2003, bearing interest at a fixed rate of 5.75%, and amortized over 25 years with monthly installment payments of $56,620 and a final payment of all outstanding principal due on December 1, 2002.

      The balance of the assumed debt of $5,254,037 on April 30, 2003, currently consists of two short-term unsecured promissory notes from us as the managing member. Both notes bear interest at a variable rate equal to the Prime Rate plus 150 basis points or 1.5%. The rate is currently 6% with a provision that the rate may never be below 6%. These promissory notes are eliminated in the presentation of consolidated financial statements.

      Thresher Square East and West On January 2, 2002, IRET acquired a seven-story office building containing 113,736 square feet located at 700 and 708 South Third Street, Minneapolis, Minnesota. The property was purchased for an agreed value of $10,943,414, which was paid by the assumption by IRET of existing debt with unpaid principal balances of $3,655,000 for loan one and $2,580,000 for loan two as of January 1, 2002. The assumed debt bears interest at the rate of 7.03% for loan one and 7.37% for loan two payable in monthly installments of $34,582 for loan one and $33,270 for loan two amortized over a remaining term of 14 years for loan one and 9 years for loan two. The balance of $4,365,802 was paid by the distribution of 507,651 limited partnership units of IRET Properties to the seller with an agreed value of $8.60 per unit. The limited partnership units are convertible on a one-to-one basis to shares of beneficial interest of IRET. The units must be held for a two-year period before they may be converted to shares of IRET and sold. In addition to the purchase price, IRET incurred acquisition costs of $168,574.56 for commission and legal costs.

      The property was acquired from WPT I, L.L.C. The seller is an affiliate of Steven B. Hoyt. Mr. Hoyt owns 78% of the seller. At the time of the acquisition, Mr. Hoyt was a member of the Board of Trustees of IRET. All of the trustees of IRET approved the transaction as being fair and reasonable to IRET and that substantial justification existed for IRET to pay a price greater than the cost of the property to the seller. Mr. Hoyt abstained from the vote. IRET did not obtain an independent appraisal of the property, but did prepare an internal current appraisal of the property which determined the value to be $10,943,414. The property is 100% leased to eight different tenants with remaining lease terms of less than one month to seven years. No one tenant leases more than 53% of the property.

      Bloomington Business Plaza On October 1, 2001, IRET acquired the Bloomington Business Plaza from a general partnership controlled by Steven B. Hoyt. The property was acquired pursuant to the terms of a contract dated January 8, 2001, as amended by an agreement dated September 27, 2001. At the time of acquisition, Mr. Hoyt was a member of the Board of Trustees for IRET. At the time the original acquisition contract was signed, Mr. Hoyt was not a member of the Board of Trustees for IRET.

      The property was purchased for an agreed value of $7,201,680 of which $215,000 was paid in cash and the balance of $6,986,680 with 812,404.65 limited partnership units of IRET Properties with a value of $8.60 per unit. The limited partnership units are convertible on a one-to-one basis to shares of beneficial interest of IRET. The units must be held for a two-year period before they may be converted to shares of IRET and sold. In addition to the purchase price of $7,201,680, IRET incurred acquisition costs of $203,989 for commissions, loan costs and legal costs. The acquisition was approved by all members of the Board of Trustees of IRET. A subsequent independent appraisal of the property as part of the loan process determined the value to be $6,975,000.

      Bloomington Business Plaza is a multi-tenant office/warehouse building constructed in 1985. It consists of 121,063 square feet of leasable space and is currently 100% leased to 21 tenants with remaining

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lease terms ranging from five months to four years and 10 months. All rents paid by the current tenants are at market rates. No one tenant occupies more than 17.08% of the leasable space.

      Wirth Corporate Center On April 1, 2002, IRET acquired Wirth Corporate Center, an 89,384 square foot, four-story office building from Mr. Hoyt. The Board of Trustees, other than Mr. Hoyt who abstained from the vote, approved the transaction as being fair and reasonable to IRET. The purchase price was based on an appraisal from an independent third-party who determined the value of the property to be $8.6 million.

      In addition to these acquisitions, on April 1, 2001, prior to the time that Mr. Hoyt was elected to the Board of Trustees, IRET acquired a group of six commercial properties from Mr. Hoyt, or affiliates of Mr. Hoyt. Such properties included 2030 Cliff Road, a 13,374 square foot, multi-tenant office building located in Eagan, Minnesota; Burnsville Bluffs, a 26,186 square foot, multi-tenant office building located in Burnsville, Minnesota; Cold Spring Center, a 77,533 square foot, multi-tenant office building located in St. Cloud, Minnesota; Nicollet VII, a 118,400 square foot, multi-tenant office building located in Burnsville, Minnesota; Pillsbury Business Center, a 42,220 square foot, multi-tenant office building located in Bloomington, Minnesota; and Plymouth IV and V, two multi-tenant office buildings have an aggregate of 126,809 square feet and located in Plymouth, Minnesota. The aggregate purchase price for these commercial properties was $34.4 million. The acquisition of these commercial properties was approved by the Board of Trustees.

      Charles Wm. James — Ripley and Excelsior Options On February 1, 2003, the Trust entered into a merger agreement with the T. F. James Company. As part of the merger agreement, two affiliated entities of the T. F. James Company, Thomas F. James Realty Limited Partnership, L.L.L.P. and Thomas F. James Properties, LLC, were granted the right to purchase certain real property acquired by the Trust as a result of the merger. Charles Wm. James, a member of the Board, has an ownership interest in each of Thomas F. James Realty Limited Partnership, L.L.L.P., and Thomas F. James Properties, LLC, of less than ten percent. Both agreements required the approval of a majority of the Board and a majority of the independent members of the Board. Such approval was obtained on February 12, 2003.

      Under the terms of the agreement, the Thomas F. James Realty Limited Partnership, L.L.L.P. purchased a parcel of property located in Ripley, Tennessee for $250,000. Under the terms of the agreement, Thomas F. James Properties, LLC has the option, but not the obligation, to purchase a commercial strip mall located in Excelsior, Minnesota, for the sum of $900,000, plus an annual Consumer Price Index increase from February 2003 until the date the option is exercised. The option purchase price is equal to the price the Trust paid to acquire the property at closing on February 1, 2003, and is equal to the value set by an independent appraisal. Until such time as the option is exercised, the Trust will continue to operate the property and collect all rents from the tenants.

      Director and Executive Officer Loans As a result of the acquisition of Odell-Wentz & Associates, L.L.C., the company that acted as advisor prior to July 1, 2000, the Trust assumed a note receivable from Mr. Mihalick in the amount of $101,001.80. Proceeds of said note were used to purchase Shares. The note bears interest at New York Prime less 1% and is payable on demand. The note was paid in full by Mr. Mihalick on October 4, 2002, including principal and interest in the amount of $92,769.

      On January 16, 2002, the Board authorized an UPREIT unit loan program that was available to persons holding $1.0 million or more of IRET Properties limited partnership units. Under such loan program, the Trust could lend up to 50% of the value of the borrower’s limited partnership units, with such value to be based on the closing price of the Shares on the NASDAQ National Market on the date of the loan. Such loans were to be for terms of two years or less, secured by the borrower’s limited partnership units in IRET Properties and at a variable interest rate of 1.5% over the interest rate charged to the Trust

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by a participating lender. The interest rate adjusted on the first of each month. In connection with such loans, the Trust charges a .5% loan fee.

      On January 30, 2002, a loan in the amount of $3.5 million was made to Steven B. Hoyt, a member of the Board. The Board approved such loan. The terms of the loan required Mr. Hoyt to make quarterly interest payments beginning April 1, 2002, with the full balance of the principal sum due on or before January 31, 2004. The initial interest rate was equal to the Wall Street Journal Prime Rate as of January 31, 2002, plus 1.5%, which equaled 6.25%. Mr. Hoyt paid a $17,500 loan fee to the Trust at the loan closing on January 30, 2002. On March 31, 2002, Mr. Hoyt made his first required interest payment of $35,958.90. On June 30, 2002, Mr. Hoyt made his second required quarterly interest payment of $54,537.67. On October 1, 2002, Mr. Hoyt repaid the loan in full in the amount of $3,500,000 plus accrued interest in the amount of $55,136.99.

      Security Sale Services D.A. Davidson & Co. is a corporation that has, and may in the future, on a best-efforts basis, participated in offerings of the Trust’s shares. John F. Decker, a member of the Board, is an employee of D.A. Davidson. In connection with the Trust’s two most recent offerings, D.A. Davidson & Co. participated as a member of the selling syndicate and sold 600,000 and 700,000 Shares, respectively. In connection with offerings during the fiscal year ended April 30, 2002, the Trust authorized and paid D.A. Davidson commissions in the amount of $490,000, and reimbursed it for legal and travel expenses in the amount of $4,814. Of these amounts, Mr. Decker personally received $37,370 in compensation from D.A. Davidson in connection with such offerings. The Trust did not pay any commissions or expenses to D.A. Davidson during the fiscal year ended April 30, 2003.

      UPREIT Contribution On April 30, 2002, Edgeview Estates I, Ltd., a North Dakota limited partnership contributed the proceeds from the sale of real estate pursuant to IRET Properties UPREIT Contribution Program. The total amount contributed to IRET Properties by Edgeview in exchange for limited partnership units was $386,168.17. A total of 38,908.632 units were allocated to the partnership at a price of $9.925 per unit. The unit price of $9.925 was determined using the average NASDAQ closing price for the 14 trading days prior to April 30, 2002, excluding the highest close and the lowest close during the 14-day period. No commissions, fees or other costs were paid or incurred by IRET Properties.

      Edgeview Estates I, Ltd is owned by current officers as well as current trustees and past trustees of IRET as follows: Thomas A. Wentz Sr., 6.67% — President, Investors Real Estate Trust; Thomas A. Wentz Jr., 26.67% — Vice President and Trustee of Investors Real Estate Trust; Roger R. Odell, 33.33%, Past President and former Trustee of Investors Real Estate Trust until July 1, 2000, and Mike F. Dolan, 33.33%, former Trustee of Investors Real Estate Trust until August, 1999.

Note 12 — Market Price Range of Shares

      For the year ended April 30, 2003, a total of 10,805,213 shares were traded on the NASDAQ in 22,283 separate trades. The high trade price during this period was $11.900, the low was $8.550, and the closing price on April 30, 2003, was $9.800.

      For the year ended April 30, 2002, a total of 7,644,522 shares were traded in 12,798 separate trades. The high was $10.49, low $8.25 and closing price on April 30, 2002, was $10.03.

      For the year ended April 30, 2001, a total of 3,668,819 shares were traded in 4,692 separate trades. The high trade price during the period was $8.980, the low was $7.375, and the closing price on April 30, 2001, was $8.770.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 — Operating Segments

      Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated by the chief decision makers in deciding how to allocate resources and in assessing performance. Operating segments of IRET are determined to be commercial and residential rental operations. All properties falling into these categories have similar economic characteristics, as well as similar production processes, type of customers, distribution methods, and regulatory environments. Although information is available on a property-by-property basis, including rental income and operating expenses, most analysis and decisions are primarily made based on residential and commercial segments. Generally, segmental information follows the same accounting policies utilized for consolidated reporting except certain expenses such as depreciation are not allocated to segments for reporting purposes.

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INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following information summarizes IRET’s segment reporting for residential and commercial properties along with reconciliations to the consolidated financial statements:

Year Ending April 30, 2003

	Commercial	Residential	Total

Segment Revenue

Rental revenue	$59,166,328	$59,734,691	$118,901,019

Segment Expenses

Mortgage interest	18,673,126	17,355,781	36,028,907

Utilities and maintenance	8,254,825	11,565,760	19,820,585

Taxes	6,799,658	6,768,697	13,568,355

Insurance	614,029	1,545,241	2,159,270

Property management	2,303,610	6,016,602	8,320,212

Total Segment Expense	$36,645,248	$43,252,081	$79,897,329

Segment Gross Profit	$22,521,080	$16,482,610	$39,003,690

Reconciliation to consolidated operations:

Interest discounts and fee revenue	$1,064,390

Other interest expense	(1,044,001)

Depreciation	(19,414,402)

Administration, advisory, and trust fees	(2,164,168)

Operating expenses	(885,403)

Amortization	(700,684)

Consolidated income before gain/loss on properties and minority interest	$15,859,422

	Commercial	Residential	Total

Segment Assets

Property owned	$520,864,186	$398,916,616	$919,780,802

Less accumulated depreciation	(25,086,219)	(50,552,553)	(75,638,772)

Total consolidated property owned	$495,777,967	$348,364,063	$844,142,030

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year Ending April 30, 2002

	Commercial	Residential	Total

Segment Revenue

Rental revenue	$32,298,473	$58,429,394	$90,727,867

Segment Expenses

Mortgage interest	12,077,797	16,569,425	28,647,222

Utilities and maintenance	1,935,285	10,438,732	12,374,017

Taxes	2,593,370	6,463,111	9,056,481

Insurance	189,219	1,108,201	1,297,420

Property management	909,510	5,982,400	6,891,910

Total Segment Expense	$17,705,181	$40,561,869	$58,267,050

Segment Gross Profit	$14,593,292	$17,867,525	$32,460,817

Reconciliation to consolidated operations:

Interest discounts and fee revenue	$1,277,083

Other interest expense	(1,441,393)

Depreciation	(15,238,520)

Administration, advisory, and trust fees	(1,682,742)

Operating expenses	(565,802)

Amortization	(549,200)

Consolidated income before gain/loss on properties and minority interest	$14,260,243

	Commercial	Residential	Total

Segment Assets

Property owned	$350,388,982	$389,930,454	$740,319,436

Less accumulated depreciation	(17,296,055)	(41,629,462)	(58,925,517)

Total consolidated property owned	$333,092,927	$348,300,992	$681,393,919

Year Ending April 30, 2001

	Commercial	Residential	Total

Segment Revenue

Rental revenue	$18,672,410	$55,244,032	$73,916,442

Segment Expenses

Mortgage interest	7,621,780	16,281,885	23,903,665

Utilities and maintenance	831,705	10,343,441	11,175,146

Taxes	968,583	6,424,582	7,393,165

Insurance	121,233	667,153	788,386

Property management	307,720	5,383,164	5,690,884

Total Segment Expense	$9,851,021	$39,100,225	$48,951,246

Segment Gross Profit	$8,821,389	$16,143,807	$24,965,196

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation to consolidated operations:

Interest discounts and fee revenue	$966,428

Other interest expense	(789,970)

Depreciation	(12,046,175)

Administration, advisory, and trust fees	(1,480,696)

Operating expenses	(431,390)

Amortization	(428,188)

Consolidated income before gain/loss on properties and minority interest	$10,755,205

	Commercial	Residential	Total

Segment Assets

Property owned	$230,058,846	$361,577,622	$591,636,468

Less accumulated depreciation	(11,796,966)	(32,296,179)	(44,093,145)

Total consolidated property owned	$218,216,880	$329,281,443	$547,543,323

Note 14 — Discontinued Operations

      The Trust adopted SFAS 144, Accounting for the Impairment or Disposal of Long Lived Assets, on May 1, 2003. SFAS 144 requires the Trust to report in discontinued operations the results of operations of a property that has either been disposed of or is classified as held for sale unless certain conditions are met. It also requires that any gains or losses from the sale of a property be reported in discontinued operations, unless certain conditions are met. There were no properties held for sale as of April 30, 2003 or 2002. The following information reflects details of the effect on net income, net of minority interest, and

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the gains or losses from the sale of properties classified as discontinued operations for the years ended April 30, 2003, 2002 and 2001.

	2003	2002	2001

Revenue

Real Estate Rentals	$800,967	$1,010,735	$884,280

Discounts and Fees	289	384	0

Total Revenue	$801,256	$1,011,119	$884,280

Operating Expense

Interest	$502,573	$516,231	$537,763

Depreciation	191,532	276,648	253,357

Utilities and Maintenance	263,526	335,597	371,420

Taxes	123,925	128,118	152,017

Insurance	26,850	55,202	43,577

Property Management Expenses	65,837	93,632	93,539

Total operating expenses	$1,174,243	$1,405,428	$1,451,673

Loss Before Gain on Properties and Minority Interest	(372,987)	(394,309)	(567,393)

Minority Interest Portion of Operating Partnership Income	(219,719)	100,279	115,277

Gain on sale of operations	1,279,456	0	0

Net Income(Loss)	$686,750	$(294,030)	$(452,116)

Residential	1,135,328	116,605	65,652

Commercial	(448,578)	(410,635)	(517,768)

Total	$686,750	$(294,030)	$(452,116)

Property sale data

Sales Price	$8,550,000	N/A	N/A

Net cost of property sold	7,270,544	N/A	N/A

Gain (loss)	$1,279,456	N/A	N/A

Note 15 — Earnings Per Share

      Basic earnings per share are computed by dividing the earnings available to stockholders by the weighted average number of shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if potential dilutive securities had been converted to shares. Operating partnership units can be exchanged for shares on a one-for-one basis after a holding period of

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

one to two years. The following table reconciles amounts reported in the consolidated financial statements for the years ended April 30, 2003, 2002, and 2001:

	2003	2002	2001

Numerator

Net income applicable to shares	$12,248,161	$10,600,129	$8,694,240

Numerator for basic earnings per share	12,248,161	10,600,129	8,694,240

Minority interest portion of operating partnership income	3,898,958	3,614,168	2,095,177

Numerator for diluted earnings per share	$16,147,119	$14,214,297	$10,789,417

Denominator
Denominator for basic earnings per share

Weighted average shares	32,574,429	25,492,282	23,071,500
Effect of dilutive securities

Convertible operating partnership units	10,040,669	8,289,087	5,506,200

Denominator for diluted earnings per share	$42,615,098	$33,781,369	$28,577,700

Basic earnings per share	$0.38	$0.42	$.38

Diluted earnings per share	$0.38	$0.42	$.38

Note 16 — Retirement Plan

      As part of the acquisition on July 1, 2000, of Odell-Wentz & Associates, LLC, IRET assumed a defined contribution profit sharing retirement plan and a defined contribution 401K retirement plan. Employees over the age of 21 and after completion of one year of service are eligible to participate in the profit sharing plan. Contributions to the profit sharing plan are at the discretion of the management. All employees are immediately eligible to participate in the 401K plan and may contribute up to 15% of their compensation subject to maximum levels. IRET matches up to 3% of participating employees’ wages. Plan expenses to IRET for the years ended April 30, 2003, 2002, and 2001, were $46,875, $90,455, and $45,301, respectively.

Note 17 — Commitments and Contingencies

      Insurance IRET’s portfolio-wide general liability and property insurance policies renewed on May 1, 2002. Fiscal 2003 premium was $1,992,668 for both commercial and residential properties. A portion of IRET’s insurance costs is passed through to certain commercial tenants pursuant to the terms of the applicable lease agreement. Of IRET’s total insurance costs, $622,643 or 32.24% was billed back to IRET’s commercial tenants. For Fiscal 2004, all of IRET’s real estate properties are insured against the customary casualty and liability claims, including acts of terrorism. The additional cost for terrorism coverage will be $79,224. IRET also carries Directors’ and Officers’ liability insurance. For Fiscal 2003 and 2002, this premium amount was $79,584 and $72,681, respectively. This amount will be $99,875 for Fiscal 2004.

      Purchase Options The Trust has granted options to purchase certain Trust assets to various parties. The options grant the parties the right to purchase certain Trust assets at the greater of its appraised value

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or an annual compounded increase of 2% to 2.5% of the initial cost to the Trust. The property cost and gross rental revenue on these properties are as follows:

	Gross Rental Receipts

	Property Cost	2003	2002	2001

East Grand Station — EGF, MN	$1,392,251	$152,352	$152,352	$161,825

Edgewood Vista — Belgrade, MT	453,494	49,060	49,060	49,063

Edgewood Vista — Billings, MT	980,218	106,150	106,150	106,150

Edgewood Vista — Columbus, NE	455,626	49,060	49,060	49,063

Edgewood Vista — Duluth, MN	7,081,519	1,245,619	770,004	588,501

Edgewood Vista — EGF, MN	1,430,136	155,012	155,012	98,175

Edgewood Vista — Fremont, NE	552,172	58,911	58,911	19,637

Edgewood Vista — Grand Island, NE	455,626	49,060	49,060	49,063

Edgewood Vista — Hastings, NE	571,539	60,588	60,588	20,196

Edgewood Vista — Kalispell, MT	588,113	61,600	61,600	10,267

Edgewood Vista — Minot, ND	6,270,707	761,905	681,055	681,055

Edgewood Vista — Missoula, MT	962,428	120,175	113,644	104,500

Edgewood Vista — Omaha, NE	641,252	67,188	67,188	16,797

Edgewood Vista — Sioux Falls, SD	974,739	106,150	106,150	106,150

Edgewood Vista — Virginia, MN	7,070,369	759,000	0	0

Excelsior Retail Ctr — Excelsior, MN	900,000	22,346	0	0

Great Plains Software — Fargo, ND	15,375,154	1,875,000	1,875,000	1,875,000

HealthEast — Woodbury & Maplewood, MN	21,600,999	1,916,636	1,916,636	1,916,636

TOTAL	$67,756,342	$8,529,407	$6,271,469	$5,852,079

      Environmental Matters Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal of, or remediation of, certain hazardous or toxic substances in, on, around or under property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate any property containing such substances, may adversely affect the owner’s or operator’s ability to sell or rent the affected property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal of, or remediation of, such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for the release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials, as well as other hazardous or toxic substances. The operation and subsequent removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the current or former ownership (direct or indirect), operation, management, development and/or control of real properties, IRET may be considered to be an owner or operator of such properties, or to have arranged for the disposal or treatment of hazardous or toxic substances. As such, IRET may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and claims for injuries to persons and property.

      It is currently IRET’s policy to obtain a Phase I environmental study on each property that IRET seeks to acquire. If the Phase I indicated any possible environmental problems, IRET’s policy is to order a

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Phase II study, which involves testing the soil and ground water for actual hazardous substances. No assurance can be given that the Phase I or Phase II environmental studies, or any other environmental studies undertaken with respect to any of IRET’s current or future properties, will reveal the full extent of potential environmental liabilities, that any prior owner or operator of a property did not create any material environmental condition unknown to IRET, that a material environmental condition does not otherwise exist as to any one or more of such properties or that environmental matters will not have a material adverse effect on IRET, IRET’s ability to make distributions to shareholders and IRET’s ability to pay amounts due on debt. IRET currently does not carry insurance for environmental liabilities.

      Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. As a result, in addition to any liability that IRET may have with respect to current properties, IRET may also have liability with respect to properties previously sold by IRET’s predecessors or by IRET. To management’s knowledge, as of April 30, 2003, IRET does not own and has not sold any properties that contain known material environmental liabilities.

Note 18 — Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate value:

      Mortgage loans receivable — Fair values are based on the discounted value of future cash flows expected to be received for a loan using current rates at which similar loans would be made to borrowers with similar credit risk and the same remaining maturities.

      Cash — The carrying amount approximates fair value because of the short maturity.

      Marketable securities — The fair values of these instruments are estimated based on quoted market prices for the security.

      Notes payable — The carrying amount approximates fair value because of the short maturity of such notes.

      Mortgages payable — For variable rate loans that re-price frequently, fair values are based on carrying values. The fair value of fixed rate loans is estimated based on the discounted cash flows of the loans using current market rates.

      Investment certificates issued — The fair value is estimated using a discounted cash flow calculation that applies interest rates currently being offered on deposits with similar remaining maturities.

      Accrued interest payable — The carrying amount approximates fair value because of the short-term.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The estimated fair values of the Trust’s financial instruments are as follows:

	2003		2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial Assets

Mortgage loan receivable	$1,182,940	$1,182,940	$3,952,762	$3,952,762

Cash	15,564,714	15,564,714	12,333,426	12,333,426

Marketable securities available-for-sale	3,077,260	3,077,260	10,500,000	10,500,000

Financial Liabilities

Notes payable	$11,247,531	$11,247,531	$0	$0

Mortgages payable	539,397,202	567,146,224	459,568,905	446,861,536

Investment certificates issued	9,034,696	9,034,696	25,186,582	24,880,390

Accrued interest payable	3,333,029	3,333,029	3,380,046	3,380,046

Note 19 — Advertising Costs

      Advertising costs, which were expensed as incurred, total $956,852 for the year ended April 30, 2003.

The remainder of this page has been intentionally left blank.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

INDEPENDENT AUDITOR’S REPORT ON ADDITIONAL INFORMATION

Board of Trustees

Investor Real Estate Trust
and Subsidiaries
Minot, North Dakota

      Our report on our audit of the consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 2003, and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended April 30, 2003, 2002, and 2001, appears on page 1. Those audits were made for the purpose of forming an opinion on such consolidated financial statements taken as a whole. The information on pages 35 through 57 related to the consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 2003, and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended April 30, 2003, 2002, and 2001 is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information, except for information on page 58 that is marked “unaudited” on which we express no opinion, has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements, and, in our opinion, the information is fairly stated in all material respects in relation to the consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 2003, and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended April 30, 2003, 2002, and 2001 taken as a whole.

      We also have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 2001, 2000, and 1999, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years ended April 30, 2000, and 1999, none of which is presented herein, and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information on page 49 relating to the consolidated balance sheets of Investors Real Estate Trust and Subsidiaries as of April 30, 2001, 2000, and 1999, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years ended April 30, 2000, and 1999, is fairly stated in all material respects in relation to the basic consolidated financial statements from which it has been derived.

/s/ BRADY, MARTZ & ASSOCIATES, P.C.

BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota, USA

May 22, 2003

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION

				Cost Capitalization
		Initial Cost to Trust		Subsequent to Acquisition

			Buildings &		Carrying
Apartments	Encumbrances	Land	Improvements	Improvements	Costs

408 1st Street SE — Minot, ND	$0	$10,000	$36,907	$0	$0

Applewood on the Green — Omaha, NE	7,558,068	706,200	10,009,570	1,018,804	94,656

Beulah Condos — Beulah, ND	0	6,360	481,964	1,537	0

Bison Properties — Carrington, ND	0	100,210	524,380	35,005	0

Candlelight Apts — Fargo, ND	338,683	80,040	951,819	50,645	0

Canyon Lake Apts — Rapid City, SD	2,951,857	304,500	3,902,939	16,290	72,681

Castle Rock — Billings, MT	3,755,711	736,000	5,092,773	261,521	0

Century Apts — Williston, ND	2,129,563	200,000	4,030,209	193,821	0

Chateau Apts — Minot, ND	1,964,256	122,000	2,400,589	118,184	0

Clearwater — Boise, ID	2,518,454	585,000	3,288,512	20,873	0

Colton Heights — Minot, ND	186,248	80,000	891,797	9,978	0

Cottonwood Lake — Bismarck, ND	7,980,695	1,055,862	12,681,459	33,381	114,352

Country Meadows Phase I — Billings, MT	2,422,608	245,624	4,004,971	6,247	120,821

Country Meadows Phase II — Billings, MT	2,444,847	245,624	4,119,348	5,035	0

Crestview Apts — Bismarck, ND	3,113,735	235,000	4,840,589	220,981	0

Crown Colony — Topeka, KS	7,098,300	620,000	10,261,547	226,167	0

Dakota Arms — Minot, ND	235,721	50,000	583,823	13,846	0

Dakota Hill at Valley Ranch — Irving, TX	24,794,645	3,650,000	34,164,473	282,775	0

East Park Apartments — Sioux Falls, SD	1,737,103	115,200	2,405,154	81,250	0

Eastgate Properties — Moorhead, MN	1,564,697	23,917	2,497,566	85,045	0

Forest Park Estates — Grand Forks, ND	7,141,333	810,000	6,830,288	232,236	0

Heritage Manor — Rochester, MN	4,446,490	403,256	7,494,664	90,219	0

Ivy Club — Vancouver, WA	7,928,730	1,274,000	10,622,204	1,394,628	0

Jenner Properties — Grand Forks, ND	888,541	201,000	2,046,932	(254,560)	0

Kirkwood Apts — Bismarck, ND	2,201,253	449,290	3,341,202	56,066	0

Lancaster Apts — St Cloud, MN	1,607,769	289,000	2,971,739	26,750	0

Legacy Apts — Grand Forks, ND	5,903,037	1,361,855	9,509,739	43,756	224,180

Legacy IV — Grand Forks, ND	2,820,969	725,277	6,359,611	32,158	0

Lonetree Apts — Harvey, ND	0	13,584	223,995	21,455	0

Magic City Apts — Minot, ND	1,307,689	462,000	4,578,460	129,702	0

Meadows Phase I & II — Jamestown, ND	1,933,833	111,550	3,647,763	4,715	0

Meadows Phase III — Jamestown, ND	1,125,426	55,775	2,142,241	680	0

Miramont — Fort Collins, CO	11,263,923	1,470,000	12,988,518	103,372	0

Neighborhood Apts — Co. Springs, CO	6,756,308	1,033,592	10,522,644	142,602	0

North Pointe — Bismarck, ND	1,596,416	143,500	2,182,708	8,877	123,687

Oakmont Apts — Sioux Falls, SD	4,038,533	422,915	4,807,085	183,601	27,468

Olympic Village — Billings, MT	8,235,347	1,164,000	10,819,207	107,604	0

Oxbow — Sioux Falls, SD	4,163,275	404,072	4,658,972	117,674	0

Park East Apts — Fargo, ND	3,292,341	83,000	5,113,596	79,265	0

Park Meadows — Waite Park, MN	10,677,633	1,143,450	10,866,733	447,820	0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

				Cost Capitalization
		Initial Cost to Trust		Subsequent to Acquisition

			Buildings &		Carrying
Apartments	Encumbrances	Land	Improvements	Improvements	Costs

Parkway Apts — Beulah, ND	$0	$7,000	$174,421	$18,309	$0

Pebble Springs — Bismarck, ND	427,822	7,200	789,599	8,469	0

Pine Cone Apts — Fort Collins, CO	10,154,157	904,545	12,417,920	174,874	0

Pinehurst Apts — Billings, MT	485,343	71,500	674,302	15,484	5,508

Pointe West Apts — Minot, ND	2,197,931	240,000	4,074,422	250,752	0

Prairie Winds Apts — Sioux Falls, SD	1,269,692	144,097	1,882,939	27,504	0

Prairiewood Meadows — Fargo, ND	1,961,826	280,000	2,616,253	119,957	0

Ridge Oaks Apts — Sioux City, IA	2,837,112	178,100	4,417,527	169,777	0

Rimrock Apts — Billings, MT	2,512,691	329,708	3,657,610	16,352	0

Rocky Meadows 96 — Billings, MT	3,570,667	655,985	6,013,148	11,084	103,378

Rosewood/ Oakwood — Sioux Falls, SD	3,820,417	542,800	5,251,577	110,961	0

Sherwood Apts — Topeka, KS	10,647,451	1,150,000	15,118,055	150,284	0

South Pointe — Minot, ND	6,103,943	550,000	9,429,187	36,911	402,672

Southview Apts — Minot, ND	0	185,000	548,498	18,397	0

Southwind Apts — Grand Forks, ND	3,850,179	400,000	5,688,737	143,966	0

Sunset Trail Phase I — Rochester, MN	4,267,783	168,188	7,604,646	15,618	0

Sunset Trail Phse II & III — Rochester, MN	0	336,376	6,851,383	(14,288)	0

Sweetwater Prop — Devils Lake, ND	0	90,767	1,614,417	42,096	0

Sycamore Village Apts — Sioux Falls, SD	977,120	100,800	1,316,899	38,321	0

Thomasbrook — Lincoln, NE	5,867,741	600,000	9,555,696	147,541	0

Valley Park Manor — Grand Forks, ND	2,938,128	293,500	4,878,431	121,080	0

Van Mall Woods — Vancouver, WA	3,654,490	600,000	5,591,712	81,972	0

West Stonehill — St. Cloud, MN	7,245,849	939,000	11,031,748	856,087	0

Westwood Park — Bismarck, ND	1,144,680	161,114	2,092,638	115,435	0

Woodridge Apts — Rochester, MN	3,663,780	370,000	6,479,155	132,322	0

Total Apartments	$239,722,839	$30,498,333	$358,669,610	$8,459,270	$1,289,403

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

				Cost Capitalization
		Initial Cost to Trust		Subsequent to Acquisition

			Buildings &		Carrying
Office Buildings	Encumbrances	Land	Improvements	Improvements	Costs

17 South Main — Minot, ND	$0	$15,000	$75,000	$717	$0

1st Avenue Building — Minot, ND	0	30,000	507,189	2,751	0

2030 Cliff Road — Eagan, MN	619,363	145,900	836,863	0	0

401 South Main — Minot, ND	0	70,600	546,682	4,853	0

7901 Flying Cloud Dr — Eden Prairie, MN	3,760,343	1,062,000	4,098,600	590,237	0

Blmngton Bus Plaza — Bloomington, MN	4,897,585	1,300,000	6,105,669	142,249	39,440

Brenwood — Minnetonka, MN	8,691,536	1,762,100	12,251,985	192,338	0

Burnsville Bluffs — Burnsville, MN	1,569,742	300,300	2,156,349	(2,738)	0

Central Bank Office — Eden Prairie, MN	2,545,000	531,000	4,069,000	0	0

Chiropractor Off Bldg — Grnwood, MN	230,533	189,000	141,000	0	0

Cold Spring Center — St. Cloud, MN	5,044,833	588,000	7,809,336	96,933	0

Interlachen Corp Center — Eagan, MN	11,283,875	1,650,000	14,850,000	0	191,307

Lexington Commerce Ctr — Eagan, MN	3,278,320	453,400	5,036,323	334,355	0

Mendota Ctr I — Mendota Heights, MN	4,451,469	1,570,253	5,433,880	0	0

Mendota Ctr II — Mendota Heights, MN	7,122,241	1,073,951	10,132,661	332,117	0

Mendota Ctr III — Mendota Heights, MN	4,011,183	1,500,986	5,202,970	0	0

Mendota Ctr IV — Mendota Heights, MN	5,208,551	1,385,330	7,319,807	0	0

Mendota Northland Ctr — M. Hghts, MN	11,223,715	1,331,383	16,329,038	0	0

Nicollet VII — Burnsville, MN	4,646,355	429,400	6,931,270	20,000	0

Northgate II — Maple Grove, MN	1,506,255	357,800	2,000,093	0	0

Paul Larson Clinic — Edina, MN	0	351,282	661,680	0	0

Pillsbury Business Center — Edina, MN	1,200,610	284,400	1,558,570	(369)	0

Plaza VII — Boise, ID	0	300,000	3,057,662	35,500	0

Plymouth IV & V — Plymouth, MN	9,020,272	640,500	13,707,290	0	0

Southdale Expansion — Edina, MN	0	0	7,223,906	0	0

Southdale Medical Center — Edina, MN	23,577,208	3,500,000	29,088,538	507,841	0

Southeast Tech Center — Eagan, MN	4,075,750	559,500	5,556,354	0	0

Three Paramount Plaza — Blmngtn, MN	5,100,907	1,260,712	6,106,515	512,300	0

Thresher Square E — Minneapolis, MN	3,490,000	645,661	5,910,771	1,750	4,343

Thresher Square W — Minneapolis, MN	2,365,000	448,680	4,106,877	1,750	3,626

Wayroad — Minnetonka, MN	3,533,599	530,000	4,845,000	50,210	19,985

Westgate — Boise, ID	8,100,000	1,000,000	10,509,091	139,237	0

Wirth Corp Center — Golden Valley, MN	5,369,308	970,000	7,630,000	13,958	29,281

Total Office Buildings	$145,923,553	$26,237,138	$211,795,969	$2,975,988	$287,982

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

				Subsequent to Acquisition
		Initial Cost to Trust		Cost Capitalization

			Buildings &		Carrying
Commercial	Encumbrances	Land	Improvements	Improvements	Costs

Abbott Northwest — Sartell, MN	$8,644,277	$0	$12,993,496	$643,470	$0

Airport Medical — Bloomington, MN	3,166,159	0	4,678,418	0	0

Ameritrade — Omaha, NE	5,514,329	326,500	8,022,298	0	0

Anoka Strip Center — Anoka, MN	252,518	123,200	601,800	0	0

Arrowhead Shopping Center — Minot, ND	1,227,849	100,359	2,905,060	48,542	0

Barnes & Noble — Fargo, ND	1,528,992	540,000	2,784,131	(49,135)	0

Barnes & Noble — Omaha, NE	1,656,408	600,000	3,099,197	0	0

Carmike Theatre — Grand Forks, ND	1,728,771	183,515	2,295,154	0	67,068

Champion Auto — Forest Lake, MN	56,354	49,600	446,400	0	0

Checkers Auto — Faribault, MN	120,246	83,400	256,600	0	0

Checkers Auto — Rochester, MN	156,323	76,200	363,800	0	0

Conseco Bldg — Rapid City, SD	4,305,143	285,000	6,759,870	1,956	0

Dewey Hill Business Center — Edina, MN	3,027,115	985,000	3,884,054	21,123	0

Dilly Lily — St. Louis Park, MN	120,246	168,000	172,000	0	0

Dixon Ave Indust Park — Des Moines, IA	8,959,322	1,438,780	10,433,571	1,028,528	0

Eagan PDQ — Eagan, MN	563,379	214,400	568,496	0	0

Eagan Retail Center I — Eagan, MN	379,097	196,000	314,405	0	0

Eagan Retail Center II — Eagan, MN	971,904	291,300	1,057,414	0	0

East Grand Station — E Grand Forks, ND	823,935	150,000	1,242,251	0	0

Edgewood Vista — Billings, MT	564,576	130,000	850,218	0	0

Edgewood Vista — Duluth, MN	4,366,614	390,000	6,737,903	(46,384)	0

Edgewood Vista Phse III — Duluth, MN	0	0	4,623,938	0	0

Edgewood Vista — Sioux Falls, SD	575,028	130,000	844,739	0	0

Edgewood Vista — Belgrade, MT	255,421	14,300	439,194	0	0

Edgewood Vista — Columbus, NE	274,121	14,300	441,326	0	0

Edgewood Vista — East Grand Forks, MN	914,215	25,000	1,405,136	0	0

Edgewood Vista — Fremont, ND	341,908	56,000	496,172	0	0

Edgewood Vista — Grand Island, NE	274,121	14,300	441,326	0	0

Edgewood Vista — Missoula, MT	542,770	108,900	853,528	0	0

Edgewood Vista — Omaha, NE	408,083	88,567	552,685	0	0

Edgewood Vista — Hastings, NE	352,937	13,971	557,568	0	0

Edgewood Vista — Kalispell, MT	358,342	70,000	518,113	0	0

Edgewood Vista — Minot, ND	3,317,040	260,000	6,010,707	0	0

Edgewood Vista — Virginia, MN	4,723,662	246,370	6,653,630	111,986	58,383

Ernst Home Center — Kalispell, MT	1,091,815	250,000	2,250,000	0	0

Evergreen Shopping Ctr — Pine City, MN	1,639,522	154,200	2,645,800	2,229	0

Excelsior Retail Center — Excelsior, MN	0	274,500	625,500	0	0

Express Shopping Center — Fargo, ND	1,106,959	305,000	1,120,000	0	0

Great Plains Software — Fargo, ND	7,921,363	125,501	15,249,653	0	0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

				Subsequent to Acquisition
		Initial Cost to Trust		Cost Capitalization

			Buildings &		Carrying
Commercial	Encumbrances	Land	Improvements	Improvements	Costs

Healtheast Med Ctr — Woodbury & St. Johns, MN	$18,488,202	$3,238,275	$18,362,724	$0	$0

Hospitality Associates — Minnetonka, MN	0	40,000	365,548	(4,650)	0

Interstate Bakery — Mounds View, MN	108,162	47,100	242,900	0	0

Interstate Bakery — St. Paul, MN	53,310	70,400	249,600	0	0

Inver Grove Center — PDQ — Inver Grove Heights, MN	207,839	220,700	719,300	0	0

Jamestown Mall — Jamestown, ND	774,174	297,000	1,023,000	1,021	0

Lindberg Bldg — Eden Prairie, MN	1,096,504	198,000	1,410,535	543,066	0

Maplewood Square — Rochester, MN	6,451,857	3,275,000	8,631,217	0	0

Med Park Mall — Grand Forks, ND	3,286,735	680,500	5,016,088	(47,989)	0

Metal Improvement Co — N. Brighton, MN	1,482,490	240,000	2,185,000	20,246	3,810

Minot Plaza — Minot, ND	0	50,000	469,615	1,735	0

Pamida — Ladysmith, WI	664,894	89,100	1,410,900	0	0

Pamida — Livingston, MT	594,242	226,950	1,573,050	0	0

Park Dental — Brooklyn, MN	1,815,885	185,000	2,767,052	0	0

PDQ Center — Mound, MN	0	100,000	260,000	0	0

PDQ Center — Prior Lake, MN	966,400	202,120	768,626	0	0

Petco Warehouse — Fargo, ND	720,031	324,148	927,541	0	27,245

Pioneer Seed — Moorhead, MN	0	56,925	596,951	0	0

Plaza Shopping Center — Schofield, WI	0	175,000	1,575,000	0	0

Prior Lake Peak — Prior Lake, MN	0	47,880	430,920	0	0

Sam Goody/ Musicland — Willmar, MN	0	170,400	229,600	0	0

Sterner Lighting — Winsted, MN	0	100,000	900,789	0	0

Stone Container — Roseville, MN	5,152,889	810,000	7,290,000	(15,124)	165,239

Stone Container — Waconia, MN	0	165,000	1,501,518	0	0

Stone Container — Fargo, ND	2,194,329	440,251	6,576,159	0	89,156

Strip Center I — Burnsville, MN	372,084	207,500	772,500	3,424	0

Strip Center II — Burnsville, MN	261,372	291,300	468,700	0	0

Thomasville — Kentwood, MI	1,232,635	225,000	1,896,474	0	0

Tom Thumb — Andover, MN	0	103,700	176,300	0	0

Tom Thumb — Bethel, MN	0	32,000	478,000	0	0

Tom Thumb — Blaine, MN	0	120,800	399,200	0	0

Tom Thumb — Buffalo, MN	127,842	130,700	329,300	0	0

Tom Thumb — Centerville, MN	191,466	78,000	252,000	0	0

Tom Thumb — Glencoe, MN	0	52,300	477,700	0	0

Tom Thumb — Ham Lake, MN	0	143,400	391,600	0	0

Tom Thumb — Howard Lake, MN	144,296	22,000	358,000	0	0

Tom Thumb — Lakeland, MN	264,406	85,900	354,100	0	0

Tom Thumb — Lakeville, MN	102,339	121,000	1,141,945	98,063	0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

				Subsequent to Acquisition
		Initial Cost to Trust		Cost Capitalization

			Buildings &		Carrying
Commercial	Encumbrances	Land	Improvements	Improvements	Costs

Tom Thumb — Lindstrom, MN	$0	$66,500	$253,500	$0	$0

Tom Thumb — Lino Lakes, MN	114,634	120,800	319,200	0	0

Tom Thumb — Long Prairie, MN	458,122	38,900	661,100	0	0

Tom Thumb — Monticello, MN	0	85,500	769,500	0	0

Tom Thumb — Mora, MN	0	55,000	245,000	0	0

Tom Thumb — Oakdale, MN	187,635	351,000	379,000	1,155	0

Tom Thumb — Paynesville, MN	0	30,800	334,200	0	0

Tom Thumb — Pine City, MN	0	82,800	357,200	0	0

Tom Thumb — Sauk Rapids, MN	0	25,000	225,000	0	0

Tom Thumb — Shoreview, MN	0	63,300	266,700	0	0

Tom Thumb — Winsted, MN	143,404	35,200	374,800	0	0

U.H. Medical — St. Paul, MN	4,849,584	0	7,407,752	0	0

Viromed — Eden Prairie, MN	2,575,827	666,000	4,197,634	0	0

Wedgewood — Sweetwater, GA	1,326,222	334,346	3,637,532	0	0

West Lake Center — Forest Lake, MN	3,975,973	2,396,600	5,610,507	0	0

West Village Center — Chanhassen, MN	12,047,805	5,035,000	15,815,000	18,446	0

Wilson’s Leather — Brooklyn Park, MN	8,986,343	1,368,000	11,642,645	42,969	0

Total Commercial	$153,650,796	$32,300,258	$241,671,273	$2,424,677	$410,901

Undeveloped Land

Andover, MN	$0	$150,000	$0	$0	$0

Centerville, MN	0	100,000	0	0	0

Inver Grove, MN	100,014	560,000	0	0	0

Kalispell, MT	0	1,400,000	0	0	0

Libby, MT	0	150,000	0	0	0

Long Prairie, MN	0	150,000	0	0	0

Prior Lake, MN	0	50,000	0	0	0

River Falls, WI	0	200,000	0	0	0

Total Undeveloped Land	$100,014	$2,760,000	$0	$0	$0

Totals	$539,397,202	$91,795,729	$812,136,852	$13,859,935	$1,988,286

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Apartments	Land	Improvements	Total	Depreciation	Acquired	Computed

408 1st Street SE — Minot, ND	$10,000	$36,907	$46,907	$31,465	2001	40 years

Applewood on the Green — Omaha, NE	706,200	11,123,030	11,829,230	362,511	2001	40 years

Beulah Condos — Beulah, ND	6,360	483,501	489,861	338,077	1983	15-40 years

Bison Properties — Carrington, ND	100,210	559,385	659,595	390,487	1972	25-40 years

Candlelight Apts — Fargo, ND	80,040	1,002,464	1,082,504	244,007	1993	24-40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Apartments	Land	Improvements	Total	Depreciation	Acquired	Computed

Canyon Lake Apts — Rapid City, SD	$304,500	$3,991,910	$4,296,410	$163,846	2001	40 years

Castle Rock — Billings, MT	736,000	5,354,294	6,090,294	600,455	1999	40 years

Century Apts — Williston, ND	200,000	4,224,030	4,424,030	1,745,952	1986	35-40 years

Chateau Apts — Minot, ND	122,000	2,518,773	2,640,773	328,693	1997	12-40 years

Clearwater — Boise, ID	585,000	3,309,385	3,894,385	394,883	1999	40 years

Colton Heights — Minot, ND	80,000	901,775	981,775	469,256	1996	40 years

Cottonwood Lake — Bismarck, ND	1,055,862	12,829,192	13,885,054	1,384,242	1999	40 years

Country Meadows Phs I — Billings, MT	245,624	4,132,039	4,377,663	452,798	1984	33-40 years

Country Meadows Phs II — Billings, MT	245,624	4,124,383	4,370,007	452,798	1997	40 years

Crestview Apts — Bismarck, ND	235,000	5,061,570	5,296,570	1,126,379	1994	24-40 years

Crown Colony — Topeka, KS	620,000	10,487,714	11,107,714	956,063	2000	40 years

Dakota Arms — Minot, ND	50,000	597,669	647,669	114,633	1996	24-40 years

Dakota Hill at Valley Rch — Irving, TX	3,650,000	34,447,248	38,097,248	2,796,712	2000	40 years

East Park Apts — Sioux Falls, SD	115,200	2,486,404	2,601,604	50,426	2002	40 years

Eastgate Properties — Moorhead, MN	23,917	2,582,611	2,606,528	1,743,936	1970	33-40 years

Forest Park Estates — G. Forks, ND	810,000	7,062,524	7,872,524	1,768,291	1993	24-40 years

Heritage Manor — Rochester, MN	403,256	7,584,883	7,988,139	927,649	1999	40 years

Ivy Club — Vancouver, WA	1,274,000	12,016,832	13,290,832	1,191,887	1999	40 years

Jenner Properties — Grand Forks, ND	201,000	1,792,372	1,993,372	270,995	1996	40 years

Kirkwood Apts — Bismarck, ND	449,290	3,397,268	3,846,558	520,899	1997	12-40 years

Lancaster Apts — St Cloud, MN	289,000	2,998,489	3,287,489	245,363	2000	40 years

Legacy Apts — Grand Forks, ND	1,361,855	9,777,675	11,139,530	1,577,904	1996	24-40 years

Legacy IV — Grand Forks, ND	725,277	6,391,769	7,117,046	549,681	2000	40 years

Lonetree Apts — Harvey, ND	13,584	245,450	259,034	63,904	1991	24-40 years

Magic City Apts — Minot, ND	462,000	4,708,162	5,170,162	701,329	1997	12-40 years

Meadows Phase I & II — Jamestown, ND	111,550	3,652,478	3,764,028	319,414	2000	40 years

Meadows Phase III — Jamestown, ND	55,775	2,142,921	2,198,696	86,970	2002	40 years

Miramont — Fort Collins, CO	1,470,000	13,091,890	14,561,890	2,153,583	1996	40 years

Neighborhood APTS — Co. Springs, CO	1,033,592	10,665,246	11,698,838	1,813,819	1996	40 years

North Pointe — Bismarck, ND	143,500	2,315,272	2,458,772	427,488	1995	24-40 years

Oakmont Apts — Sioux Falls, SD	422,915	5,018,154	5,441,069	130,021	2002	40 years

Olympic Village — Billings, MT	1,164,000	10,926,811	12,090,811	765,069	2001	40 years

Oxbow — Sioux Falls, SD	404,072	4,776,646	5,180,718	1,001,025	1994	24-40 years

Park East Apts — Fargo, ND	83,000	5,192,861	5,275,861	660,354	1997	12-40 years

Park Meadows — Waite Park, MN	1,143,450	11,314,553	12,458,003	2,063,587	1997	40 years

Parkway Apts — Beulah, ND	7,000	192,730	199,730	42,074	1988	5-40 years

Pebble Springs — Bismarck, ND	7,200	798,068	805,268	72,613	2000	40 years

Pine Cone Apts — Fort Collins, CO	904,545	12,592,794	13,497,339	2,520,279	1994	40 years

Pinehurst Apts — Billings, MT	71,500	695,294	766,794	21,123	2002	40 years

Pointe West Apts — Minot, ND	240,000	4,325,174	4,565,174	965,125	1994	24-40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Apartments	Land	Improvements	Total	Depreciation	Acquired	Computed

Prairie Winds Apts — Sioux Falls, SD	$144,097	$1,910,443	$2,054,540	$496,987	1993	24-40 years

Prairiewood Meadows — Fargo, ND	280,000	2,736,210	3,016,210	195,895	2001	40 years

Ridge Oaks Apts — Sioux City, IA	178,100	4,587,304	4,765,404	355,867	2001	40 years

Rimrock Apts — Billings, MT	329,708	3,673,962	4,003,670	354,098	2000	40 years

Rocky Meadows 96 — Billings, MT	655,985	6,127,610	6,783,595	1,023,304	1996	40 years

Rosewood/ Oakwood — Sioux Falls, SD	542,800	5,362,538	5,905,338	1,202,790	1996	40 years

Sherwood Apts — Topeka, KS	1,150,000	15,268,339	16,418,339	1,400,878	2000	40 years

South Pointe — Minot, ND	550,000	9,868,770	10,418,770	1,733,096	1995	24-40 years

Southview Apts — Minot, ND	185,000	566,895	751,895	129,218	1994	24-40 years

Southwind Apts — Grand Forks, ND	400,000	5,832,703	6,232,703	1,077,782	1996	24-40 years

Sunset Trail Phs I — Rochester, MN	168,188	7,620,264	7,788,452	489,616	2001	40 years

Sunset Trail Phs II & III — Rochester, MN	336,376	6,837,095	7,173,471	274,573	2002	40 years

Sweetwater Prop — Devils Lake, ND	90,767	1,656,513	1,747,280	1,018,723	1972	5-40 years

Sycamore Village Apts — Sioux Falls, SD	100,800	1,355,220	1,456,020	27,603	2002	40 years

Thomasbrook — Lincoln, NE	600,000	9,703,237	10,303,237	1,017,672	2000	40 years

Valley Park Manor — Grand Forks, ND	293,500	4,999,511	5,293,011	506,962	2000	40 years

Van Mall Woods — Vancouver, WA	600,000	5,673,684	6,273,684	654,354	1999	40 years

West Stonehill — St. Cloud, MN	939,000	11,887,835	12,826,835	2,198,480	1995	40 years

Westwood Park — Bismarck, ND	161,114	2,208,073	2,369,187	286,435	1999	40 years

Woodridge Apts — Rochester, MN	370,000	6,611,477	6,981,477	1,100,155	1996	40 years

Total Apartments	$30,498,333	$368,418,283	$398,916,616	$50,552,553

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Office Buildings	Land	Improvements	Total	Depreciation	Acquired	Computed

17 South Main — Minot, ND	$15,000	$75,717	$90,717	$5,274	2001	40 years

1st Avenue Building — Minot, ND	30,000	509,940	539,940	432,438	1981	33-40 years

2030 Cliff Road — Eagan, MN	145,900	836,863	982,763	42,711	1986	19-40 years

401 South Main — Minot, ND	70,600	551,535	622,135	196,598	1987	24-40 years

7901 Flying Cloud Dr — Eden Prairie, MN	1,062,000	4,688,837	5,750,837	381,060	2000	40 years

Blmngtn Bus Plaza — Bloomington, MN	1,300,000	6,287,358	7,587,358	243,351	2001	40 years

Brenwood — Minnetonka, MN	1,762,100	12,444,323	14,206,423	177,474	2002	40 years

Burnsville Bluffs — Burnsville, MN	300,300	2,153,611	2,453,911	109,924	2001	40 years

Central Bank Office — Eden Prairie, MN	531,000	4,069,000	4,600,000	21,193	2003	40 years

Chiropractor Off Bldg — Grnwd, MN	189,000	141,000	330,000	734	2003	40 years

Cold Spring Center — St. Cloud, MN	588,000	7,906,269	8,494,269	403,208	2001	40 years

Interlachen Corp Center — Eagan, MN	1,650,000	15,041,307	16,691,307	658,555	2001	40 years

Lexington Commerce Ctr — Eagan, MN	453,400	5,370,678	5,824,078	425,082	2000	40 years

Mendota Ctr I — Mendota Heights, MN	1,570,253	5,433,880	7,004,133	167,176	2002	40 years

Mendota Ctr II — Mendota Heights, MN	1,073,951	10,464,778	11,538,729	295,190	2002	40 years

Mendota Ctr III — Mendota Heights, MN	1,500,986	5,202,970	6,703,956	153,307	2002	40 years

Mendota Ctr IV — Mendota Heights, MN	1,385,330	7,319,807	8,705,137	204,220	2002	40 years

Mendota Northland Ctr — M. Hghts, MN	1,331,383	16,329,038	17,660,421	446,899	2002	40 years

Nicollet VII — Burnsville, MN	429,400	6,951,270	7,380,670	354,895	2001	40 years

Northgate II — Maple Grove, MN	357,800	2,000,093	2,357,893	167,092	2000	40 years

Paul Larson Clinic — Edina, MN	351,282	661,680	1,012,962	8,400	2002	40 years

Pillsbury Business Center — Edina, MN	284,400	1,558,201	1,842,601	79,529	2001	40 years

Plaza VII — Boise, ID	300,000	3,093,162	3,393,162	22,480	2003	40 years

Plymouth IV & V — Plymouth, MN	640,500	13,707,290	14,347,790	661,181	2001	40 years

Southdale Expansion — Edina, MN	0	7,223,906	7,223,906	0	2003	40 years

Southdale Medical Center — Edina, MN	3,500,000	29,596,379	33,096,379	1,569,405	2001	40 years

Southeast Tech Center — Eagan, MN	559,500	5,556,354	6,115,854	470,660	2000	40 years

Three Paramount Plaza — Blmngtn, MN	1,260,712	6,618,815	7,879,527	158,790	2002	40 years

Thresher Square East — Mpls, MN	645,661	5,916,864	6,562,525	191,106	2002	40 years

Thresher Square West — Mpls, MN	448,680	4,112,253	4,560,933	132,832	2002	40 years

Wayroad — Minnetonka, MN	530,000	4,915,195	5,445,195	128,291	2002	40 years

Westgate — Boise, ID	1,000,000	10,648,328	11,648,328	77,290	2003	40 years

Wirth Corp Center — Golden Valley, MN	970,000	7,673,238	8,643,238	202,200	2002	40 years

Total Office Buildings	$26,237,138	$215,059,939	$241,297,077	$8,588,545

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Commercial	Land	Improvements	Total	Depreciation	Acquired	Computed

Abbott Northwest — Sartell, MN	$0	$13,636,966	$13,636,966	$210,396	2002	40 years

Airport Medical — Bloomington, MN	0	4,678,418	4,678,418	73,100	2002	40 years

Ameritrade — Omaha, NE	326,500	8,022,298	8,348,798	807,939	1999	40 years

Anoka Strip Center — Anoka, MN	123,200	601,800	725,000	3,134	2003	40 years

Arrowhead Shopping Ctr — Minot, ND	100,359	2,953,602	3,053,961	2,293,192	1973	15 1/2-40 years

Barnes & Noble — Fargo, ND	540,000	2,734,996	3,274,996	585,589	1994	40 years

Barnes & Noble — Omaha, NE	600,000	3,099,197	3,699,197	581,091	1995	40 years

Carmike Theatre — Grand Forks, ND	183,515	2,362,222	2,545,737	501,909	1994	40 years

Champion Auto — Forest Lake, MN	49,600	446,400	496,000	2,320	2003	40 years

Checkers Auto — Faribault, MN	83,400	256,600	340,000	1,336	2003	40 years

Checkers Auto — Rochester, MN	76,200	363,800	440,000	1,895	2003	40 years

Conseco Building — Rapid City, SD	285,000	6,761,826	7,046,826	471,768	2001	40 years

Dewey Hill Business Center — Edina, MN	985,000	3,905,177	4,890,177	225,632	2001	40 years

Dilly Lily — St. Louis Park, MN	168,000	172,000	340,000	896	2003	40 years

Dixon Ave Indust Park — Des Moines, IA	1,438,780	11,462,099	12,900,879	153,794	2002	40 years

Eagan Pdq — Eagan, MN	214,400	568,496	782,896	2,425	2003	40 years

Eagan Retail Center I — Eagan, MN	196,000	314,405	510,405	1,271	2003	40 years

Eagan Retail Center Ii — Eagan, MN	291,300	1,057,414	1,348,714	4,577	2003	40 years

East Grand Station — E Grnd Forks, ND	150,000	1,242,251	1,392,251	107,273	2000	40 years

Edgewood Vista — Billings, MT	130,000	850,218	980,218	103,526	1999	40 years

Edgewood Vista — Duluth, MN	390,000	6,691,519	7,081,519	454,395	2000	40 years

Edgewood Vista Phse III — Duluth, MN	0	4,623,938	4,623,938	0	2003	40 years

Edgewood Vista — Sioux Falls, SD	130,000	844,739	974,739	102,912	1999	40 years

Edgewood Vista — Belgrade, MT	14,300	439,194	453,494	41,191	2000	40 years

Edgewood Vista — Columbus, NE	14,300	441,326	455,626	41,180	2000	40 years

Edgewood Vista — E Grand Forks, MN	25,000	1,405,136	1,430,136	155,760	1997	40 years

Edgewood Vista — Fremont, ND	56,000	496,172	552,172	29,352	2001	40 years

Edgewood Vista — Grand Island, NE	14,300	441,326	455,626	41,180	2000	40 years

Edgewood Vista — Missoula, MT	108,900	853,528	962,428	138,698	1997	40 years

Edgewood Vista — Omaha, NE	88,567	552,685	641,252	30,186	2001	40 years

Edgewood Vista — Hastings, NE	13,971	557,568	571,539	31,751	2001	40 years

Edgewood Vista — Kalispell, MT	70,000	518,113	588,113	28,454	2001	40 years

Edgewood Vista — Minot, ND	260,000	6,010,707	6,270,707	828,978	1997	40 years

Edgewood Vista — Virginia, MN	246,370	6,823,999	7,070,369	177,475	2002	40 years

Ernst Home Center — Kalispell, MT	250,000	2,250,000	2,500,000	11,719	2003	40 years

Evergreen Shopping Ctr — Pine City, MN	154,200	2,648,029	2,802,229	13,787	2003	40 years

Excelsior Retail Ctr — Excelsior, MN	274,500	625,500	900,000	3,258	2003	40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Commercial	Land	Improvements	Total	Depreciation	Acquired	Computed

Express Shopping Center — Fargo, ND	$305,000	$1,120,000	$1,425,000	$5,833	2003	40 years

Great Plains Software — Fargo, ND	125,501	15,249,653	15,375,154	1,413,624	2000	40 years

Healtheast Med Ctr — Woodbury & St. Johns, MN	$3,238,275	$18,362,724	$21,600,999	$1,357,963	2001	40 years

Hospitality Assoc — Minnetonka, MN	40,000	360,898	400,898	41,770	2001	40 years

Interstate Bakery — Mounds View, MN	47,100	242,900	290,000	1,265	2003	40 years

Interstate Bakery — St. Paul, MN	70,400	249,600	320,000	1,300	2003	40 years

Inver Grove Ctr — PDQ — Inver Grove Heights, MN	220,700	719,300	940,000	3,746	2003	40 years

Jamestown Mall — Jamestown, ND	297,000	1,024,021	1,321,021	5,385	2003	40 years

Lindberg Building — Eden Prairie, MN	198,000	1,953,601	2,151,601	369,251	1992	40 years

Maplewood Square — Rochester, MN	3,275,000	8,631,217	11,906,217	820,744	2000	40 years

Med Park Mall — Grand Forks, ND	680,500	4,968,099	5,648,599	406,063	2000	40 years

Metal Improvement Co — N. Brighton, MN	240,000	2,209,056	2,449,056	57,338	2002	40 years

Minot Plaza — Minot, ND	50,000	471,350	521,350	122,574	1993	40 years

Pamida — Ladysmith, WI	89,100	1,410,900	1,500,000	7,349	2003	40 years

Pamida — Livingston, MT	226,950	1,573,050	1,800,000	8,193	2003	40 years

Park Dental — Brooklyn, MN	185,000	2,767,052	2,952,052	43,235	2002	40 years

PDQ Center — Mound, MN	100,000	260,000	360,000	1,354	2003	40 years

PDQ Center — Prior Lake, MN	202,120	768,626	970,746	3,998	2003	40 years

Petco Warehouse — Fargo, ND	324,148	954,786	1,278,934	202,158	1994	40 years

Pioneer Seed — Moorhead, MN	56,925	596,951	653,876	166,802	1992	40 years

Plaza Shopping Center — Schofield, WI	175,000	1,575,000	1,750,000	8,203	2003	40 years

Prior Lake Peak — Prior Lake, MN	47,880	430,920	478,800	1,262	2003	40 years

Sam Goody/ Musicland — Willmar, MN	170,400	229,600	400,000	1,196	2003	40 years

Sterner Lighting — Winsted, MN	100,000	900,789	1,000,789	54,530	2001	40 years

Stone Container — Roseville, MN	810,000	7,440,115	8,250,115	255,745	2001	40 years

Stone Container — Waconia, MN	165,000	1,501,518	1,666,518	101,665	2001	40 years

Stone Container — Fargo, ND	440,251	6,665,315	7,105,566	933,522	1995	40 years

Strip Center I — Burnsville, MN	207,500	775,924	983,424	4,169	2003	40 years

Strip Center II — Burnsville, MN	291,300	468,700	760,000	2,441	2003	40 years

Thomasville — Kentwood, MI	225,000	1,896,474	2,121,474	307,297	1996	40 years

Tom Thumb — Andover, MN	103,700	176,300	280,000	918	2003	40 years

Tom Thumb — Bethel, MN	32,000	478,000	510,000	2,490	2003	40 years

Tom Thumb — Blaine, MN	120,800	399,200	520,000	2,079	2003	40 years

Tom Thumb — Buffalo, MN	130,700	329,300	460,000	1,715	2003	40 years

Tom Thumb — Centerville, MN	78,000	252,000	330,000	1,313	2003	40 years

Tom Thumb — Glencoe, MN	52,300	477,700	530,000	2,488	2003	40 years

Tom Thumb — Ham Lake, MN	143,400	391,600	535,000	2,040	2003	40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

						Life on Which
						Latest Income
		Building &		Accumulated	Date	Statement is
Commercial	Land	Improvements	Total	Depreciation	Acquired	Computed

Tom Thumb — Howard Lake, MN	$22,000	$358,000	$380,000	$1,865	2003	40 years

Tom Thumb — Lakeland, MN	85,900	354,100	440,000	1,844	2003	40 years

Tom Thumb — Lakeville, MN	121,000	1,240,008	1,361,008	7,184	2003	40 years

Tom Thumb — Lindstrom, MN	$66,500	$253,500	$320,000	$1,320	2003	40 years

Tom Thumb — Lino Lakes, MN	120,800	319,200	440,000	1,663	2003	40 years

Tom Thumb — Long Prairie, MN	38,900	661,100	700,000	3,443	2003	40 years

Tom Thumb — Monticello, MN	85,500	769,500	855,000	4,008	2003	40 years

Tom Thumb — Mora, MN	55,000	245,000	300,000	1,276	2003	40 years

Tom Thumb — Oakdale, MN	351,000	380,155	731,155	1,978	2003	40 years

Tom Thumb — Paynesville, MN	30,800	334,200	365,000	1,741	2003	40 years

Tom Thumb — Pine City, MN	82,800	357,200	440,000	1,860	2003	40 years

Tom Thumb — Sauk Rapids, MN	25,000	225,000	250,000	1,172	2003	40 years

Tom Thumb — Shoreview, MN	63,300	266,700	330,000	1,389	2003	40 years

Tom Thumb — Winsted, MN	35,200	374,800	410,000	1,952	2003	40 years

UH Medical — St. Paul, MN	0	7,407,752	7,407,752	115,746	2002	40 years

Viromed — Eden Prairie, MN	666,000	4,197,634	4,863,634	441,551	1999	40 years

Wedgewood — Sweetwater, GA	334,346	3,637,532	3,971,878	563,262	1996	40 years

West Lake Center — Forest Lake, MN	2,396,600	5,610,507	8,007,107	25,304	2003	40 years

West Village Center — Chanhassen, MN	5,035,000	15,833,446	20,868,446	77,405	2003	40 years

Wilson’s Leather — Brooklyn Park, MN	1,368,000	11,685,614	13,053,614	255,354	2002	40 years

Total Commercial	$32,300,258	$244,506,851	$276,807,109	$16,497,674

Undeveloped Land

Andover, MN	$150,000	$0	$150,000	$0	2003	40 years

Centerville, MN	100,000	0	100,000	0	2003	40 years

Inver Grove, MN	560,000	0	560,000	0	2003	40 years

Kalispell, MT	1,400,000	0	1,400,000	0	2003	40 years

Libby, MT	150,000	0	150,000	0	2003	40 years

Long Prairie, MN	150,000	0	150,000	0	2003	40 years

Prior Lake, MN	50,000	0	50,000	0	2003	40 years

River Falls, WI	200,000	0	200,000	0	2003	40 years

Total Undeveloped Land	$2,760,000	$0	$2,760,000	$0

Totals	$91,795,729	$827,985,073	$919,780,802	$75,638,772

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION — (Continued)

      Reconciliations of total real estate carrying value for the three years ending April 30, 2003, 2002, and 2001 are as follows:

	2003	2002	2001

Balance at beginning of year	$740,319,436	$591,636,468	$449,919,890
Additions during year

Commercial Real Estate	170,508,730	119,329,418	110,199,692

Residential Real Estate	3,938,053	23,950,924	32,842,600

Undeveloped Land	2,760,000	0	0

Improvements and Other	14,573,743	8,708,331	3,581,269

	$932,099,962	$743,625,141	$596,543,451
Deduction during year

Cost of Real Estate Sold	(11,907,657)	(3,305,705)	(4,906,983)

Reclassification	(411,503)	0	0

Impairment Value	0	0	0

Balance at close of year	$919,780,802	$740,319,436	$591,636,468

      Reconciliations of accumulated depreciation for the three years ended April 30, 2003, 2002, and 2001, are as follows:

	2003	2002	2001

Balance at beginning of year	$58,925,517	$44,093,145	$33,232,952

Additions during year provisions for depreciation	19,605,934	15,515,168	12,299,532

Deduction during year accumulated depreciation on real estate sold	(2,892,679)	(682,796)	(1,439,339)

Balance at close of year	$75,638,772	$58,925,517	$44,093,145

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

Schedule IV

INVESTMENTS IN MORTGAGE LOANS ON REAL ESTATE

							Principal Amount
							of Loans Subject
		Final			Face	Carrying	to Delinquent
	Interest	Maturity	Payment	Prior	Amount of	Amount of	Principal or
	Rate	Date	Terms	Liens	Mortgages	Mortgages	Interest

K-MOX	8.00%	1/1/2004	Monthly/	—	$46,500	$35,515	—
			Balloon

Abbott Northwestern	10.90%	5/1/2006	Monthly	—	$36,022	$27,754	—

C. Grueber — Cottage Grove	7.50%	4/1/2001	Monthly/	—	$475,000	$198,101	—
			Balloon

D. Peterson — Med Park Mall	6.50%	—	Quarterly	—	$130,000	$130,000	—

Edgewood Vista — Virginia, MN	9.00%	8/1/2003	Balloon	—	$5,100,000	$816,570	—

					$5,787,522	$1,207,940	—

Less:

Unearned discounts						$0

Deferred gain from property dispositions						$0

Allowance for loan losses						$(25,000)

						$1,182,940

	2003	2002	2001

Mortgage Loans Receivable, Beginning of Year	$3,952,762	$1,037,095	$1,650,284

New participations in and advances on mortgage loans	1,024,526	3,200,000	0

	$4,977,288	$4,237,095	$1,650,284

Collections	(3,794,348)	(284,333)	(613,189)

Mortgage Loans Receivable, End of Year	$1,182,940	$3,952,762	$1,037,095

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

SELECTED FINANCIAL DATA

INCLUDING DISCONTINUED OPERATIONS

	2003	2002	2001	2000	1999

Consolidated Income Statement Data

Revenue	$120,766,665	$93,016,069	$75,767,150	$55,445,193	$39,927,262

Income before gain/loss on property and minority interest	15,486,435	13,865,934	10,187,812	8,548,558	6,401,676

Gain on repossession/ Sale of properties	1,594,798	546,927	601,605	1,754,496	1,947,184

Minority interest portion of operating partnership income	(4,833,072)	(3,812,732)	(2,095,177)	(1,495,209)	(744,725)

Net income	12,248,161	10,600,129	8,694,240	8,807,845	7,604,135
Consolidated Balance Sheet Data

Total real estate investments	$845,324,970	$685,346,681	$548,580,418	$418,216,516	$280,311,442

Total assets	885,680,521	730,209,018	570,322,124	432,978,299	291,493,311

Shareholders’ equity	214,761,105	145,578,131	118,945,160	109,920,591	85,783,294
Consolidated Per Share Data (basic and diluted)

Net Income	.38	.42	.38	.42	.44

Distributions	.63	.59	.55	.51	.47

Calendar Year	2002	2001	2000	1999	1998

Tax status of distribution

Capital gain	0.00%	0.00%	.72%	30.30%	6.30%

Ordinary income	68.29%	65.98%	86.76%	69.70%	76.00%

Return of capital	31.71%	34.02%	12.52%	0.00%	17.70%

INVESTORS REAL ESTATE TRUST AND AFFILIATED PARTNERSHIPS

April 30, 2003, 2002 and 2001

GAIN (LOSS) FROM PROPERTY DISPOSITIONS

	Total
	Original	Realized	Realized	Realized
	Gain (Loss)	04/30/03	04/30/02	04/30/01

Evergreen Shopping Center — Evergreen, CO	$1,690	$0	$0	$1,690

Chalet Apartments — Minot, ND	23,434	0	0	23,434

Hill Park Apts — Bismarck, ND	576,482	0	0	576,482

Sunchase Apts — Fargo, ND	296,409	0	296,409	0

Lester Chiropractic Building — Bismarck, ND	85,279	0	85,279	0

Carmen Court — Minot, ND	3,346	0	3,346	0

Walters — Minot, ND	(35,062)	0	(35,062)	0

Corner Express — Minot, ND	254,310	0	254,310	0

Eastwood Apts — Dickinson, ND	181,812	181,812	0	0

Oak Manor Apts — Dickinson, ND	77,623	77,623	0	0

Jenner Apts — Dickinson, ND	3,133	3,133	0	0

Cottage Grove Strip Ctr — Ctge Grove, MN	52,774	52,774	0	0

Creekside Office Building — Billings, MT	154,584	154,584	0	0

America’s Best — Boise, ID	(305,757)	(305,757)	0	0

Century Apts — Dickinson, ND	1,430,629	1,430,629	0	0

Edgewood Vista — Duluth, MN	0	0	0	0

		$1,594,798	$604,282	$601,605

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

MORTGAGE LOANS PAYABLE

		Final	Periodic		Carrying	Delinquent
	Interest	Maturity	Payment	Face Amount	Amount of	Principal or
	Rate	Date	Terms	of Mortgage	Mortgage	Interest

1112 32nd Ave SW — Minot, ND	4.25%	07/01/10	Monthly	$425,000	$235,721	$0

2030 Cliff Road — Eagan, MN	7.40%	04/01/11	Monthly	650,000	619,363	0

Abbott Northwestern — Sartell, MN	7.64%	10/01/17	Monthly	9,100,000	8,644,277	0

Airport Medical — Bloomington, MN	7.90%	10/01/17	Monthly	3,233,317	3,166,159	0

Ameritrade — Omaha, NE	7.25%	05/01/19	Monthly	6,150,000	5,514,329	0

Anoka Strip Center — Anoka, MN	4.375%	07/02/03	Monthly	255,063	252,518	0

Applewood on the Green — Omaha, NE	6.55%	10/10/08	Monthly	7,713,349	7,558,068	0

Arrowhead Shopping Cntr — Minot, ND	8.25%	01/01/20	Monthly	1,325,000	1,227,849	0

Barnes & Noble — Fargo, ND/Omaha, NE	7.98%	12/01/10	Monthly	4,900,000	3,185,400	0

Bloomington Bus Plaza — Blmngtn, MN	7.05%	12/01/11	Monthly	5,000,000	4,897,585	0

Brenwood — Minnetonka, MN	8.10%	10/01/10	Monthly	8,758,307	8,691,536	0

Burnsville Bluffs — Burnsville, MN	8.25%	12/01/20	Monthly	1,644,551	1,569,742	0

Candlelight Apts — Fargo, ND	7.50%	12/05/04	Monthly	578,000	338,683	0

Canyon Lake Apts — Rapid City, SD	6.82%	10/01/11	Monthly	3,000,000	2,951,857	0

Carmike — Grand Forks, ND	7.75%	02/01/07	Monthly	2,000,000	1,728,771	0

Castle Rock — Billings, MT	6.66%	03/01/09	Monthly	3,950,000	3,755,711	0

Central Bank Office — Eden Prairie, MN	5.010%	05/01/14	Monthly	2,575,000	2,545,000	0

Century Apts — Williston, ND	3.39%	04/01/06	Monthly	2,700,000	2,129,563	0

Champion Auto — Forest Lake, MN	9.250%	10/17/03	Monthly	65,036	56,354	0

Chateau Apts — Minot, ND	7.11%	07/01/11	Monthly	2,000,000	1,964,256	0

Checkers Auto — Faribault, MN	4.375%	07/02/03	Monthly	121,459	120,246	0

Checkers Auto — Rochester, MN	4.375%	07/02/03	Monthly	157,896	156,323	0

Chiropractor Office Bldg — Grnwd, MN	8.750%	09/02/09	Monthly	229,645	230,533	0

Clearwater Apts — Boise, ID	6.47%	01/01/09	Monthly	2,660,000	2,518,454	0

Cold Springs Center — St. Cloud, MN	7.40%	04/01/11	Monthly	5,250,000	5,044,833	0

Colton Heights — Minot, ND	8.35%	06/01/07	Monthly	730,000	186,248	0

Conseco — Rapid City, SD	8.07%	08/01/15	Monthly	4,795,000	4,305,143	0

Cottonwood — Phase I — Bismarck, ND	6.59%	01/01/09	Monthly	2,800,000	2,654,062	0

Cottonwood — Phase II — Bismarck, ND	7.55%	11/01/09	Monthly	2,850,000	2,752,402	0

Cottonwood — Phase III — Bismarck, ND	6.66%	01/01/09	Monthly	2,600,000	2,574,231	0

Country Meadows I — Billings, MT	7.51%	12/01/07	Monthly	2,660,000	2,422,608	0

Country Meadows II — Billings, MT	8.10%	07/31/20	Monthly	2,600,000	2,444,847	0

Crestview Apts — Bismarck, ND	6.91%	07/01/08	Monthly	3,400,000	3,113,735	0

Dakota Hill — Irving TX	7.88%	01/01/10	Monthly	25,550,000	24,794,645	0

Dewey Hill — Edina, MN	7.93%	12/01/10	Monthly	3,125,000	3,027,115	0

Dilly Lily — St. Louis Park, MN	4.375%	07/02/03	Monthly	121,459	120,246	0

Dixon Ave Indust Park — Des Moines, IA	5.75%	01/01/13	Monthly	9,000,000	8,959,322	0

Eagan PDQ — Eagan, MN	8.870%	09/01/15	Monthly	553,048	563,379	0

Eagan Retail Center I — Eagan, MN	8.870%	09/01/15	Monthly	368,699	379,097	0

Eagan Retail Center II — Eagan, MN	8.870%	09/01/15	Monthly	952,472	971,904	0

East Grnd Station — E Grnd Forks, MN	4.28%	08/01/15	Monthly	970,000	823,935	0

East Park Apts — Sioux Falls, SD	5.86%	12/01/12	Monthly	1,744,000	1,737,103	0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

MORTGAGE LOANS PAYABLE —(Continued)

		Final	Periodic		Carrying	Delinquent
	Interest	Maturity	Payment	Face Amount	Amount of	Principal or
	Rate	Date	Terms	of Mortgage	Mortgage	Interest

Eastgate — Moorhead, MN	7.19%	09/01/09	Monthly	$1,627,500	$1,564,697	$0

Edgewood Vista — Billings, MT	5.80%	10/01/13	Monthly	720,000	564,576	0

Edgewood Vista — Columbus/G. Island, NE	4.710%	07/01/15	Monthly	624,000	548,242	0

Edgewood Vista — Duluth, MN	7.24%	05/01/15	Monthly	4,821,000	4,366,614	0

Edgewood Vista — East Grand Forks, MN	6.850%	08/01/11	Monthly	980,000	914,215	0

Edgewood Vista — Freemont, NE	6.750%	09/05/11	Monthly	365,645	341,908	0

Edgewood Vista — Hastings, MT	6.750%	09/05/11	Monthly	377,440	352,937	0

Edgewood Vista — Kalispell, MT	5.98%	10/01/11	Monthly	383,000	358,342	0

Edgewood Vista — Minot, ND	6.342%	08/01/12	Monthly	4,510,000	3,317,040	0

Edgewood Vista — Missoula/Belgrade, MT	4.550%	07/18/15	Monthly	945,000	798,191	0

Edgewood Vista — Omaha, NE	6.75%	09/05/11	Monthly	436,415	408,083	0

Edgewood Vista — Sioux Falls, SD	6.02%	10/01/13	Monthly	720,000	575,028	0

Edgewood Vista — Virginia, MN	6.94%	05/01/12	Monthly	4,900,000	4,723,662	0

Ernst Home Center — Kalispell, MT	4.75%	06/30/03	Monthly	1,119,460	1,091,815	0

Evergreen Shopping Cntr — Pine City, MN	8.130%	01/01/10	Monthly	1,665,841	1,639,522	0

Express Shopping Center — Fargo, ND	7.500%	09/01/14	Monthly	1,122,169	1,106,959	0

Flying Cloud — Eden Prairie, MN	8.61%	07/01/09	Monthly	3,830,000	3,760,343	0

Forest Park Estates — Grand Forks, ND	7.33%	08/01/09	Monthly	7,560,000	7,141,333	0

Great Plains Software — Fargo, ND	7.08%	10/01/13	Monthly	9,500,000	7,921,363	0

Health Investors Trust — Woodbury & St. John’s, MN	7.94%	02/01/19	Monthly	19,482,851	18,488,202	0

Heritage Manor — Rochester, MN	6.80%	10/01/18	Monthly	5,075,000	4,446,490	0

Interlachen Corp Center — Edina, MN	7.09%	10/11/11	Monthly	11,550,000	11,283,875	0

Interstate Bakery — Mounds View, MN	6.50%	08/15/05	Monthly	131,720	108,162	0

Interstate Bakery — St. Paul, MN	8.750%	01/14/04	Monthly	54,593	53,310	0

Inver Grove Cntr — PDQ — Inver Grove Heights, MN	8.750%	02/10/09	Monthly	215,978	207,839	0

Inver Grove Undeveloped Land — Inver Grove Heights, MN	5.25%	06/01/06	Monthly	110,368	100,014	0

Ivy Club Apts — Vancouver, WA	6.980%	09/01/11	Monthly	8,050,000	7,928,730	0

Jamestown Mall — Jamestown, ND	8.000%	04/05/08	Monthly	807,725	774,174	0

Jenner Properties — Grand Forks, ND	4.25%	11/01/04	Monthly	1,391,585	888,541	0

Kirkwood Manor — Bismarck, ND	8.15%	05/01/10	Monthly	2,293,900	2,201,253	0

Lancaster Apts — St. Cloud, MN	7.04%	08/01/18	Monthly	1,769,568	1,607,769	0

Legacy Apts Phse I — Grand Forks, ND	7.07%	01/01/05	Monthly	4,000,000	3,544,644	0

Legacy Apts Phse II — Grand Forks, ND	7.07%	05/29/08	Monthly	2,575,000	2,358,393	0

Legacy IV — Grand Forks, ND	8.10%	07/31/20	Monthly	3,000,000	2,820,969	0

Lexington Commerce Center — Eagan, MN	8.09%	02/01/10	Monthly	3,431,750	3,278,320	0

Lindberg Building — Eden Prairie, MN	7.625%	02/01/07	Monthly	1,200,000	1,096,504	0

Magic City Apartments — Minot, ND	4.25%	10/10/10	Monthly	2,794,299	1,307,689	0

Maplewood Square — Rochester, MN	6.90%	08/01/09	Monthly	7,670,000	6,451,857	0

Meadow I & II — Jamestown, ND	8.155%	07/01/10	Monthly	1,975,000	1,933,833	0

Meadows Phase III — Jamestown, ND	7.190%	11/01/11	Monthly	1,150,000	1,125,426	0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

MORTGAGE LOANS PAYABLE —(Continued)

		Final	Periodic		Carrying	Delinquent
	Interest	Maturity	Payment	Face Amount	Amount of	Principal or
	Rate	Date	Terms	of Mortgage	Mortgage	Interest

MedPark Mall — Grand Forks, ND	8.075%	02/01/10	Monthly	$3,425,000	$3,286,735	$0

Mendota I, II, & Northland — M. Heights, MN	7.900%	11/01/09	Monthly	18,000,000	17,097,640	0

Mendota I, II, & Northland — M. Heights, MN	5.370%	11/01/09	Monthly	5,746,096	5,699,785	0

Mendota III & IV — Mendota Heights, MN	7.120%	11/01/09	Monthly	9,300,000	9,219,734	0

Metal Improvement Co — N. Brighton, MN	7.01%	10/01/09	Monthly	1,500,000	1,482,490	0

Miramont Apts — Ft. Collins, CO	8.25%	08/01/36	Monthly	11,582,472	11,263,923	0

Neighborhood Apts — Ft. Collins, CO	7.98%	01/01/07	Monthly	7,525,000	6,756,308	0

Nicollet VII — Burnsville, MN	8.05%	11/29/10	Monthly	4,784,880	4,646,355	0

North Pointe — Bismarck, ND	7.12%	01/01/08	Monthly	1,700,000	1,596,416	0

Northgate II — Maple Grove, MN	8.09%	02/01/10	Monthly	1,576,750	1,506,255	0

Oakmont Apts — Sioux Falls, SD	7.00%	09/01/11	Monthly	4,070,001	4,038,533	0

Oakwood Estates — Sioux Falls, SD	6.67%	06/01/11	Monthly	3,900,000	3,820,417	0

Olympic Village — Billings, MT	7.62%	11/01/10	Monthly	8,400,000	8,235,347	0

Oxbow — Sioux Falls, SD	6.67%	06/01/11	Monthly	4,250,000	4,163,275	0

Pamida — Ladysmith, WI	8.750%	10/01/11	Monthly	684,357	664,894	0

Pamida — Livingston, MT	7.500%	12/10/08	Monthly	613,368	594,242	0

Park Dental — Brooklyn, MN	7.90%	10/01/17	Monthly	1,950,000	1,815,885	0

Park East — Fargo, ND	6.82%	05/01/08	Monthly	3,500,000	3,292,341	0

Park Meadows II and III — Waite Park, MN	5.00%	09/01/09	Monthly	7,800,000	7,771,767	0

Park Meadows I — Waite Park, MN	7.19%	09/01/09	Monthly	3,022,500	2,905,866	0

PDQ Center — Prior Lake, MN	8.870%	09/01/15	Monthly	1,013,922	966,400	0

Pebble Springs — Bismarck, ND	8.10%	07/31/20	Monthly	455,000	427,822	0

PETCO Warehouse — Fargo, ND	7.28%	09/01/08	Monthly	1,100,000	720,031	0

Pillsbury Bus Center — Bloomington, MN	7.40%	04/01/11	Monthly	1,260,000	1,200,610	0

Pinecone — Ft. Collins, CO	7.125%	12/01/33	Monthly	10,685,215	10,154,157	0

Pinehurst Apts — Billings, MT	7.500%	05/24/17	Monthly	500,000	485,343	0

Plymouth IV & V — Plymouth, MN	8.17%	01/01/11	Monthly	9,280,912	9,020,272	0

Pointe West Apts — Minot, ND	6.91%	07/01/08	Monthly	2,400,000	2,197,931	0

Prairie Winds Apts — Sioux Falls, SD	7.04%	07/01/09	Monthly	1,325,000	1,269,692	0

Prairiewood Meadows — Fargo, ND	7.70%	11/01/20	Monthly	2,088,973	1,961,826	0

Ridge Oaks Apts — Sioux Falls, SD	7.05%	01/01/11	Monthly	2,900,000	2,837,112	0

Rimrock Apts — Billings, MT	7.33%	08/01/09	Monthly	2,660,000	2,512,691	0

Rocky Meadows — Billings, MT	7.33%	08/01/09	Monthly	3,780,000	3,570,667	0

South Pointe — Minot, ND	7.12%	01/01/08	Monthly	6,500,000	6,103,943	0

Southdale Medical Center — Edina, MN	7.80%	01/01/11	Monthly	24,000,000	23,577,208	0

Southeast Tech Center — Eagan, MN	8.09%	02/01/10	Monthly	4,266,500	4,075,750	0

Southwind Apts — Grand Forks, ND	7.12%	01/01/08	Monthly	4,100,000	3,850,179	0

Stone Container — Fargo, ND	8.25%	02/01/11	Monthly	3,300,000	2,194,329	0

Stone Container — Roseville, MN	7.05%	02/01/12	Monthly	5,300,000	5,152,889	0

Strip Center I — Burnsville, MN	8.79%	07/02/03	Monthly	380,664	372,084	0

Strip Center II — Burnsville, MN	4.375%	07/02/03	Monthly	267,209	261,372	0

Sunset Trail I — Rochester, MN	7.80%	03/01/11	Monthly	4,350,000	4,267,783	0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

MORTGAGE LOANS PAYABLE —(Continued)

		Final	Periodic		Carrying	Delinquent
	Interest	Maturity	Payment	Face Amount	Amount of	Principal or
	Rate	Date	Terms	of Mortgage	Mortgage	Interest

Sycamore Village Apt — Sioux Falls, SD	5.86%	12/01/12	Monthly	$981,000	$977,120	$0

Thomasbrook — Lincoln, NE	7.215%	10/01/09	Monthly	6,200,000	5,867,741	0

Thomasville — Kentwood, MI	7.75%	02/01/11	Monthly	1,565,361	1,232,635	0

Three Paramount Plaza — Blmngton, MN	6.95%	08/01/09	Monthly	5,200,000	5,100,907	0

Thresher Square East — Minneapolis, MN	6.750%	05/01/15	Monthly	4,335,000	3,490,000	0

Thresher Square West — Minneapolis, MN	7.600%	06/01/10	Monthly	3,805,000	2,365,000	0

Tom Thumb — Buffalo, MN	9.870%	09/10/05	Monthly	134,556	127,842	0

Tom Thumb — Centerville, MN	5.25%	10/10/03	Monthly	191,466	191,466	0

Tom Thumb — Howard Lake, MN	4.375%	07/02/03	Monthly	145,750	144,296	0

Tom Thumb — Lakeland, MN	5.25%	10/10/03	Monthly	264,406	264,406	0

Tom Thumb — Lakeville, MN	7.490%	11/01/06	Monthly	108,782	102,339	0

Tom Thumb — Lino Lakes, MN	8.250%	07/02/03	Monthly	119,516	114,634	0

Tom Thumb — Long Prairie, MN	7.500%	09/01/07	Monthly	463,054	458,122	0

Tom Thumb — Oakdale, MN	8.000%	08/01/11	Monthly	186,403	187,635	0

Tom Thumb — Winsted, MN	4.375%	07/02/03	Monthly	145,750	143,404	0

Sherwood/Crown Colony — Topeka, KS	7.55%	11/01/09	Monthly	18,375,000	17,745,751	0

U.H. Medical — St. Paul, MN	8.10%	08/01/15	Monthly	4,962,009	4,849,584	0

Valley Park Manor — Grand Forks, ND	8.190%	11/01/10	Monthly	3,000,000	2,938,128	0

Van Mall Woods — Vancouver, WA	6.56%	12/01/04	Monthly	4,070,426	3,654,490	0

Viro-Med — Eden Prairie, MN	6.98%	04/01/14	Monthly	3,120,000	2,575,827	0

Wayroad Corp Center — Minnetonka, MN	6.99%	05/01/11	Monthly	3,626,993	3,533,599	0

Wedgewd Retirement — Sweetwater, GA	3.6575%	04/23/17	Monthly	1,566,720	1,326,222	0

West Lake Center I — Forest Lake, MN	10.500%	05/01/09	Monthly	2,546,597	3,154,385	0

West Lake Center II — Forest Lake, MN	8.500%	05/01/09	Monthly	712,611	821,588	0

West Stonehill — St. Cloud, MN	7.93%	06/01/07	Monthly	8,232,569	7,245,849	0

West Village Center I — Chanhassen, MN	8.750%	09/01/05	Monthly	7,972,382	9,074,490	0

West Village Center II — Chanhassen, MN	7.000%	01/27/06	Monthly	3,000,907	2,973,315	0

Westgate — Boise, ID	5.85%	04/01/08	Monthly	8,100,000	8,100,000	0

Westwood Park — Bismarck, ND	7.88%	12/01/09	Monthly	1,200,000	1,144,680	0

Wilson’s Leather — Brooklyn Park, MN	6.44%	08/31/22	Monthly	9,100,000	8,986,343	0

Wirth Corp Cntr — Golden Valley, MN	6.90%	02/01/12	Monthly	5,500,000	5,369,308	0

Woodridge Apts — Rochester, MN	7.875%	12/01/16	Monthly	4,410,000	3,663,780	0

Total				$572,784,184	$539,397,202	$0

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

PROPERTY ACQUISITIONS

      Acquisitions for cash, assumptions of mortgages, and issuance of units in the operating partnership.

Purchase Price

Residential

East Park Apts — Sioux Falls, SD	$2,520,354

Sycamore Village — Sioux Falls, SD	1,417,699

Total Residential	$3,938,053

Commercial

Chanhassen Retail Center — Chanhassen, MN	$20,850,000

Brenwood Office Park — Minnetonka, MN	14,014,085

Wilson’s Leather — Brooklyn Park, MN	13,010,645

Abbott Northwestern — Sartell, MN	12,993,496

Dixon Industrial Park — Des Moines, IA	11,872,351

Westgate Office Center North — Boise, ID	11,509,091

Forest Lake Retail Center — Forest Lake, MN	8,007,107

U.H. Medical — St. Paul, MN	7,407,752

Three Paramount Plaza — Edina, MN	7,367,227

Southdale Expansion — Edina, MN	7,056,438

Airport Medical — Bloomington, MN	4,678,418

Edgewood Vista — Hermantown, MN	4,623,938

Central Bank — Eden Prairie, MN	4,600,000

Plaza VII — Boise, ID	3,357,662

Park Dental — Brooklyn Center, MN	2,952,052

Evergreen Center — Pine City, MN	2,800,000

Pamida — Kalispell, MT	2,500,000

Pamida — Livingston, MT	1,800,000

Schofield Plaza — Schofield, MN	1,750,000

Pamida — Ladysmith, WI	1,500,000

Express Center — Fargo, ND	1,425,000

Eagan Strip Center II — Eagan, MN	1,348,714

Jamestown Mall — Jamestown, ND	1,320,000

Tom Thumb — Lakeville, MN	1,262,945

Paul Larson Clinic — Edina, MN	1,012,962

PDQ — Burnsville, MN	980,000

PDQ — Prior Lake, MN	970,746

Inver Grove Center PDQ — Inver Grove, MN	940,000

Excelsior Strip Center — Excelsior, MN	900,000

Tom Thumb — Monticello, MN	855,000

PDQ — Eagan, MN	782,896

Burnsville Strip Center — Burnsville, MN	760,000

Tom Thumb — Oakdale, MN	730,000

Anoka Strip Center — Anoka, MN	725,000

Tom Thumb — Long Prairie, MN	700,000

Tom Thumb — Ham Lake, MN	535,000

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

April 30, 2003

PROPERTY ACQUISITIONS — (Continued)

Purchase Price

Tom Thumb — Glencoe, MN	$530,000

Tom Thumb — Blaine, MN	520,000

Eagan Strip Center I — Eagan, MN	510,405

Tom Thumb — Bethel, MN	510,000

Champion Auto Center — Forest Lake, MN	496,000

Prior Lake Peak — Prior Lake, MN	478,800

Tom Thumb — Buffalo, MN	460,000

Tom Thumb — Lakeland, MN	440,000

Tom Thumb — Lino Lakes, MN	440,000

Tom Thumb — Pine City, MN	440,000

Checkers Auto — Rochester, MN	440,000

Tom Thumb — Winsted, MN	410,000

Sam Goody — Willmar, MN	400,000

Tom Thumb — Howard Lake, MN	380,000

Gas Plus More — Paynesville, MN	365,000

PDQ — Mound, MN	360,000

Checkers Auto — Faribault, MN	340,000

Dily Lily — St. Louis Park, MN	340,000

Tom Thumb — Centerville, MN	330,000

Chiropractic Office Building — Greenwood, MN	330,000

Tom Thumb — Shoreview, MN	330,000

Tom Thumb — Lindstrom, MN	320,000

Interstate Bakery — St. Paul, MN	320,000

Tom Thumb — Mora, MN	300,000

Interstate Bakery — Mounds View, MN	290,000

Tom Thumb — Andover, MN	280,000

Tom Thumb — Sauk Rapids, MN	250,000

Total Commercial	$170,508,730

Undeveloped Land

Kalispell, MT	$1,400,000

Inver Grove, MN	560,000

River Falls, MN	200,000

Andover, MN	150,000

Libby, MT	150,000

Long Prairie, MN	150,000

Centerville, MN	100,000

Prior Lake, MN	50,000

Total Undeveloped Land	$2,760,000

Total	$177,206,783

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

QUARTERLY RESULTS OF CONSOLIDATED OPERATIONS

INCLUDING DISCONTINUED OPERATIONS
(unaudited)

	Quarter Ended

	07-31-02	10-31-02	01-31-03	04-30-03

Revenues	$27,539,641	$30,432,693	$30,447,373	$32,346,958

Income before gain on properties and minority interest	3,947,600	4,187,296	3,604,658	3,746,881

Net gain on sale of properties	262,568	52,774	(151,173)	1,430,629

Minority interest portion of operating partnership income	(1,282,167)	(1,171,848)	(1,002,162)	(1,376,895)

Net Income	2,928,000	3,068,222	2,451,323	3,800,616
Per share

Net Income	.10	.10	.08	.10

	Quarter Ended

	07-31-01	10-31-01	01-31-02	04-30-02

Revenues	$21,780,094	$23,175,041	$23,605,772	$24,455,162

Income before gain on properties and minority interest	3,250,866	3,743,415	3,642,689	3,228,964

Net gain on sale of properties	307,934	16,398	3,346	219,241

Minority interest portion of operating partnership income	(783,073)	(813,898)	(1,405,783)	(809,976)

Net Income	2,775,727	2,945,915	2,240,252	2,638,235
Per share

Net Income	.11	.12	.09	.10

	Quarter Ended

	07-31-00	10-31-00	01-31-01	04-30-01

Revenues	$17,431,644	$18,404,260	$19,004,737	$20,926,509

Income before gain(loss) on properties and minority interest	2,565,131	2,707,811	2,719,679	2,195,191

Net gain(loss) on sale of properties	0	0	25,124	576,481

Minority interest portion of operating partnership income	(425,667)	(538,618)	(426,316)	(704,576)

Net Income	2,139,464	2,169,193	2,318,487	2,067,096
Per share

Net Income	.09	.10	.10	.09

      The above financial information is unaudited. In the opinion of management, all adjustments (which are of a normal recurring nature) have been included for a fair presentation.

          No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

4,500,000 Shares

INVESTORS

REAL ESTATE
TRUST

Shares of Beneficial Interest

PROSPECTUS

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses of the Company in connection with the offer and sale of the Shares being registered pursuant to this Registration Statement on Form S-3. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the NASDAQ listing fee. Unless otherwise indicated, all of such expenses will be paid by the Company.

Securities and Exchange Commission Fee		$3,659

NASD Fee		$5,023

Accounting Fees and Expenses	$

Legal Fees and Expenses	$

Advertising, Printing, Mailing and Promotion Expenses	$

TOTAL	$

Item 15.     Indemnification of Directors and Officers

      Limitation of Liability and Indemnification. Our Second Restated Declaration of Trust provides that under certain circumstances we will indemnify the members of our Board of Trustees and employees against all claims, costs and liabilities incurred as a result of acting as a member of the Board or employee, provided that the following conditions have been satisfied:

•	The course of conduct that caused the loss was in the our best interests

•	The affected member of the Board of Trustees or the employee was acting on our behalf.

•	The loss was not the result of negligence or misconduct by a member of the Board of Trustees or an employee, or gross negligence or willful misconduct by an independent member of the Board of Trustees.

•	Any indemnification payment is only recoverable from our net assets and not from the shareholders.

      Members of the Board of Trustees and employees will not be indemnified by us for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws, unless one or more of the following conditions are met:

•	There has been a successful adjudication on the merits of each count involving alleged securities law violations.

•	Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction.

•	A court of competent jurisdiction approves a settlement of the claims against, and finds that, indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

      The advancement of our funds to a trustee or employee for legal expenses and other costs incurred for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

•	The legal action relates to acts or omissions with respect to the performance of duties or services on our behalf.

•	The legal action is initiated by a third party who is not a shareholder, or the legal action is initiated by a shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement.

•	The member of the Board of Trustees or the employee undertakes to repay to us the advanced funds, together with the applicable legal rate of interest thereon, in cases in which such member of the Board or such employee is found not to be entitled to indemnification.

      In addition to providing indemnification to members of our Board of Trustees and employees, under certain circumstances, we also maintain insurance covering members of the Board and officers against liability as a result of their actions or inactions on our behalf.

      With the exception of indemnification and insurance provisions set forth above, there is currently no other statue, charter provision, by-law, contract or other arrangement under which a member of our Board of Trustees or an employee is insured or indemnified in any manner against liability that he or she may incur in his or her capacity as a member of our Board trustee or as an employee. At our Annual Meeting of Shareholders to be held on September 23, 2003, our shareholders may vote to approve Articles of Amendment and a Third Restated Declaration of Trust, which have modified provisions regarding indemnification and insurance. Our Board of Trustees has already unanimously approved the Third Restated Declaration of Trust.

      If adopted, the Third Restated Declaration of Trust would provide that we will indemnify members of our Board of Trustees to the fullest extent permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a member of our Board of Trustees or is or was serving at the our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity, and further we will pay or reimburse reasonable expenses (including without limitation attorney’s fees), as such expenses are incurred, of each member of our Board of Trustees in connection with any such proceedings.

      The Third Restated Declaration of Trust would further provide that we will indemnify each of our officers and employees, and will have the power to indemnify each of our agents, to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was our officer, employee or agent or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and will pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

      For purposes of providing indemnification for members of our Board of Trustees, and all of our officers, employees and agents, the Third Restated Declaration of Trust provides that we will have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all of the members of our Board of Trustees, and all of our officers, employees and agents against any and all liabilities and expenses incurred by them by reason of their being members of our Board of Trustees, or our officers, employees or agents, whether or not we would otherwise have the power to indemnify such persons against such liability. Without limiting our power to procure or maintain any kind of insurance or other arrangement, the Third Restated Declaration of Trust provides that we may, for the benefit of persons indemnified by us, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure our indemnity obligation by grant of any security interest or other lien on our assets, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within us or with any insurer or other person deemed appropriate by our Board of Trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by us. In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement will be conclusive, and such insurance or other arrangement will not be subject to voidability, nor subject the members of our Board of Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether the members participating in and approving such insurance or other arrangement will be beneficiaries thereof.

Item 16.     Exhibits

Exhibit
Number	Description

1	Security Sales Agreement for All Broker-Dealers (to be filed by amendment)
3.1	Second Restated Declaration of Trust, dated February 10, 1999(1)
3.2	IRET Properties Partnership Agreement, dated January 31, 1997(2)
5	Opinion of Pringle & Herigstad, P.C.(filed herewith)
8	Opinion of Pringle & Herigstad, P.C. (filed herewith)
23.1	Consent of Independent Auditors (filed herewith)
23.2	Consent of Pringle & Herigstad, P.C (filed herewith)

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-78223), filed with the SEC on May 11, 1999.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-21945), filed with the SEC on February 18, 1997.

Item 17.     Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation of from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minot, State of North Dakota, on this 6th day of August, 2003.

INVESTORS REAL ESTATE TRUST

By:	/s/ THOMAS A. WENTZ, JR.

Thomas A. Wentz, Jr.
Its: Senior Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ JEFFREY L. MILLER Jeffrey L. Miller	Trustee and Chairman	August 6, 2003

/s/ DANIEL L. FEIST Daniel L. Feist	Trustee and Vice Chairman	August 6, 2003

/s/ C. MORRIS ANDERSON C. Morris Anderson	Trustee and Vice Chairman	August 6, 2003

/s/ JOHN F. DECKER John F. Decker	Trustee	August 6, 2003

/s/ PATRICK G. JONES Patrick G. Jones	Trustee	August 6, 2003

Stephen L. Stenehjem	Trustee

/s/ STEVEN B. HOYT Steven B. Hoyt	Trustee	August 6, 2003

/s/ CHARLES WM. JAMES Charles Wm. James	Trustee and Senior Vice President	August 6, 2003

/s/ THOMAS A. WENTZ, JR. Thomas A. Wentz, Jr.	Trustee, Senior Vice President and General Counsel	August 6, 2003

/s/ TIMOTHY P. MIHALICK Timothy P. Mihalick	Trustee, Senior Vice President and Chief Operating Officer	August 6, 2003

Signature	Title	Date

/s/ THOMAS A. WENTZ, SR. Thomas A. Wentz, Sr.	President and Chief Executive Officer	August 6, 2003

/s/ DIANE K. BRYANTT Diane K. Bryantt	Senior Vice President and Chief Financial Officer	August 6, 2003

/s/ MICHAEL A. BOSH Michael A. Bosh	Associate General Counsel and Secretary	August 6, 2003

INVESTORS REAL ESTATE TRUST

FORM S-3 REGISTRATION STATEMENT

INDEX TO EXHIBITS

Exhibit
Number	Description

1	Security Sales Agreement for All Broker-Dealers (to be filed by amendment)
3.1	Second Restated Declaration of Trust, dated February 10, 1999(1)
3.2	IRET Properties Partnership Agreement, dated January 31, 1997(2)
5	Opinion of Pringle & Herigstad, P.C. (filed herewith)
8	Opinion of Pringle & Herigstad, P.C. (filed herewith)
23.1	Consent of Independent Auditors (filed herewith)
23.2	Consent of Pringle & Herigstad, P.C. (filed herewith)

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-78223), filed with the SEC on May 11, 1999.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-21945), filed with the SEC on February 18, 1997.